     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 11, 1997

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                       KINDERCARE LEARNING CENTERS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                DELAWARE                                    8351                                   63-0941966
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                  Identification Number)

                            ------------------------

                             2400 PRESIDENTS DRIVE
                           MONTGOMERY, ALABAMA 36116
                                 (334) 277-5090
  (Address, including zip Code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                             REBECCA S. BRYAN, ESQ.
                       KINDERCARE LEARNING CENTERS, INC.
                             2400 PRESIDENTS DRIVE
                           MONTGOMERY, ALABAMA 36116
                                 (334) 227-5090
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                WITH A COPY TO:

                                         JOHN B. TEHAN, ESQ.
                                      SIMPSON THACHER & BARTLETT
                                         425 LEXINGTON AVENUE
                                       NEW YORK, NEW YORK 10017
                                            (212) 455-2000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                  PROPOSED           PROPOSED
                                                                                   MAXIMUM           MAXIMUM
                 TITLE OF EACH CLASS OF                        AMOUNT TO       OFFERING PRICE       AGGREGATE
               SECURITIES TO BE REGISTERED                   BE REGISTERED        PER NOTE      OFFERING PRICE(1)
9 1/2% Series B Senior Subordinated Notes due 2009.......     $300,000,000          100%           $300,000,000


                 TITLE OF EACH CLASS OF                        AMOUNT OF
               SECURITIES TO BE REGISTERED                  REGISTRATION FEE
9 1/2% Series B Senior Subordinated Notes due 2009.......      $90,909.09

(1)  Estimated solely for the purpose of calculating the registration fee
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT WITHOUT NOTICE. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION DATED MARCH 11, 1997

PRELIMINARY PROSPECTUS

                                                                       [LOGO]
KINDERCARE LEARNING CENTERS, INC.

                     OFFER TO EXCHANGE $300,000,000 OF ITS
              9 1/2% SERIES B SENIOR SUBORDINATED NOTES DUE 2009,
              WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT,
                      FOR $300,000,000 OF ITS OUTSTANDING
                   9 1/2% SENIOR SUBORDINATED NOTES DUE 2009
                               ------------------

      THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
                                  , 1997, UNLESS EXTENDED.
                         ------------------------------

KinderCare Learning Centers, Inc. (the "Company" or "KinderCare"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange an aggregate of up to $300,000,000 principal amount of 9 1/2% Series B Senior Subordinated Notes due 2009 (the "Exchange Notes") of the Company for an identical face amount of the issued and outstanding 9 1/2% Senior Subordinated Notes due 2009 (the "Old Notes" and together with the Exchange Notes, the "Notes") of the Company from the Holders (as defined) thereof. As of the date of this Prospectus, there is $300,000,000 aggregate principal amount of the Old Notes outstanding. The terms of the Exchange Notes are identical in all material respects to the Old Notes, except that the Exchange Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and therefore will not bear legends restricting their transfer and will not contain certain provisions providing for an increase in the interest rate on the Old Notes under certain circumstances described in the Registration Rights Agreement (as defined), which provisions will terminate as to all of the Notes upon the consummation of the Exchange Offer.

Interest on the Exchange Notes will be payable semi-annually on February 15 and August 15 of each year, commencing on August 15, 1997. The Exchange Notes will mature on February 15, 2009. Except as described below, the Company may not redeem the Exchange Notes prior to February 15, 2002. On or after such date, the Company may redeem the Exchange Notes, in whole or in part, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time on or prior to February 15, 2000, the Company may, subject to certain requirements, redeem up to 40% of the aggregate principal amount of the Exchange Notes originally issued with the net proceeds of one or more Equity Offerings (as defined), at a price equal to 109.5% of the aggregate principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption; provided that at least 60% of the aggregate principal amount of the Exchange Notes remains outstanding immediately after each such redemption. The Exchange Notes will not be subject to any sinking fund requirements. Upon the occurrence of a Change of Control (as defined), the Company will be required to make an offer to purchase the Exchange Notes at a price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See "Description of the Exchange Notes."

The Exchange Notes will be unsecured, will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company and will be effectively subordinated to all obligations of the subsidiaries of the Company. The Exchange Notes will rank PARI PASSU with any future senior subordinated indebtedness of the Company and will rank senior to all other Subordinated Indebtedness (as defined) of the Company. The Indenture (as defined) permits the Company to incur additional indebtedness, including up to $550.0 million of Senior Indebtedness under the Credit Facilities (as defined), subject to certain limitations. See "Description of the Exchange Notes." As of December 13, 1996, on a pro forma basis, after giving effect to the Merger and the Financings (as defined) (including the Offering, as defined), the aggregate amount of the Company's outstanding Senior Indebtedness would have been approximately $122.2 million (excluding unused commitments), and the Company would have had no senior subordinated indebtedness outstanding other than the Notes. See "Pro Forma Consolidated Financial Statements" and "Description of the Exchange Notes--Subordination."

The Old Notes were issued and sold on February 13, 1997 in a transaction not registered under the Securities Act in reliance upon an exemption from the registration requirements thereof. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act. The Exchange Notes are being offered hereby in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement. Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, PROVIDED that such Exchange Notes are acquired in the ordinary course of such holder's business, such holder has no arrangement with any person to participate in the distribution of such Exchange Notes and neither such holder nor any such other person is engaging in or intends to engage in a distribution of such Exchange Notes. However, the Company has not sought, and does not intend to seek, its own no-action letter, and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Notwithstanding the foregoing, each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of Exchange Notes received in exchange for such Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company). The Company has agreed that, for a period of 120 days after the date of this Prospectus, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

The Old Notes are designated for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. There is no established trading market for the Exchange Notes. The Company does not currently intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes.

The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange. The date of acceptance and exchange of the Old Notes (the "Exchange Date") will be the fourth business day following the Expiration Date (as defined). Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. The Company will not receive any proceeds from the Exchange Offer. The Company will pay all of the expenses incident to the Exchange Offer.
                         ------------------------------

SEE "RISK FACTORS," BEGINNING ON PAGE 17, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY INVESTORS IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.
                            ------------------------

THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is         , 1997

                             AVAILABLE INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-4 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the Exchange Notes being offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Exchange Notes, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and, where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions in such exhibit, to which reference is hereby made. The Company is presently subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Commission. The Registration Statement, such reports and other information can be inspected and copied at the Public Reference Section of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 and at regional public reference facilities maintained by the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material, including copies of all or any portion of the Registration Statement, can be obtained from the Public Reference Section of the Commission at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov).

    THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED THEREIN BY REFERENCE) ARE AVAILABLE UPON REQUEST FROM KINDERCARE LEARNING CENTERS, INC., 2400 PRESIDENTS DRIVE, MONTGOMERY, ALABAMA 36116, ATTENTION: CORPORATE SECRETARY (TELEPHONE: 334-277-5090). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS,
ANY REQUEST SHOULD BE MADE BY              , 1997.

                            ------------------------

    The names or phrases KinderCare At Work-Registered Trademark-, My Window On The World-Registered Trademark-, Helping America's Busiest
Families-Registered Trademark-, Look At Me!-Registered Trademark-, Let Me Do It!-Registered Trademark-, Let's Move, Let's Play-Registered Trademark-, Small Talk-Registered Trademark-, The Whole Child Is The Whole
Idea-Registered Trademark-, Once Upon A Time . . .-TM-, Kid's Choice-TM-, and KC Imagination Highway-TM-, as used herein, and the red schoolhouse logo, are registered or unregistered trademarks of the Company.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED FINANCIAL AND OTHER INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. PROSPECTIVE INVESTORS ARE URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY. ALL REFERENCES TO THE "COMPANY" OR "KINDERCARE" SHALL MEAN KINDERCARE LEARNING CENTERS, INC. AND ITS CONSOLIDATED SUBSIDIARIES, UNLESS THE CONTEXT INDICATES OTHERWISE. ALL REFERENCES TO FISCAL YEAR IN THIS PROSPECTUS REFER TO THE FISCAL YEAR ENDING ON THE FRIDAY CLOSEST TO MAY 31 OF EACH YEAR. ALL REFERENCES TO MARKET SHARE AND DEMOGRAPHIC DATA IN THIS PROSPECTUS ARE BASED ON INDUSTRY AND GOVERNMENT PUBLICATIONS AND COMPANY DATA.

                                  THE COMPANY

GENERAL

    KinderCare, founded in 1969, is the largest provider of for-profit preschool educational and child care services in the United States based upon number of centers operated, children served, operating revenues and operating income. The Company provides center-based preschool educational and child care services five days a week throughout the year to children between the ages of six weeks and twelve years. At December 13, 1996, the Company operated 1,148 child care centers, of which 736 are owned, located in 38 states and the United Kingdom and had enrollment of approximately 125,000 full-time and part-time children. The Company's total center capacity at December 13, 1996 was approximately 142,000 full-time children. For the fiscal years ended May 31, 1996 ("fiscal 1996") and June 2, 1995 ("fiscal 1995"), average occupancy was 75.9% and 76.3%, respectively, and the average full-time three-year-old weekly tuition rate (which the Company believes approximates the Company's average full-time weekly tuition rate) was $100 and $96, respectively. For the twenty-eight weeks ended December 13, 1996, average occupancy was 74.2%, and the average full-time three-year-old weekly tuition rate was $104. For the twelve months ended December 13, 1996, the Company generated operating revenues of $555.6 million and Adjusted EBITDA (as defined) of $89.6 million.

THE CHILD CARE INDUSTRY

    FAVORABLE DEMOGRAPHICS AND SOCIAL TRENDS. The U.S. child care industry (including home-based care, employer on-site care, and care delivered by private facilities, government-sponsored institutions, church-affiliated centers, colleges and universities, group day care center chains, and civic groups such as the YMCA) has grown at a compound annual growth rate of 13.4% from $5.7 billion in revenues in 1982 to an estimated $29.3 billion in 1995, and is expected to grow at a 6.8% compound annual growth rate for the rest of the decade, according to Marketdata Enterprises, Inc., an independent market research and consulting firm. This growth has been, and is expected to continue to be, driven by several demographic and social trends, including: (i) an increase in the number of births as compared generally to the 1970's and 1980's,
(ii) mothers continuing to enter the work force, and (iii) a significant increase in the popularity of center-based care. According to the United States National Center for Health Statistics, in 1989 (for the first time since 1964, the final year of the "baby boom") and in each year since then through 1995, the annual number of births approximated four million per year. The annual number of births is expected to remain at or around this level through 2010. Furthermore, the number of children under the age of five grew from approximately 16.1 million in 1975 to an estimated 20.2 million in 1995, according to the United States Bureau of the Census (the "Census Bureau"). These trends are complemented by the continued increase in mothers entering the work force. According to the United States Bureau of Labor Statistics (the "USBLS"), the percentage of mothers in the work force that have children under the age of six, relative to all mothers that have children under the age of six, has risen from approximately 39% in 1975 to an estimated 61% in 1995, and the percentage of mothers in the work force that have children between the ages of five and twelve, relative to all mothers that have children between the ages of five and twelve, has risen from 53% in 1975 to 75% in 1995.

    Finally, there has also been a significant increase in the use of child care centers by families with both working and non-working mothers as a method of care for preschool age children. The Company believes this increase is due in part to the recognition of the importance of early childhood development and education. Center-based care typically offers a more structured curriculum, better educational materials, more experienced personnel and more children for social interaction than alternative forms of child care. Center-based care has become an increasingly popular form of non-parental care for families with working mothers, accounting for approximately 30% of such care in 1993, according to the most recent data available from the Census Bureau, up from about 6% in 1965, according to the National Association for the Education of Young Children ("NAEYC"). Furthermore, 22% of children under the age of six with mothers not in the labor force were enrolled in center-based child care programs in 1995, according to the U.S. Department of Education.

    FRAGMENTED INDUSTRY. The U.S. child care industry is highly fragmented, with the aggregate capacity of the largest 50 for-profit child care companies capable of serving less than 1% of the potential child care market, or approximately 506,000 children out of a total of 51 million children under the age of twelve in the United States as of January 1, 1996, according to CHILD CARE INFORMATION EXCHANGE, an industry publication, and Company estimates. KinderCare is the only child care company that has total center capacity in excess of 100,000 children and the only company to operate more than 1,000 centers. Furthermore, including KinderCare, only nine for-profit companies have a total center capacity in excess of 10,000 children and only seven have more than 100 centers. Relative to smaller competitors, the few large national operators such as KinderCare have a competitive advantage over other for-profit child care companies and smaller independent operators with less extensive resources.

COMPETITIVE STRENGTHS

    LEADING MARKET POSITION. Based on the number of centers operated, children served, operating revenues and operating income, KinderCare is the largest provider of for-profit preschool educational and child care services in the United States. At December 13, 1996, the Company operated 1,148 child care centers in 38 states and the United Kingdom with total center capacity of approximately 142,000 full-time children. In contrast, as of January 1, 1996, the second and third largest for-profit competitors operated approximately 750 and 500 centers, respectively, with total center capacities of approximately 95,000 and 62,500 children, respectively, according to CHILD CARE INFORMATION EXCHANGE. By virtue of its size and leadership position, the Company benefits from several competitive advantages over smaller operations, including (i) the resources available to invest in developing and regularly updating high quality educational programs, services and curriculum materials; (ii) the expertise to manage the complexities involved in complying with various state and local regulations and licensing requirements; (iii) purchasing power in areas such as insurance, equipment, supplies and food; and (iv) the ability to spread fixed corporate and centralized support costs, including real estate, marketing and educational staff, over a large center base.

    STRONG BRAND IDENTITY AND REPUTATION. The Company's high quality preschool educational and child care services have enabled it to develop a strong brand identity and reputation in an industry where personal trust and parent referrals play an important role in attracting new customers. The Company's brand awareness is substantially greater than that of its closest competitor according to recent market research commissioned by the Company. Throughout all of KinderCare's communications (including informational brochures, parent handbooks, advertising and marketing materials), the Company reinforces its image as the market leader with a caring, well-trained staff having the resources necessary to provide high quality preschool educational and child care services.

    HIGH QUALITY EDUCATIONAL PROGRAMS. The Company's resources have enabled it to develop and regularly update a high quality proprietary curriculum that incorporates professionally-designed, age-specific educational programs based on its "Whole Child Development" concept. This concept includes programs that use developmentally appropriate materials, activities and resources to promote the physical, intellectual, emotional and social development of children ages six weeks to twelve years. In light of advancements in childhood education theory and practice, new programs are introduced and existing programs are frequently enhanced by the Company's education department under the leadership of two professionals with Ph.D.'s in early childhood education and curriculum supervision. All of the Company's programs are designed and tailored specifically to accommodate the needs and safety requirements of children.

    GEOGRAPHICALLY DIVERSIFIED OPERATIONS. The Company's operations are geographically diversified, with 1,146 child care centers located throughout 38 states and two centers located in the United Kingdom. The five states in which the highest number of the Company's centers are located (Texas, California, Illinois, Florida and Ohio) are well-dispersed, and together these states account for less than 40% of the Company's centers. The geographical diversity of the Company's operations mitigates the potential impact of regional economic downturns or adverse changes in local regulations.

    VALUABLE REAL ESTATE PORTFOLIO. At December 13, 1996, the Company owned 736, or 64%, of its 1,148 centers, with the remainder under lease or management contract. The Company's real estate portfolio provides it with considerable financial flexibility. Land and buildings, at December 13, 1996, had a net book value of $392.9 million.

BUSINESS STRATEGY

    The Company's objective is to build on its position as the nation's leading preschool educational and child care services provider by offering high quality services in a safe, healthy and nurturing environment. To meet this objective, management's business strategy includes the following:

    ACCELERATE NEW CENTER DEVELOPMENT AND PURSUE SELECTIVE ACQUISITIONS. The Company plans to expand by accelerating the development of new child care centers in attractive markets and selectively acquiring child care businesses. The Company seeks to identify attractive sites for its centers in large metropolitan and smaller, growth markets that meet the Company's operating and financial goals and where the Company believes the market for child care services will support higher tuition rates than the Company's existing rates. In fiscal 1996, the Company's newer community centers (operating for at least 18 months, but less than five years) had an average capacity of 145 full-time children and achieved an average operating revenue of approximately $684,000 versus community centers opened prior to the fiscal year ended December 27, 1991 ("fiscal 1991"), which had an average capacity of 115 full-time children and an average operating revenue of approximately $453,000. These newer community centers had an average occupancy rate and an average three-year-old weekly tuition rate of 82% and $114, respectively, compared to community centers opened prior to fiscal 1991, which achieved 76% and $99, respectively. Also, these newer community centers achieved an average center controllable profit margin (center operating revenues, less labor costs and controllable expenses, such as food and supplies) which is four percentage points higher than community centers opened prior to fiscal 1991.

    In addition to accelerating new center development, the Company may seek to acquire existing child care centers where demographics, operating standards, and customer services complement the KinderCare business strategy. Management believes that the Company's competitive position, economies of scale and financial strength will allow it to capitalize on selective acquisition opportunities in the fragmented child care industry.

    INCREASE OCCUPANCY. The Company plans to increase center occupancy by (i) emphasizing local marketing programs, (ii) enhancing recruiting, retention and training of staff, and (iii) improving customer retention and loyalty. The Company's marketing activities are currently designed to increase new enrollments primarily through local marketing efforts, including direct mail solicitation, telephone directory yellow pages and customer referrals. See "Business--Marketing, Advertising and Promotions."

These methods communicate to parents the Company's commitment to quality preschool education and child care by emphasizing KinderCare's nurturing environment, state-of-the-art educational programs, quality staff, and excellent facilities and equipment, such as computers for children's educational programs. Moreover, beginning in the current fiscal year that began June 1, 1996 ("fiscal 1997"), the Company implemented an automated consumer inquiry tracking system to provide rapid responses more efficiently to inquiries from potential customers and to develop a comprehensive consumer database.

    Because a high quality teaching and administrative staff is a key factor in maintaining and increasing center occupancy, the Company emphasizes recruiting, retaining and training qualified center personnel. KinderCare's recruiting process seeks to identify high quality candidates for its teaching, center director and area coordinator positions. Furthermore, management believes its current compensation and benefit plans are highly competitive in the child care industry and, along with the Company's subsidized training programs, will result in increased retention of qualified staff personnel. Additionally, the Company rewards center directors and area coordinators through an annual bonus program designed to increase center occupancy and center controllable profit.

    The Company also strives to increase occupancy by improving its customer retention and loyalty by strengthening its current parents' emotional commitment to KinderCare. During fiscal 1997, the Company initiated parent orientation meetings at centers during the fall enrollment season, introduced organized parent involvement programs and parent advisory forums, and began conducting ongoing market research on customer satisfaction.

    ENHANCE EDUCATIONAL PROGRAMS AND QUALITY OF SERVICES. The Company continually evaluates and strives to improve the quality of its preschool educational and child care services. KinderCare has invested significant resources in formulating a proprietary educational program, maintaining safe and up-to-date facilities, and hiring, retaining, and training high quality employees. The Company plans to continue to test and implement innovative services and offerings, such as computers for children's educational programs and its new program for school-aged children called KC Imagination Highway-TM-, which encourages children to engage in meaningful, purposeful, long-lasting projects that require an active imagination. The Company also plans to continue encouraging its centers to become accredited by NAEYC, a national organization that has established comprehensive criteria for providing quality child care and implemented a formal, though voluntary, child care center accreditation process.

    IMPROVE OPERATIONAL EFFICIENCIES. During fiscal 1996, the Company introduced numerous organizational initiatives to increase the Company's operating efficiencies by (i) streamlining management, (ii) increasing local authority and decision making, and (iii) enhancing centralized support productivity. The Company plans to continue to improve its operating performance primarily by reducing center labor costs principally through improved staff scheduling by utilizing automated information systems to match better the number of staff personnel at work at a given time of day to the number of students in attendance at that time in accordance with state required student/teacher ratios. The Company also plans to continue to leverage its economies of scale and purchasing power.

    CAPITALIZE ON KINDERCARE'S STRONG BRAND IDENTITY. KinderCare's strong brand identity plays a significant role in the Company's continued growth of its preschool education and child care business, as management believes that, among other benefits, this factor contributes to higher enrollment for new child care centers. Furthermore, management believes that there are opportunities to leverage the Company's brand identity. Possibilities include licensing of the KinderCare name for educational materials, clothes, toys and other consumer products, as well as potential brand extensions into other forms of educational or child care services, such as the operation of primary and private schools.

THE MERGER AND THE FINANCINGS

    On October 3, 1996, the Company entered into an agreement and plan of merger, as amended as of December 27, 1996 (the "Merger Agreement"), with KCLC Acquisition Corp. ("KCLC Acquisition"). KCLC Acquisition was a wholly owned subsidiary of KLC Associates, L.P. (the "Partnership"), a partnership formed at the direction of Kohlberg Kravis Roberts & Co., L.P. ("KKR"), which is an affiliate of Kohlberg Kravis Roberts & Co., a private investment firm. Pursuant to the Merger Agreement, on February 13, 1997 (the "Effective Time") KCLC Acquisition merged with and into the Company, with the Company as the surviving corporation (the "Merger"). The Merger Agreement contemplates the conversion of approximately 93% of the issued and outstanding shares of the Company's common stock, $.01 par value per share (the "Common Stock"), at the election of each holder, into $19.00 in cash per share, and the retention of approximately 7% of the shares by stockholders. In addition, the Merger Agreement provides for the cancellation and conversion of each warrant to purchase shares of Common Stock (each a "Warrant" and collectively the "Warrants") issued and outstanding immediately prior to the Effective Time into the right to receive an amount in cash determined as specified in the Merger Agreement. Because the total number of outstanding shares of Common Stock decreased from approximately 19,423,577, as of January 8, 1997, to 9,210,526 immediately after the Merger, the approximately 7% of the outstanding Common Stock (1,381,579 shares) retained by existing stockholders in the Merger represented approximately 15% of the shares outstanding immediately after the Merger and the 7,828,947 shares owned by the Partnership represented approximately 85% of the shares outstanding immediately after the Merger.

    The transactions contemplated by the Merger Agreement were funded by (i) approximately $76.2 million of bank borrowings by the Company (certain of which borrowings have yet to be made) pursuant to a senior secured term loan facility of up to $90.0 million (the "Term Loan Facility"), (ii) the offering of $300.0 million aggregate principal amount of Old Notes (the "Offering"), and (iii) an equity contribution to the Company by the Partnership of approximately $148.8 million. Such amounts were used to (x) pay approximately $382.4 million of cash merger consideration, (y) repay approximately $107.6 million of indebtedness of the Company under its then-existing bank credit facility (the "Old Bank Credit Facility") and (z) pay an estimated $35.0 million in transaction fees and expenses incurred in connection with the Merger (certain of which fees have yet to be paid). The Company also entered into a $300.0 million senior secured revolving credit facility (the "Revolving Credit Facility") to provide for the Company's working capital requirements and growth plans following the Merger. The Revolving Credit Facility and the Term Loan Facility (collectively the "Credit Facilities") have been provided by a group of banks led by The Chase Manhattan Bank ("Chase"). The Credit Facilities and the Offering are collectively referred to herein as the "Financings."

    The pro forma sources and uses of the funds for the Merger and the related transactions (including the Financings), assuming that the Merger occurred on December 13, 1996, were as follows (dollars in thousands):

                              SOURCES OF FUNDS
Term Loan Facility...............................................  $  75,981
Old Notes........................................................    300,000
Equity contribution..............................................    148,750
                                                                   ---------
      Total sources..............................................  $ 524,731
                                                                   ---------
                                                                   ---------

                               USES OF FUNDS
Repayment of Old Bank Credit Facility (a)........................  $ 122,500
Payment of cash merger consideration (a).........................    367,231
Estimated transaction fees and expenses (b)......................     35,000
                                                                   ---------
      Total uses.................................................  $ 524,731
                                                                   ---------
                                                                   ---------

------------------------

(a) Due to the exercise of a number of options and warrants prior to the Effective Time, the cash merger consideration paid was approximately $382.4 million and the indebtedness repaid under the Old Bank Credit Facility was approximately $107.6 million.

(b) Includes a transaction bonus of $1.0 million payable to certain members of management of the Company.

                               THE EXCHANGE OFFER

The Exchange Offer................  The Company is offering to exchange pursuant to the
                                    Exchange Offer up to $300,000,000 aggregate principal
                                    amount of its new 9 1/2% Series B Senior Subordinated
                                    Notes due 2009 (the "Exchange Notes") for a like
                                    aggregate principal amount of its outstanding 9 1/2%
                                    Senior Subordinated Notes due 2009 (the "Old Notes" and
                                    together with the Exchange Notes, the "Notes"). The
                                    terms of the Exchange Notes are identical in all
                                    material respects (including principal amount, interest
                                    rate and maturity) to the terms of the Old Notes for
                                    which they may be exchanged pursuant to the Exchange
                                    Offer, except that the Exchange Notes are freely
                                    transferrable by Holders (as defined) thereof (other
                                    than as provided herein), and are not subject to any
                                    covenant regarding registration under the Securities
                                    Act. See "The Exchange Offer."

Interest Payments.................  Interest on the Exchange Notes shall accrue from the last interest payment date (February 15 or August 15) on
                                    which interest was paid on the Notes so surrendered or,
                                    if no interest has been paid on such Notes, from
                                    February 13, 1997 (the "Interest Payment Date").

Minimum Condition.................  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered
                                    for exchange.

Expiration Date; Withdrawal of
  Tender..........................  The Exchange Offer will expire at 5:00 p.m., New York
                                    City time, on          , 1997, unless the Exchange Offer
                                    is extended, in which case the term "Expiration Date"
                                    means the latest date and time to which the Exchange
                                    Offer is extended. Tenders may be withdrawn at any time
                                    prior to 5:00 p.m., New York City time, on the
                                    Expiration Date. See "The Exchange Offer-- Withdrawal
                                    Rights."

Exchange Date.....................  The date of acceptance for exchange of the Old Notes will be the fourth business day following the Expiration
                                    Date.

Conditions to the Exchange
  Offer...........................  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. The
                                    Company currently expects that each of the conditions
                                    will be satisfied and that no waivers will be necessary.
                                    See "The Exchange Offer--Certain Conditions to the
                                    Exchange Offer." The Company reserves the right to
                                    terminate or amend the Exchange Offer at any time prior
                                    to the Expiration Date upon the occurrence of any such
                                    condition.

Procedures for Tendering
  Old Notes.......................  Each holder of Old Notes wishing to accept the Exchange
                                    Offer must complete, sign and date the Letter of
                                    Transmittal, or a facsimile thereof, in accordance with
                                    the instructions contained herein and therein, and mail
                                    or otherwise deliver such Letter of

                                    Transmittal, or such facsimile, together with the Old
                                    Notes and any other required documentation to the
                                    Exchange Agent (as defined) at the address set forth
                                    therein. See "The Exchange Offer--Procedures for
                                    Tendering Old Notes" and "Plan of Distribution."

Use of Proceeds...................  There will be no proceeds to the Company from the exchange of Notes pursuant to the Exchange Offer.

Federal Income Tax Consequences...  The exchange of Notes pursuant to the Exchange Offer will not be a taxable event for federal income tax
                                    purposes. See "Certain U.S. Federal Income Tax
                                    Consequences."

Special Procedures for Beneficial
  Owners..........................  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust
                                    company or other nominee and who wishes to tender should
                                    contact such registered holder promptly and instruct
                                    such registered holder to tender on such beneficial
                                    owner's behalf. If such beneficial owner wishes to
                                    tender on such beneficial owner's own behalf, such
                                    beneficial owner must, prior to completing and executing
                                    the Letter of Transmittal and delivering the Old Notes,
                                    either make appropriate arrangements to register
                                    ownership of the Old Notes in such beneficial owner's
                                    name or obtain a properly completed bond power from the
                                    registered holder. The transfer of registered ownership
                                    may take considerable time. See "The Exchange
                                    Offer--Procedures for Tendering Old Notes."

Guaranteed Delivery Procedures....  Holders of Old Notes who wish to tender their Old Notes and whose Old Notes are not immediately available or who
                                    cannot deliver their Old Notes, the Letter of
                                    Transmittal or any other documents required by the
                                    Letter of Transmittal to the Exchange Agent prior to the
                                    Expiration Date must tender their Old Notes according to
                                    the guaranteed delivery procedures set forth in "The
                                    Exchange Offer--Procedures for Tendering Old Notes."

Acceptance of Old Notes and
  Delivery of Exchange Notes......  The Company will accept for exchange any and all Old
                                    Notes which are properly tendered in the Exchange Offer
                                    prior to 5:00 p.m., New York City time, on the
                                    Expiration Date. The Exchange Notes issued pursuant to
                                    the Exchange Offer will be delivered promptly following
                                    the Expiration Date. See "The Exchange Offer--Acceptance
                                    of Old Notes for Exchange; Delivery of Exchange Notes."

Effect on Holders of Old Notes....  As a result of the making of, and upon acceptance for exchange of all validly tendered Old Notes pursuant to
                                    the terms of this Exchange Offer, the Company will have
                                    fulfilled a covenant contained in the Registration
                                    Rights Agreement (the "Registration Rights Agreement")
                                    dated February 13, 1997 among the Company and Chase
                                    Securities Inc., BT Securities Corporation, Salomon
                                    Brothers Inc and Smith Barney Inc. (the "Initial
                                    Purchasers") and, accordingly, there will be no increase

                                    in the interest rate on the Old Notes pursuant to the
                                    terms of the Registration Rights Agreement, and the
                                    holders of the Old Notes will have no further
                                    registration or other rights under the Registration
                                    Rights Agreement. Holders of the Old Notes who do not
                                    tender their Old Notes in the Exchange Offer will
                                    continue to hold such Old Notes and will be entitled to
                                    all the rights and limitations applicable thereto under
                                    the Indenture between the Company and Marine Midland
                                    Bank relating to the Old Notes and the Exchange Notes
                                    (the "Indenture"), except for any such rights under the
                                    Registration Rights Agreement that by their terms
                                    terminate or cease to have further effectiveness as a
                                    result of the making of, and the acceptance for exchange
                                    of all validly tendered Old Notes pursuant to, the
                                    Exchange Offer. All untendered Old Notes will continue
                                    to be subject to the restrictions on transfer provided
                                    for in the Old Notes and in the Indenture. To the extent
                                    that Old Notes are tendered and accepted in the Exchange
                                    Offer, the trading market for untendered Old Notes could
                                    be adversely affected.

Consequence of Failure to
  Exchange........................  Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will
                                    continue to be subject to the restrictions on transfer
                                    of such Old Notes as set forth in the legend thereon as
                                    a consequence of the offer or sale of the Old Notes
                                    pursuant to an exemption from, or in a transaction not
                                    subject to, the registration requirements of the
                                    Securities Act and applicable state securities laws. In
                                    general, the Old Notes may not be offered or sold,
                                    unless registered under the Securities Act, except
                                    pursuant to an exemption from, or in a transaction not
                                    subject to, the Securities Act and applicable state
                                    securities laws. The Company does not currently
                                    anticipate that it will register the Old Notes under the
                                    Securities Act.

Exchange Agent....................  Marine Midland Bank is serving as exchange agent (the
                                    "Exchange Agent") in connection with the Exchange Offer.
                                    See "The Exchange Offer--Exchange Agent."

                          TERMS OF THE EXCHANGE NOTES

Securities Offered................  $300,000,000 principal amount of 9 1/2% Senior
                                    Subordinated Notes due 2009.

Maturity Date.....................  February 15, 2009.

Interest Payment Dates............  February 15 and August 15 of each year, commencing
                                    August 15, 1997.

Optional Redemption...............  Except as described below, the Company may not redeem the Exchange Notes prior to February 15, 2002. On or
                                    after such date, the Company may redeem the Exchange
                                    Notes, in whole or in part, at the redemption prices set
                                    forth herein, together

                                    with accrued and unpaid interest, if any, to the date of
                                    redemption. In addition, at any time on or prior to
                                    February 15, 2000, the Company may, subject to certain
                                    requirements, redeem up to 40% of the original aggregate
                                    principal amount of the Exchange Notes with the net
                                    proceeds of one or more Equity Offerings (as defined),
                                    at a price equal to 109.5% of the aggregate principal
                                    amount to be redeemed, together with accrued and unpaid
                                    interest, if any, to the date of redemption; provided
                                    that at least 60% of the original aggregate principal
                                    amount of the Notes remains outstanding immediately
                                    after each such redemption. See "Description of the
                                    Exchange Notes-- Optional Redemption."

Change of Control.................  Upon the occurrence of a Change of Control (as defined), the Company will be required to make an offer to
                                    purchase the Exchange Notes at a price equal to 101% of
                                    the principal amount thereof, together with accrued and
                                    unpaid interest, if any, to the date of purchase. See
                                    "Description of the Exchange Notes--Repurchase at the
                                    Option of Holders--Change of Control."

Ranking...........................  The Exchange Notes will be unsecured, will be subordinated in right of payment to all existing and
                                    future Senior Indebtedness (as defined) of the Company
                                    and will be effectively subordinated to all obligations
                                    of the subsidiaries of the Company. The Exchange Notes
                                    will rank PARI PASSU with any future senior subordinated
                                    indebtedness of the Company and will rank senior to all
                                    other Subordinated Indebtedness (as defined) of the
                                    Company. The Indenture (as defined) permits the Company
                                    to incur additional indebtedness, including up to $550.0
                                    million of Senior Indebtedness under the Credit
                                    Facilities, subject to certain limitations. At December
                                    13, 1996, on a pro forma basis after giving effect to
                                    the Merger and the Financings (including the Offering),
                                    the aggregate amount of the Company's outstanding Senior
                                    Indebtedness would have been approximately $122.2
                                    million (excluding unused commitments), and the Company
                                    would have had no senior subordinated indebtedness
                                    outstanding other than the Old Notes. See "Pro Forma
                                    Consolidated Financial Statements" and "Description of
                                    the Exchange Notes--Subordination."

Certain Covenants.................  The Indenture contains covenants, including, but not limited to, covenants with respect to the following
                                    matters: (i) restricted payments; (ii) limitations on
                                    incurrence of indebtedness and issuance of disqualified
                                    stock; (iii) liens; (iv) merger, consolidation, or sale
                                    of all or substantially all assets; (v) limitation on
                                    transactions with affiliates; (vi) dividend and other
                                    payment restrictions affecting restricted subsidiaries;
                                    (vii) limitation on guarantees of indebtedness by
                                    restricted subsidiaries; (viii) limitation on other
                                    senior subordinated indebtedness; and (ix) asset sales.
                                    See "Description of the Exchange Notes."

Absence of Market.................  The Exchange Notes are new securities for which there is currently no established market. Accordingly, there can
                                    be no assurance as to the development or liquidity of
                                    any market for the Exchange Notes. The Company does not
                                    intend to apply for a listing on a securities exchange
                                    of the Exchange Notes.

                                  RISK FACTORS

    See "Risk Factors" for a discussion of certain factors that should be considered by holders of the Old Notes prior to tendering Old Notes in the Exchange Offer.

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

    The following table sets forth certain summary consolidated financial and other data of the Company. The historical consolidated statement of operations data of the Company for the year ended May 28, 1993 is presented for comparison to the fiscal years ended June 3, 1994, June 2, 1995 and May 31, 1996 to reflect the Company's change in fiscal year. The historical consolidated statement of operations data of the Company for the three fiscal years ended June 3, 1994, June 2, 1995 and May 31, 1996 have been derived from, and should be read in conjunction with, the audited consolidated financial statements of the Company and the related notes thereto included elsewhere in this Prospectus. The historical unaudited consolidated financial data for the twenty-eight weeks ended December 15, 1995 and December 13, 1996 have been derived from, and should be read in conjunction with, the unaudited consolidated financial statements of the Company and the related notes thereto included elsewhere in this Prospectus. In the opinion of management, all adjustments considered necessary for a fair presentation have been included in the unaudited consolidated financial statements of the Company. Interim results for the twenty-eight weeks ended December 13, 1996 are not necessarily indicative of results that can be expected for the entire 1997 fiscal year. The pro forma consolidated financial data have been derived from the Pro Forma Financial Statements (as defined) and the related notes thereto included elsewhere herein. The pro forma statement of operations data for the periods presented give effect to the Merger and related transactions as if such transactions were consummated as of June 3, 1995 for the fiscal year ended May 31, 1996 and for the twenty-eight weeks ended December 13, 1996, and as of December 16, 1995 for the twelve months ended December 13, 1996. The pro forma balance sheet data gives effect to the Merger and related transactions as if such transactions had occurred as of December 13, 1996. The statement of operations for the year ended May 28, 1993 is presented for comparison to the fiscal years ended June 3, 1994, June 2, 1995 and May 31, 1996 to reflect the Company's change in fiscal year. On November 10, 1992, the Company filed a pre-arranged petition under Chapter 11 of the United States Bankruptcy Code. On March 31, 1993 the Company emerged from bankruptcy pursuant to its plan of reorganization (the "Plan of Reorganization"). Due to the implementation on April 2, 1993 of fresh start reporting ("Fresh Start Reporting") in accordance with AICPA Statement of Position 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" (SOP 90-7), the statement of operations for the year ended May 28, 1993 includes both pre- and post-bankruptcy amounts, and is therefore not comparable to the other periods presented. The balance sheet data for the Company as of December 13, 1996, and the statement of operations data for the years ended June 3, 1994, June 2, 1995 and May 31, 1996, and twenty-eight weeks ended December 15, 1995 and December 13, 1996, after giving effect to the Company's Plan of Reorganization, pursuant to which it emerged from bankruptcy on March 31, 1993, are not comparable to the historical financial condition or results of operations of the Company prior to the Plan of Reorganization. See "Pro Forma Consolidated Financial Statements," "Selected Historical Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and the related notes thereto included elsewhere in this Prospectus.

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

                                                                                        TWENTY-EIGHT
                                                   FISCAL YEAR ENDED                  WEEKS ENDED (b)           TWELVE MONTHS
                              YEAR ENDED   ----------------------------------  ------------------------------       ENDED
                                MAY 28,    JUNE 3, 1994   JUNE 2,    MAY 31,    DECEMBER 15,    DECEMBER 13,    DECEMBER 13,
                               1993 (a)     (53 WEEKS)     1995       1996          1995            1996          1996 (c)
                              -----------  ------------  ---------  ---------  --------------  --------------  ---------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT CHILD CARE CENTER DATA)
STATEMENT OF OPERATIONS
  DATA:
  Operating revenues........   $ 447,243    $  488,726   $ 506,505  $ 541,264    $  285,392      $  299,751       $ 555,623
  Operating income..........      23,402        47,166      50,786     51,709        22,363          24,117          53,463
  Net investment income.....       8,686         3,176       2,635        250           161              86             175
  Interest expense (d)......      24,709        17,675      17,318     16,727         9,219           8,141          15,649
  Net income................      61,685(e)      17,433     22,066     21,683         8,116           3,318          16,885

OTHER FINANCIAL DATA:
  EBITDA (f)................   $ 114,175    $   73,093   $  81,492  $  85,931    $   40,577      $   36,931       $  82,285
  Adjusted EBITDA (f).......      51,399        72,314      77,969     87,165        39,397          41,798          89,566
  Adjusted EBITDA margin....        11.5%         14.8%       15.4%      16.1%         13.8%           13.9%           16.1%
  Depreciation..............      27,997        25,148      28,071     33,972        18,053          19,208          35,127
  Capital expenditures......      38,112        35,710      74,376     67,304        38,933          27,849          56,220
  Ratio of earnings to fixed
    charges (g).............          (g)         2.3x        2.4x       2.4x          1.9x            2.2x            2.5x

CHILD CARE CENTER DATA:
  Number of centers (at end
    of period)..............       1,166         1,132       1,137      1,148         1,142           1,148           1,148
  Center capacity (at end of
    period).................     138,000       136,000     137,000    141,000       138,000         142,000         142,000
  Average occupancy (h).....          74%           77%         76%        76%           76%             74%             75%
  Average three-year-old
    weekly tuition rate
    (h).....................   $      83    $       90   $      96  $     100    $      100      $      104       $     104

PRO FORMA DATA:
  EBITDA (f)................                                        $  85,931                    $   36,931       $  82,285
  Adjusted EBITDA (f).......                                           87,165                        41,798          89,566
  Cash interest expense
    (i).....................                                           38,001                        20,163          37,546
  Ratio of Adjusted EBITDA
    to cash interest
    expense.................                                             2.3x                          2.1x            2.4x
  Ratio of earnings to fixed
    charges (g).............                                             1.2x                          1.1x            1.3x

                                                                                        AS OF DECEMBER 13, 1996
                                                                                        ------------------------
                                                                                        HISTORICAL    PRO FORMA
                                                                                        -----------  -----------
BALANCE SHEET DATA:
  Working capital (deficiency) (j)....................................................   $ (19,632)   $ (19,632)
  Total assets........................................................................     529,438      547,515
  Total debt (k)......................................................................     168,763      422,244
  Shareholders' equity (l)............................................................     255,451       20,047

------------------------------
(a) To facilitate a discussion of the Company's operating performance for the fiscal year ended June 3, 1994 (a 53-week fiscal year), the corresponding prior year period ended May 28, 1993 (a 52-week fiscal year) is presented. Due to the implementation of Fresh Start Reporting, the operating results for the year ended May 28, 1993 include both pre- and post-bankruptcy amounts.

(b) The Company's fiscal year ends the Friday closest to May 31. The first quarter is 16 weeks long and the second, third, and fourth quarters are each twelve weeks long. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality."

(c) Summary consolidated historical and pro forma financial data for the twelve months ended December 13, 1996 have been presented in view of the effects of seasonality upon the results presented for the twenty-eight weeks ended December 13, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality."

(d) During the Chapter 11 petition from November 10, 1992 through March 31, 1993, the Company did not pay or accrue interest on approximately $356.5 million of debt obligations classified as "Liabilities subject to settlement under reorganization proceedings" on the Company's consolidated balance sheet at January 1, 1993.

(e) In connection with the Company's emergence from bankruptcy in 1993, the value of cash distributed, new debt and equity securities issued, and liabilities assumed was $157.6 million less than the allowed claims of $457.6 million and the resulting gain was recorded as an extraordinary item.

(f) "EBITDA" represents earnings before interest expense, income taxes, depreciation and amortization. "Adjusted EBITDA" represents EBITDA exclusive of investment income, litigation settlements and restructuring costs (income), net (which includes loss on asset impairment) and extraordinary items as reflected in the following table. Neither EBITDA nor Adjusted EBITDA is intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. Adjusted EBITDA is presented because the Company believes that Adjusted EBITDA represents a more consistent financial indicator of the Company's ability to service its debt. The items reflected in the following table are more fully described in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                              TWENTY-EIGHT
                                                                  FISCAL YEAR ENDED                           WEEKS ENDED
                                                    ----------------------------------------------  --------------------------------
                                      YEAR ENDED     JUNE 3, 1994                                    DECEMBER 15,     DECEMBER 13,
                                     MAY 28, 1993     (53 WEEKS)     JUNE 2, 1995    MAY 31, 1996        1995             1996
                                    --------------  --------------  --------------  --------------  ---------------  ---------------
EBITDA............................   $    114,175     $   73,093      $   81,492      $   85,931      $    40,577      $    36,931
Adjustments--Increase (Decrease):
  Investment income...............         (8,686)        (3,176)         (2,635)           (250)            (161)             (86)
  Gain on litigation
    settlements...................        --              --                (888)        (11,334)         (11,334)          (1,527)
  Restructuring charge............        103,483         --              --               6,499            3,996          --
  Loss on asset impairment........        --              --              --               6,319            6,319          --
  Extraordinary items.............       (157,573)         2,397          --              --              --                 6,480
                                    --------------  --------------  --------------  --------------  ---------------  ---------------
Adjusted EBITDA...................   $     51,399     $   72,314      $   77,969      $   87,165      $    39,397      $    41,798
                                    --------------  --------------  --------------  --------------  ---------------  ---------------
                                    --------------  --------------  --------------  --------------  ---------------  ---------------


                                     TWELVE MONTHS
                                         ENDED
                                     DECEMBER 13,
                                         1996
                                    ---------------
EBITDA............................    $    82,285
Adjustments--Increase (Decrease):
  Investment income...............           (175)
  Gain on litigation
    settlements...................         (1,527)
  Restructuring charge............          2,503
  Loss on asset impairment........        --
  Extraordinary items.............          6,480
                                    ---------------
Adjusted EBITDA...................    $    89,566
                                    ---------------
                                    ---------------

(g) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes and extraordinary items, plus fixed charges. Fixed charges consist of interest expense on all indebtedness, amortization of deferred financing costs, and one-third of rental expense on operating leases representing that portion of rental expense deemed by the Company to be attributable to interest. For the year ended May 28, 1993, the deficiency of earnings to fixed charges was $96.1 million.

(h) Occupancy, a measure of the utilization of center capacity, is defined as actual operating revenues for the respective period divided by the building capacity of each of the Company's centers multiplied by such center's basic tuition rate for full-time, three-year-old students for the respective period. The three-year-old tuition rate represents the weekly tuition rate paid by a parent for a three-year-old child to attend a KinderCare center five days during one week. The three-year-old tuition rate represents an approximate average of all tuition rates at each center. Center occupancy mix, however, can significantly affect these averages.

(i) Pro forma cash interest expense is defined as interest expense exclusive of bank agency fees and amortization of deferred financing costs.

(j) Excludes cash and cash equivalents, bank overdrafts and current portion of long-term debt.

(k) Total debt includes long-term debt and current portion of long-term debt.

(l) As part of the Merger and related transactions, KKR, through KCLC Acquisition, contributed $148.75 million in common equity for approximately 85% of the shares outstanding immediately after the Merger, and existing stockholders retained approximately 15% of the shares outstanding immediately after the Merger. Thus, including the $26.25 million of equity that was retained by existing stockholders, the implied value of shareholders' equity to be purchased and retained in the Merger and related transactions is approximately $175.0 million.

                                  RISK FACTORS

    HOLDERS OF OLD NOTES SHOULD CONSIDER CAREFULLY, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS BEFORE DECIDING TO TENDER OLD NOTES IN THE EXCHANGE OFFER. THE RISK FACTORS SET FORTH BELOW ARE GENERALLY APPLICABLE TO THE OLD NOTES AS WELL AS THE EXCHANGE NOTES.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon. In general, Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Company does not currently intend to register the Old Notes under the Securities Act. Based on interpretations by the staff of the Commission, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Old Notes were acquired in the ordinary course of such Holders' business and such Holders have no arrangement with any person to participate in the distribution of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes will be adversely affected.

SUBSTANTIAL LEVERAGE AND DEBT SERVICE

    The Company incurred substantial indebtedness in connection with the Merger and the Company is highly leveraged. See "The Merger" and "Capitalization." As of December 13, 1996, after giving pro forma effect to the Merger and the Financings (including the Offering), the Company would have had $422.2 million of consolidated indebtedness and $20.0 million of consolidated shareholders' equity. Upon completion of the Financings, the Company had consolidated long-term indebtedness substantially greater than the Company's pre-Merger long-term indebtedness. Upon execution of the Credit Facilities and consummation of the Merger, the Company had $251.1 million available to be borrowed under the $300.0 million Revolving Credit Facility (reduced by $48.9 million of outstanding letters of credit). Also after giving pro forma effect to such transactions, the Company's ratio of earnings to fixed charges would have been
1.1 to 1.0 and 1.2 to 1.0 for the twenty-eight weeks ended December 13, 1996 and for the fiscal year ended May 31, 1996, respectively. Pro forma net income
(loss) for the twenty-eight weeks ended December 13, 1996 and the fiscal year ended May 31, 1996 would have been $(5.1) million and $6.6 million, respectively, as compared to $3.3 million and $21.7 million for the same periods on a historical basis, and pro forma interest expense for the twenty-eight weeks ended December 13, 1996 and fiscal year ended May 31, 1996 would have been $21.9 million and $41.4 million, respectively, as compared to $8.1 million and $16.7 million for the same periods on a historical basis. See "Capitalization" and "Pro Forma Consolidated Financial Statements." The Company and its subsidiaries may incur additional indebtedness in the future, subject to certain limitations contained in the instruments governing its indebtedness. Accordingly, the Company will have significant debt service obligations.

    The Company's debt service obligations could have important consequences to holders of the Notes, including the following: (i) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for operations, future business opportunities and other purposes and increasing the Company's vulnerability to adverse general economic and industry conditions; (ii) the Company's ability to obtain additional financing in the future may be limited; (iii) certain of the Company's borrowings (including, but not limited to, the amounts borrowed under the Credit Facilities) will be at variable rates of interest, which could cause the Company to be vulnerable to increases in interest rates; and (iv) all of the indebtedness incurred in connection with the Credit Facilities will become due prior to the time the principal payment on the Notes will become due.

    The Company's ability to make scheduled payments of the principal of, or to pay interest on, or to refinance its indebtedness (including the Notes) and to make scheduled payments under its operating leases depends on its future performance, which to a certain extent is subject to economic, financial, competitive and other factors beyond its control. Based upon the current level of operations and anticipated growth, management believes that future cash flow from operations, together with available borrowings under the Revolving Credit Facility, will be adequate to meet the Company's anticipated requirements for capital expenditures, interest payments and scheduled principal payments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." There can be no assurance, however, that the Company's business will continue to generate sufficient cash flow from operations in the future to service its debt and make necessary capital expenditures. If unable to do so, the Company may be required to refinance all or a portion of its existing debt, including the Notes, to sell assets or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any such sales of assets or additional financing could be achieved.

RESTRICTIVE LOAN COVENANTS

    The Credit Facilities and the Indenture contain numerous financial and operating covenants that limit the discretion of the Company's management with respect to certain business matters. These covenants place significant restrictions on, among other things, the ability of the Company to incur additional indebtedness, to create liens or other encumbrances, to make certain payments and investments, and to sell or otherwise dispose of assets and merge or consolidate with other entities. See "Description of Credit Facilities" and "Description of the Exchange Notes--Certain Covenants." The Credit Facilities will also require the Company to meet certain financial ratios and tests. A failure to comply with the obligations contained in the Credit Facilities or the Indenture could result in an event of default under either the Credit Facilities or the Indenture which could result in acceleration of the related debt and the acceleration of debt under other instruments evidencing indebtedness, that may contain cross-acceleration or cross-default provisions. If, as a result thereof, a default occurs with respect to Senior Indebtedness, the subordination provisions in the Credit Facilities or the Indenture would likely restrict payments to the holders of the Notes.

SUBORDINATION

    The Company's obligations under the Notes are subordinate and junior in right of payment to all existing and future Senior Indebtedness of the Company. As of December 13, 1996, on a pro forma basis after giving effect to the Merger and the Financings (including the Offering), the aggregate amount of the Company's outstanding Senior Indebtedness would have been approximately $122.2 million (excluding unused commitments). Additional Senior Indebtedness may be incurred by the Company from time to time, subject to certain restrictions. By reason of such subordination, in the event of an insolvency, liquidation, or other reorganization of the Company, the lenders under the Credit Facilities and other creditors who are holders of Senior Indebtedness must be paid in full before the holders of the Notes may be paid; accordingly, there may be insufficient assets remaining after payment of prior claims to pay amounts due on the Notes. In addition, under certain circumstances, no payments may be made with respect to the Notes if a default exists with respect to Senior Indebtedness. The Notes are also effectively subordinated to the obligations of the Company's subsidiaries. In the event of an insolvency, liquidation or other reorganization of any of the subsidiaries of the Company, the creditors of the Company (including the holders of the Notes), as well as stockholders of the Company, will have no right to proceed against the assets of such subsidiaries or to cause the liquidation or bankruptcy of such subsidiaries under federal bankruptcy laws. Creditors of such subsidiaries would be entitled to payment in full from such assets before the Company would be entitled to receive any distribution therefrom. Except to the extent that the Company may itself be a creditor with recognized claims against such subsidiaries, claims of creditors of such subsidiaries will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including claims under the Notes. See "Description of the Exchange Notes--Subordination."

ENCUMBRANCES ON ASSETS TO SECURE CREDIT FACILITIES

    In addition to being subordinated to all existing and future Senior Indebtedness of the Company, the Notes will not be secured by any of the Company's assets. The Company's obligations under the Credit Facilities will be secured by a first priority pledge of and security interest in certain common stock of certain of the Company's subsidiaries and, in certain circumstances, non-cash consideration received for certain sales of assets. In addition, the Indenture permits the Company to incur secured indebtedness in connection with any Real Estate Financing Transaction (as defined). If the Company becomes insolvent or is liquidated, or if payment under any of the Credit Facilities or any Real Estate Financing Transaction is accelerated, the lenders under the Credit Facilities or such Real Estate Financing Transaction will be entitled to exercise the remedies available to a secured lender under applicable law. Accordingly, such lenders will have a prior claim with respect to the assets securing such indebtedness. See "Description of Credit Facilities" and "Description of the Exchange Notes."

CHANGE OF CONTROL

    The Indenture provides that, upon the occurrence of a Change of Control the Company will make an offer to purchase all or any part of the Notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. The Credit Facilities will prohibit the Company from repurchasing any Notes, except with certain proceeds of one or more Equity Offerings. The Credit Facilities also provide that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing the Notes, or if the Company is required to make an Asset Sale Offer (as defined) pursuant to the terms of the Notes, the Company could seek the consent of its lenders to purchase the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or refinance such borrowings, the Company will remain prohibited from purchasing the Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default (as defined) under the Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indenture would likely restrict payments to the holders of the Notes. The provisions relating to a Change of Control included in the Indenture may increase the difficulty of a potential acquiror obtaining control of the Company. See "Description of the Exchange Notes--Repurchase at the Option of Holders--Change of Control."

COMPETITION

    The U.S. preschool education and child care industry is highly fragmented and competitive. The Company's competition consists principally of local nursery schools and day care centers, some of which are non-profit (including church-affiliated centers), providers of services that operate out of their homes and other for-profit companies which may operate a number of centers. Local nursery schools and day care centers generally charge less for their services than the Company charges. Many church-affiliated and other non-profit child care centers have no or lower rental costs than the Company and may receive donations or other funding to cover operating expenses. Consequently, tuition rates at these facilities are commonly less than the Company's rates. Additionally, fees for home-based care are typically lower than fees for center-based care because providers of home care are not always required to satisfy the same health, safety or operational regulations as the Company's centers. The Company's competition also includes other large, national, for-profit child care companies that may have more aggressive tuition discounting and different pricing policies than the Company. As a result of the above factors, the Company could suffer a greater negative impact than certain of its competitors from downturns in general economic conditions.

POSSIBLE ADVERSE EFFECT OF GOVERNMENTAL REGULATION AND LICENSING REQUIREMENTS

    Child care centers are subject to numerous state and local regulations and licensing requirements. Although these regulations vary greatly from jurisdiction to jurisdiction, government agencies generally review the fitness and adequacy of buildings and equipment, the ratio of staff personnel to enrolled children, staff training, record keeping, the dietary program, the daily curriculum and compliance with health and safety standards. Were a particular center of the Company to fail repeatedly to comply with applicable regulations, such a center could be subject to state sanctions, which might include fines, corrective orders, placement on probation or, in more serious cases, suspension or revocation of the center's license to operate. Although the Company believes that it is in substantial compliance with laws and regulations currently in effect, failure to comply with such laws or regulations or the imposition of additional restrictions on the Company's activities could materially adversely affect the operations of the Company.

    State and local licensing regulations often provide that the licenses held by the Company may not be transferred. As a result, any transferee of a child care business must apply to the appropriate administrative body for a new license. The Company believes that the change in ownership of the equity capital of the Company effected pursuant to the Merger is not a transfer of the Company's business under applicable state and local regulations. If any administrative body took a contrary position, the Company could, in certain circumstances, be required to apply for relicensing in that jurisdiction. If such relicensing were to be required, there can be no assurance that the Company would not have to incur material expenditures to relicense its centers in such jurisdictions.

GROWTH STRATEGY; MANAGEMENT OF GROWTH

    The Company's ability to increase revenues and operating cash flow significantly over time depends, in part, on its success in acquiring and/or building new centers on satisfactory terms and successfully integrating them into the Company's operations. There can be no assurance that acceptable acquisition opportunities or appropriate sites for the Company's expansion program will be available. Such availability could be adversely impacted by the expansion activities of the Company's competitors. In addition, the Company's ability to take successful advantage of any available acquisition opportunity will be dependent, in part, on the availability of adequate financial resources. Furthermore, construction costs, the receipt of necessary regulatory (in particular zoning) approvals or other factors may slow the Company's building program.

    As the Company's business develops and expands, the Company may need to implement enhanced operational and financial systems (some of which are already in place or in the process of being implemented) and may require additional employees and management, operational and financial resources. There can be no assurance that the Company will be able to implement and maintain successfully such operational and financial systems or obtain, integrate and utilize successfully the required employees and management, operational and financial resources to manage a rapidly developing and expanding business. Failure to implement such systems successfully and to use such resources effectively could have a material adverse effect on the Company. Furthermore, although the Company's growth strategy contemplates the possibility of future acquisitions, there can be no assurance that such business opportunities will be available, or, if available, will be consummated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Business Strategy."

IMPACT OF POSSIBLE LOSS OF GOVERNMENT FUNDING

    During the twenty-eight weeks ended December 13, 1996, approximately 13% of the Company's operating revenues were generated from federal and state child care assistance programs. Funding for such programs is subject to changes in federal and state environments and governmental appropriations processes, which are unpredictable and outside the Company's control. Accordingly, there is no assurance that funding for such federal and state programs will continue at current levels and a significant reduction in such funding may have an adverse impact on the Company. Although under new legislation, signed by President Clinton in August 1996, additional funding for child care will be available for low income families as part of welfare reform, no assurance can be given that the Company will benefit from any such additional funding. In addition, although under the Internal Revenue Code of 1986, as amended (the "Code"), certain tax incentives are available to parents utilizing child care programs, such provisions of the Code are subject to change. See "Business--Governmental Laws and Regulation."

ADVERSE PUBLICITY; ABILITY TO OBTAIN INSURANCE

    As a result of adverse publicity concerning reported incidents of alleged child physical and sexual abuse at child care centers and the length of time before the expiration of applicable statutes of limitations for the bringing of child abuse and personal injury claims (typically a number of years after the child reaches the age of majority), many operators of child care centers have had difficulty obtaining general liability insurance, child abuse liability insurance or similar liability insurance or have been able to obtain such insurance only at substantially higher rates. To date, the Company has been able to obtain insurance in amounts it believes to be appropriate. There can be no assurance, however, that the Company's insurance premiums will not increase in the future as a consequence of conditions in the insurance business generally or the Company's experience in particular or that continuing publicity with respect to alleged instances of child abuse will not result in the Company's being unable to obtain insurance. Like its major competitors, the Company is periodically subject to claims of child abuse arising out of alleged incidents at its centers. In addition, any adverse publicity concerning reported incidents of alleged physical or sexual abuse of children at child care centers, including those of the Company, has the potential to affect occupancy levels at the Company's centers.

SEASONALITY

    The Company's revenues and the initial success of new centers are subject to seasonal variation. New enrollments are generally highest in September and January because children return to child care and/or school after summer and holiday vacations; accordingly, August and December are ideal months to open new centers. Centers which open at other times usually experience a lower rate of enrollment during early months of operation. Enrollment generally decreases 5% to 10% during holiday periods and summer months.

IMPACT OF RECESSION

    Demand for the Company's services may be subject to fluctuations in general economic conditions, and the Company's revenues depend, in part, on the number of working mothers and working single parents who require child care services. Recessionary pressure on the economy, and a consequent reduction in the general labor force, may adversely impact the Company, in part, because of the tendency of out-of-work parents to stop using child care services.

CONTROL BY KKR AFFILIATES

    Approximately 83.6% of the outstanding shares of Common Stock is owned by the Partnership, of which KKR Associates (KLC) L.P. ("KKR Associates (KLC)") is the general partner. The general partner of KKR Associates (KLC) is KKR-KLC L.L.C., a limited liability company organized under Delaware law. The members of KKR-KLC L.L.C. are also the members of the limited liability company which is the general partner of KKR. Accordingly, the members of KKR-KLC L.L.C. control the Company and have the power to elect all of its directors (other than the director appointed by Oaktree (as defined)), appoint new management and approve any action requiring the approval of the Company's stockholders, including adopting amendments to the Company's Certificate of Incorporation and approving mergers or sales of substantially all of the Company's assets. The directors elected by the Partnership will have the authority to effect decisions affecting the capital structure of the Company, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends. There can be no assurance that the interests of the members of KKR-KLC L.L.C. will not conflict with the interests of holders of the Exchange Notes. The managing members of KKR-KLC L.L.C. are Messrs. Henry R. Kravis, George R. Roberts, Robert I. MacDonnell, Paul E. Raether, Michael W. Michelson, Michael T. Tokarz, James H. Greene, Jr., Perry Golkin, Clifton S. Robbins, Scott M. Stuart and Edward A Gilhuly. Messrs. Kravis and Roberts are members of the Executive Committee of KKR-KLC L.L.C. Messrs. Kravis, Roberts and Robbins are also directors of the Company, as is Mr. Nils P. Brous who is a limited partner of KKR Associates (KLC). Each of the members of KKR-KLC L.L.C. is also a member of KKR & Co. L.L.C., the limited liability company which serves as the general partner of KKR. See "Management," "Ownership of Common Stock" and "Related Party Transactions."

FRAUDULENT TRANSFER CONSIDERATIONS

    Under applicable provisions of the United States Bankruptcy Code or comparable provisions of state fraudulent transfer or conveyance law, if the Company, at the time it issued the Exchange Notes, (a) incurred such indebtedness with the intent to hinder, delay or defraud creditors, or (b)(i) received less than reasonably equivalent value or fair consideration, and
(ii)(A) was insolvent at the time of such incurrence, (B) was rendered insolvent by reason of such incurrence (and the application of the proceeds thereof), (C) was engaged or was about to engage in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital to carry on its business, or (D) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature, then, in each such case, a court of competent jurisdiction could avoid, in whole or in part, the Exchange Notes or, in the alternative, subordinate the Exchange Notes to existing and future indebtedness of the Company. The measure of insolvency for purposes of the foregoing would likely vary depending upon the law applied in such case. Generally, however, a debtor would be considered insolvent if the sum of its debts, including contingent liabilities, was greater than all of its assets at a fair valuation, or if the present fair saleable value of its assets was less than the amount that would be required to pay the probable liabilities on its existing debts, including contingent liabilities, as such debts become absolute and matured. Management of the Company believes that, for purposes of the United States Bankruptcy Code and state fraudulent transfer or conveyance laws, the Exchange Notes are being issued without the intent to hinder, delay or defraud creditors and for proper purposes and in good faith, and that the Company will receive reasonably equivalent value or fair consideration therefor, and that after the issuance of the Exchange Notes and the application of the net proceeds therefrom, the Company will be solvent, will have sufficient capital for carrying on its business and will be able to pay its debts as they mature. However, there can be no assurance that a court passing on such issues would agree with the determination of the Company's management.

LACK OF PRIOR MARKET FOR THE EXCHANGE NOTES

    The Exchange Notes are being offered to the holders of the Old Notes. The Old Notes were offered and sold in February 1997 to a small number of institutional investors and are eligible for trading in the Private Offerings, Resale and Trading through Automatic Linkages (PORTAL) Market.

    The Company does not intend to apply for a listing of the Exchange Notes on a securities exchange. There is currently no established market for the Exchange Notes and there can be no assurance as to the liquidity of markets that may develop for the Exchange Notes, the ability of the holders of the Exchange Notes to sell their Exchange Notes or the price at which such holders would be able to sell their Exchange Notes. If such markets were to exist, the Exchange Notes could trade at prices that may be lower than the initial market values thereof depending on many factors, including prevailing interest rates and the markets for similar securities. Although there is currently no market for the Exchange Notes, the Initial Purchasers have advised the Company that they currently intend to make a market in the Exchange Notes. However, the Initial Purchasers are not obligated to do so, and any market making with respect to the Exchange Notes may be discontinued at any time without notice.

    The liquidity of, and trading market for, the Exchange Notes also may be adversely affected by general declines in the market for similar securities.

FORWARD-LOOKING STATEMENTS

    This Prospectus contains certain forward-looking statements concerning the Company's operations, economic performances and financial condition, including, in particular, the likelihood of the Company's success in developing and expanding its business. These statements are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, and reflect future business decisions which are subject to change. Some of these assumptions inevitably will not materialize, and unanticipated events will occur which will affect the Company's results.

                                   THE MERGER

    Certain of the statements made under this heading relating to the Merger are summaries of the agreements described therein, do not purport to be complete and are qualified in their entirety by reference to such agreements, which are incorporated herein by reference. See "Available Information" and "Incorporation of Certain Information by Reference."

MERGER AGREEMENT

    On October 3, 1996, the Company entered into the Merger Agreement, as amended as of December 27, 1996, with KCLC Acquisition. KCLC Acquisition was a wholly owned subsidiary of the Partnership. Pursuant to the Merger Agreement, at the Effective Time KCLC Acquisition merged with and into the Company, with the Company as the surviving corporation. The Merger Agreement contemplates the conversion of approximately 93% of the issued and outstanding shares of the Company's Common Stock at the election of each holder, into $19.00 in cash per share, and the retention of approximately 7% of the shares by stockholders. In addition, the Merger Agreement provides for the cancellation and conversion of each Warrant issued and outstanding immediately prior to the Effective Time into the right to receive an amount in cash determined as specified in the Merger Agreement. Because the total number of outstanding shares of Common Stock decreased from approximately 19,423,577, as of January 8, 1997, to 9,210,526 immediately after the Merger, the approximately 7% of the outstanding Common Stock (1,381,579 shares) retained by existing stockholders in the Merger represented approximately 15% of the shares outstanding immediately after the Merger and the 7,828,947 shares owned by the Partnership represented approximately 85% of the shares outstanding immediately after the Merger.

STOCKHOLDERS' AGREEMENT

    At the Effective Time, the Company, Oaktree Capital Management LLC ("Oaktree"), an affiliate of Oaktree (together with Oaktree, the "Oaktree Investors" each of which is an affiliate of the TCW Group, Inc.), the Partnership and an affiliate of the Partnership entered into a stockholders' agreement (the "Stockholders' Agreement") in fulfillment in part of the terms of a voting agreement among KCLC Acquisition, Oaktree and certain of Oaktree's affiliates, dated as of October 3, 1996 and as amended as of December 27, 1996. Pursuant to such voting agreement, Oaktree and such of its affiliates (who collectively owned a majority of the issued and outstanding shares of Common Stock immediately prior to the Effective Time) voted their shares in favor of the approval and the adoption of the Merger Agreement. As a result of the election by the Oaktree Investors to retain shares of Common Stock in the Merger, the Oaktree Investors and the TCW Group, Inc. beneficially own 949,244 shares, or approximately 10.3% of the shares outstanding immediately after the Merger. Subject to the terms of the Stockholders' Agreement, the Oaktree Investors are entitled to designate one director to the Board of Directors of the Company, who, initially, is Mr. Stephen A. Kaplan, a director of the Company immediately prior to the Effective Time. In addition, the Stockholders' Agreement provides that (i) the Oaktree Investors have the right to participate pro rata in certain sales of Common Stock by the Partnership (or its affiliates) and (ii) the Partnership (or its affiliates) have the right to require the Oaktree Investors to participate pro rata in certain sales by the Partnership (or its affiliates). No transferee of shares of Common Stock from any Oaktree Investor will acquire any rights under the Stockholders' Agreement. The Stockholders' Agreement will terminate no later than its tenth anniversary, and may terminate earlier if (a) the number of shares of Common Stock held in the aggregate by the Oaktree Investors falls below certain ownership levels through sales or other dilution events (as more fully described therein) or (b) the Partnership and its affiliates, in the aggregate, own less than 15% of the outstanding shares of Common Stock, on a fully diluted basis.

                                USE OF PROCEEDS

    There will be no proceeds to the Company from the exchange of Notes pursuant to the Exchange Offer.

    The gross proceeds received by the Company from the Offering of the Old Notes were $300 million. Such proceeds, together with borrowings under the Term Loan Facility and the equity contribution by the Partnership, were used upon consummation of the Merger to pay approximately $382.4 million of cash merger consideration, repay approximately $107.6 million of indebtedness of the Company under the Old Bank Credit Facility, and pay an estimated $35.0 million in transaction fees and expenses (certain of which fees have yet to be paid), which includes a transaction bonus of $1.0 million payable to certain members of management of the Company. On a pro forma basis, assuming the Merger occurred on December 13, 1996, the cash merger consideration and indebtedness under the Old Bank Credit Facility would have been approximately $367.2 million and $122.5 million, respectively. Such pro forma calculations do not account for the effect of the exercise of a number of options and warrants prior to the Effective Time. See "The Merger" and "Capitalization."

                                 CAPITALIZATION

    The following table sets forth as of December 13, 1996 the (i) unaudited consolidated historical capitalization of the Company and (ii) unaudited consolidated pro forma capitalization of the Company, as adjusted to give effect to the transactions contemplated by the Merger Agreement, including the sale of the Old Notes pursuant to the Offering. This table should be read in conjunction with the "Pro Forma Consolidated Financial Statements" and the notes thereto and the consolidated financial statements of the Company and its subsidiaries and the related notes thereto included elsewhere in this Prospectus.

                                                                                        DECEMBER 13, 1996
                                                                                ----------------------------------
                                                                                                   PRO FORMA
                                                                                                FOR MERGER AND
                                                                                HISTORICAL   RELATED TRANSACTIONS
                                                                                -----------  ---------------------

                                                                                      (DOLLARS IN THOUSANDS)
Cash and cash equivalents.....................................................  $    10,426      $      10,426
                                                                                -----------         ----------
                                                                                -----------         ----------
Debt:
  10 3/8% Senior Notes........................................................  $       211      $         211
  Old Bank Credit Facility....................................................      122,500                 --
  Credit Facilities (a).......................................................           --             75,981
  Notes.......................................................................           --            300,000
  Other debt (b)..............................................................       46,052             46,052
                                                                                -----------         ----------
    Total debt................................................................      168,763            422,244
Shareholders' equity (c)......................................................      255,451             20,047
                                                                                -----------         ----------
    Total capitalization......................................................  $   424,214      $     442,291
                                                                                -----------         ----------
                                                                                -----------         ----------

------------------------

(a) At December 13, 1996, on a pro forma basis after giving effect to the Merger, the Company would have had additional availability of $251.1 million under the $300.0 million Revolving Credit Facility (reduced by $48.9 million of outstanding letters of credit). See "Description of Credit Facilities."

(b) Consists of industrial revenue bonds and obligations secured by mortgages.

(c) As part of the Merger and related transactions, KKR, through KCLC Acquisition, contributed $148.75 million in common equity for approximately 85% of the shares outstanding immediately after the Merger, and existing stockholders retained approximately 15% of the shares outstanding immediately after the Merger. Thus, including the $26.25 million of equity that was retained by existing stockholders, the implied value of shareholders' equity purchased and retained in the Merger and related transactions is approximately $175.0 million.

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

    The following unaudited pro forma consolidated financial statements (the "Pro Forma Financial Statements") have been derived by the application of pro forma adjustments to the Company's historical consolidated financial statements included elsewhere in this Prospectus. The pro forma consolidated statements of operations for the periods presented gives effect to the Merger and related transactions (including the Offering) as if such transactions were consummated as of June 3, 1995 for the fiscal year ended May 31, 1996 and for the twenty-eight weeks ended December 13, 1996, and as of December 16, 1995 for the twelve months ended December 13, 1996. The pro forma consolidated balance sheet gives effect to the Merger and related transactions as if such transactions had occurred as of December 13, 1996. The adjustments are described in the accompanying notes. The Pro Forma Financial Statements should not be considered indicative of actual results that would have been achieved had the Merger and related transactions (including the Offering) been consummated on the date or for the periods indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. The Pro Forma Financial Statements should be read in conjunction with the Company's historical consolidated financial statements and the notes thereto included elsewhere in this Prospectus.

    The pro forma adjustments were applied to the respective historical consolidated financial statements to reflect and account for the Merger as a recapitalization. Accordingly, the historical basis of the Company's assets and liabilities has not been impacted by the transaction.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 13, 1996
                                  (UNAUDITED)

                                                                                      PRO FORMA        PRO
                                                                        HISTORICAL   ADJUSTMENTS      FORMA
                                                                        -----------  ------------  -----------
                                                                                (DOLLARS IN THOUSANDS)

                                                    ASSETS
Current Assets:
  Cash and cash equivalents...........................................  $    10,426   $   --    (a) $    10,426
  Receivables.........................................................       15,167                     15,167
  Prepaid expenses and supplies.......................................       10,240                     10,240
  Deferred income taxes...............................................        4,664                      4,664
                                                                        -----------                -----------
      Total current assets............................................       40,497                     40,497
  Property and equipment, net.........................................      476,546                    476,546
  Deferred income taxes...............................................        4,454                      4,454
  Deferred financing costs............................................      --            20,000(b)      20,000
  Other assets........................................................        7,941       (1,923)(c)       6,018
                                                                        -----------  ------------  -----------
Total Assets..........................................................  $   529,438   $   18,077   $   547,515
                                                                        -----------  ------------  -----------
                                                                        -----------  ------------  -----------

                                     LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable....................................................  $    20,549   $   --       $    20,549
  Accrued liabilities.................................................       40,482                     40,482
  Current portion of long-term debt...................................        1,095                      1,095
                                                                        -----------                -----------
      Total current liabilities.......................................       62,126                     62,126
Long-term debt........................................................      167,668      253,481(d)     421,149
Other noncurrent liabilities..........................................       23,983                     23,983
Self insurance liabilities............................................       20,210                     20,210
                                                                        -----------  ------------  -----------
      Total liabilities...............................................      273,987      253,481       527,468
Shareholders' equity..................................................      255,451     (235,404)(e)      20,047
                                                                        -----------  ------------  -----------
Total Liabilities and Shareholders' Equity............................  $   529,438   $   18,077   $   547,515
                                                                        -----------  ------------  -----------
                                                                        -----------  ------------  -----------

               See Notes to Pro Forma Consolidated Balance Sheet.

                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET

    The pro forma consolidated financial data have been derived by the application of pro forma adjustments to the Company's historical consolidated financial statements for the period noted. The Merger will be accounted for as a recapitalization which will have no impact on the historical basis of assets and liabilities. The pro forma consolidated financial data assumes that there are no dissenting stockholders to the Merger and that all options and warrants will be redeemed for cash (rather than exercised).

(a) The net effect of $0 reflects the following:

                                                                                  (DOLLARS IN
                                                                                   THOUSANDS)
                                                                                  ------------
                                       SOURCES OF FUNDS
Term Loan Facility..............................................................   $   75,981
Old Notes.......................................................................      300,000
Equity contribution.............................................................      148,750
                                                                                  ------------
    Total sources...............................................................   $  524,731
                                                                                  ------------
                                                                                  ------------
                                        USES OF FUNDS
Purchase equity.................................................................   $  342,623
Options/warrants redeemed.......................................................       24,608
Repayment of Old Bank Credit Facility...........................................      122,500
Estimated transaction fees and expenses.........................................       35,000
                                                                                  ------------
    Total uses..................................................................   $  524,731
                                                                                  ------------
                                                                                  ------------
    Net.........................................................................   $        0
                                                                                  ------------
                                                                                  ------------

(b) To reflect the anticipated portion of transaction fees which will be recorded as deferred financing fees and will be amortized over the life of the debt to be issued.

(c) To reflect the write-off of deferred financing fees associated with the termination of the Old Bank Credit Facility.

(d) To reflect the following:

                                                                                  (DOLLARS IN
                                                                                   THOUSANDS)
                                                                                  ------------
Repayment of Old Bank Credit Facility...........................................   $ (122,500)
Old Notes.......................................................................      300,000
Term Loan Facility..............................................................       75,981
                                                                                  ------------
    Total adjustment............................................................   $  253,481
                                                                                  ------------
                                                                                  ------------

(e) To reflect the aggregate net change as a result of the Merger and the related transactions:

                                                                                  (DOLLARS IN
                                                                                  THOUSANDS)
                                                                                 -------------
Convert to cash 18.0 million shares of Common Stock............................   $  (342,623)
Issue 7.8 million shares of Common Stock.......................................       148,750
Purchase Warrants..............................................................       (19,897)
Cancellation of Company stock options..........................................        (4,711)
Write-off of deferred financing fees referred to in note (c)...................        (1,923)
Estimated transaction fees and expenses (1)....................................       (15,000)
                                                                                 -------------
    Total......................................................................   $  (235,404)
                                                                                 -------------
                                                                                 -------------

------------------------

(1) Represents the portion of the total $35.0 million of estimated transaction fees and expenses which will be recorded as an expense. Such estimated transaction fees and expenses are anticipated to consist of: (i) professional, advisory and investment banking fees and expenses, (ii) management bonuses and (iii) miscellaneous fees and expenses such as printing and filing fees.

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                                                                                                TWELVE
                                                                                                                MONTHS
                                                                                                                 ENDED
                                                                            TWENTY-EIGHT WEEKS ENDED           DECEMBER
                               FISCAL YEAR ENDED MAY 31, 1996                  DECEMBER 13, 1996               13, 1996
                          ----------------------------------------  ----------------------------------------  -----------
                                          PRO FORMA         PRO                     PRO FORMA         PRO
                          HISTORICAL    ADJUSTMENTS(A)     FORMA    HISTORICAL    ADJUSTMENTS(A)     FORMA    HISTORICAL
                          -----------  ----------------  ---------  -----------  ----------------  ---------  -----------

                                                              (DOLLARS IN THOUSANDS)
Operating revenues......   $ 541,264                     $ 541,264   $ 299,751                     $ 299,751   $ 555,623
Operating expenses......     489,555                       489,555     275,634                       275,634     502,160
                          -----------  ----------------  ---------  -----------  ----------------  ---------  -----------
Operating income........      51,709                        51,709      24,117                        24,117      53,463
Net investment income...         250                           250          86                            86         175
Interest expense........      16,727      $   24,717(b)     41,444       8,141      $   13,763(b)     21,904      15,649
                          -----------  ----------------  ---------  -----------  ----------------  ---------  -----------
Income before income
  taxes and
  extraordinary item....      35,232         (24,717)       10,515      16,062         (13,763)        2,299      37,989
Income tax expense......      13,549          (9,640)(c)     3,909       6,264          (5,367)(c)       897      14,624
                          -----------  ----------------  ---------  -----------  ----------------  ---------  -----------
Income before
  extraordinary item....      21,683         (15,077)        6,606       9,798          (8,396)        1,402      23,365
Extraordinary item--loss
  on early
  extinguishment of
  debt, net of income
  tax benefit...........                                                 6,480                         6,480       6,480
                          -----------  ----------------  ---------  -----------  ----------------  ---------  -----------
Net income (loss).......   $  21,683      $  (15,077)    $   6,606   $   3,318      $   (8,396)    $  (5,078)  $  16,885
                          -----------  ----------------  ---------  -----------  ----------------  ---------  -----------
                          -----------  ----------------  ---------  -----------  ----------------  ---------  -----------
Ratio of earnings to
  fixed charges (d).....                                       1.2x                                      1.1x
                                                         ---------                                 ---------


                             PRO FORMA         PRO
                           ADJUSTMENTS(A)     FORMA
                          ----------------  ---------

Operating revenues......                    $ 555,623
Operating expenses......                      502,160
                          ----------------  ---------
Operating income........                       53,463
Net investment income...                          175
Interest expense........     $   25,194(b)     40,843
                          ----------------  ---------
Income before income
  taxes and
  extraordinary item....        (25,194)       12,795
Income tax expense......         (9,826)(c)     4,798
                          ----------------  ---------
Income before
  extraordinary item....        (15,368)        7,997
Extraordinary item--loss
  on early
  extinguishment of
  debt, net of income
  tax benefit...........                        6,480
                          ----------------  ---------
Net income (loss).......     $  (15,368)    $   1,517
                          ----------------  ---------
                          ----------------  ---------
Ratio of earnings to
  fixed charges (d).....                          1.3x
                                            ---------

         See Notes to Pro Forma Consolidated Statements of Operations.

            NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

    The pro forma consolidated financial data have been derived by the application of pro forma adjustments to the Company's historical consolidated financial statements for the periods noted. The Merger will be accounted for as a recapitalization which will have no impact on the historical basis of assets and liabilities. The pro forma consolidated financial data assumes that there are no dissenting stockholders to the Merger and that all options and Warrants will be redeemed for cash (rather than exercised).

(a) As provided in note (e) to the Pro Forma Consolidated Balance Sheet, the pro forma adjustments exclude (i) $4.7 million of compensation expense related to the Company stock options assumed to be canceled in conjunction with the Merger, (ii) write-off of $1.9 million of deferred financing fees associated with the termination of the Old Bank Credit Facility, and (iii) $15.0 million of estimated transaction fees and expenses to be incurred in connection with the Merger. Such amounts represent non-recurring expenses which the Company anticipates will be reflected in the Consolidated Statement of Operations for the period including the Merger.

(b) The pro forma adjustment to interest expense reflects the following:

                                                   FISCAL YEAR ENDED    TWENTY-EIGHT WEEKS ENDED    TWELVE MONTHS ENDED
                                                      MAY 31, 1996         DECEMBER 13, 1996         DECEMBER 13, 1996
                                                   ------------------  --------------------------  ---------------------
                                                                          (DOLLARS IN THOUSANDS)
Interest on historical debt repaid in Merger.....     $    (12,241)            $   (6,138)              $   (11,764)
Interest expense on the Term Loan Facility
  (assumed 8.5% rate)............................            6,458                  3,478                     6,458
Interest expense on the Notes (at a 9.5% rate)...           28,500                 15,346                    28,500
Amortization of deferred financing costs
  (10 years).....................................            2,000                  1,077                     2,000
                                                          --------               --------                  --------
    Total adjustment.............................     $     24,717             $   13,763               $    25,194
                                                          --------               --------                  --------
                                                          --------               --------                  --------

   A 0.125% increase or decrease in the assumed interest rate on the Term Loan
    Facility would change the pro forma interest expense by $0.10 million for the fiscal year ended May 31, 1996 and the twelve months ended December 13, 1996 and $0.05 million for the twenty-eight weeks ended December 13, 1996.

(c) To reflect the tax effects of the pro forma adjustments at a 39% effective income tax rate.

(d) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes and extraordinary items, plus fixed charges. Fixed charges consist of interest expense on all indebtedness, amortization of deferred financing costs, and one-third of rental expense on operating leases representing that portion of rental expense deemed by the Company to be attributable to interest.

           SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

    The following table sets forth selected historical consolidated financial and other data for the Company. The historical consolidated financial statements of the Company for the five most recent fiscal years have been audited. The historical consolidated financial data for the three fiscal years ended May 31, 1996 have been derived from, and should be read in conjunction with, the audited consolidated financial statements of the Company and the related notes thereto included elsewhere in this Prospectus. The historical unaudited consolidated financial data for the twenty-eight weeks ended December 15, 1995 and December 13, 1996 have been derived from, and should be read in conjunction with, the unaudited consolidated financial statements of the Company and the related notes thereto included elsewhere in this Prospectus. In the opinion of management, all adjustments considered necessary for a fair presentation have been included in the unaudited consolidated financial statements of the Company. Interim results for the twenty-eight weeks ended December 13, 1996 are not necessarily indicative of results that can be expected for the entire 1997 fiscal year. The consolidated statement of operations for the year ended May 28, 1993 is presented for comparison to the fiscal years ended June 3, 1994, June 2, 1995 and May 31, 1996 to reflect the Company's change in fiscal year. On November 10, 1992, the Company filed a pre-arranged petition under Chapter 11 of the United States Bankruptcy Code. On March 31, 1993 the Company emerged from bankruptcy pursuant to its Plan of Reorganization. Due to the implementation on April 2, 1993 of Fresh Start Reporting in accordance with AICPA Statement of Position 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" (SOP 90-7), the consolidated statement of operations for the year ended May 28, 1993 includes both pre- and post- bankruptcy amounts, and is therefore not comparable to the other periods presented. The consolidated balance sheet data for the Company as of April 2, 1993, May 28, 1993, June 3, 1994, June 2, 1995, May 31, 1996 and December 13, 1996 and the consolidated statements of operations data for the eight weeks ended May 28, 1993, the years ended June 3, 1994, June 2, 1995 and May 31, 1996, and the twenty-eight weeks ended December 15, 1995 and December 13, 1996, after giving effect to the Company's Plan of Reorganization, pursuant to which it emerged from bankruptcy on March 31, 1993, are not comparable to the historical financial condition or results of operations of the Company prior to the Plan of Reorganization. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Notes to Consolidated Financial Statements" included elsewhere in this Prospectus.

           SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

                                           PRE-CONFIRMATION
                               -----------------------------------------                            POST-CONFIRMATION
                                                                                       --------------------------------------------
                                   FISCAL YEAR ENDED
                               -------------------------                                                    FISCAL YEAR ENDED
                                JANUARY 3,                   THIRTEEN     YEAR ENDED       EIGHT       ----------------------------
                                   1992      JANUARY 1,    WEEKS ENDED      MAY 28,     WEEKS ENDED,   JUNE 3, 1994
                                (53 WEEKS)      1993      APRIL 2, 1993    1993 (A)     MAY 28, 1993    (53 WEEKS)    JUNE 2, 1995
                               ------------  -----------  --------------  -----------  --------------  -------------  -------------
                                                      (DOLLARS IN THOUSANDS, EXCEPT CHILD CARE CENTER DATA)
STATEMENT OF OPERATIONS DATA:
  Operating revenues.........   $  411,040    $ 437,203     $  114,705     $ 447,243     $   72,612      $ 488,726      $ 506,505
  Operating expenses.........      412,299(c)    413,800(c)      104,675     423,841         68,609        441,560        455,719
                               ------------  -----------  --------------  -----------  --------------  -------------  -------------
  Operating income (loss)....       (1,259)      23,403         10,030        23,402          4,003         47,166         50,786
  Net investment income
    (loss)...................       (1,216)       5,908          3,309         8,686            140          3,176          2,635
  Interest expense (d).......       46,578       38,400            692        24,709          3,253         17,675         17,318
  Reorganization items.......       --            1,879        101,604(e)    103,483(e)       --            --             --
                               ------------  -----------  --------------  -----------  --------------  -------------  -------------
  Income (loss) before income
    taxes and extraordinary
    items....................      (49,053)     (10,968)       (88,957)      (96,104)           890         32,667         36,103
  Income tax expense
    (benefit)................        1,655         (246)           404          (216)           273         12,837         14,037
                               ------------  -----------  --------------  -----------  --------------  -------------  -------------
  Income (loss) before
    extraordinary items......      (50,708)     (10,722)       (89,361)      (95,888)           617         19,830         22,066
  Extraordinary items, net of                                                                               (2,397)
    income taxes.............       --           --            157,573(f)    157,573(f)       --                  (g)      --
                               ------------  -----------  --------------  -----------  --------------  -------------  -------------
  Net income (loss)..........   $  (50,708)   $ (10,722)    $   68,212     $  61,685     $      617      $  17,433      $  22,066
                               ------------  -----------  --------------  -----------  --------------  -------------  -------------
                               ------------  -----------  --------------  -----------  --------------  -------------  -------------
OTHER FINANCIAL DATA:
  EBITDA (h).................   $   24,594    $  54,281     $   76,173     $ 114,175     $    8,373      $  73,093      $  81,492
  Adjusted EBITDA (h)........       25,810       50,252         16,895        51,399          8,233         72,314         77,969
  Adjusted EBITDA margin.....          6.3%        11.5%          14.7%         11.5%          11.3%          14.8%          15.4%
  Depreciation...............       27,069       26,849          6,865        27,997          4,230         25,148         28,071
  Capital expenditures.......       27,492       34,498          5,927        38,112          5,839         35,710         74,376
  Ratio of earnings to fixed
    charges (i)..............           (i)          (i)            (i)           (i)          1.2x           2.3x           2.4x

CHILD CARE CENTER DATA:
  Number of centers (at end
    of period)...............        1,240        1,196          1,166         1,166          1,166          1,132          1,137
  Center capacity (at end of
    period) (j)..............      146,000      140,000        139,000       138,000        138,000        136,000        137,000
  Average occupancy (k)......           70%          72%            75%           74%            75%            77%            76%
  Average three-year-old
    weekly tuition rate
    (k)......................   $       80    $      83     $       83     $      83     $       83      $      90      $      96

BALANCE SHEET DATA (AT END OF
  PERIOD):
  Working capital
    (deficiency) (l).........   $  (79,554)   $ (23,789)    $  (23,844)    $ (22,745)    $  (22,745)     $ (23,323)     $ (37,115)
  Total assets...............      486,942      516,282        457,000       457,388        457,388        456,920        501,274
  Total debt (m).............      402,146      400,136        218,175       218,037        218,037        178,692        160,394
  Shareholders' equity
    (deficiency) (n).........      (34,164)     (44,886)       178,870       179,487        179,487        206,905        244,239


                              See Notes to Selected Historical Consolidated Financial and Other Data.


                                                    TWENTY-EIGHT WEEKS
                                                        ENDED (B)
                                              ------------------------------
                                               DECEMBER 15,    DECEMBER 13,
                               MAY 31, 1996        1995            1996
                               -------------  --------------  --------------

STATEMENT OF OPERATIONS DATA:
  Operating revenues.........    $ 541,264      $  285,392      $  299,751
  Operating expenses.........      489,555         263,029         275,634
                               -------------  --------------  --------------
  Operating income (loss)....       51,709          22,363          24,117
  Net investment income
    (loss)...................          250             161              86
  Interest expense (d).......       16,727           9,219           8,141
  Reorganization items.......       --              --              --
                               -------------  --------------  --------------
  Income (loss) before income
    taxes and extraordinary
    items....................       35,232          13,305          16,062
  Income tax expense
    (benefit)................       13,549           5,189           6,264
                               -------------  --------------  --------------
  Income (loss) before
    extraordinary items......       21,683           8,116           9,798
  Extraordinary items, net of
    income taxes.............       --              --              (6,480) (g)
                               -------------  --------------  --------------
  Net income (loss)..........    $  21,683      $    8,116      $    3,318
                               -------------  --------------  --------------
                               -------------  --------------  --------------
OTHER FINANCIAL DATA:
  EBITDA (h).................    $  85,931      $   40,577      $   36,931
  Adjusted EBITDA (h)........       87,165          39,397          41,798
  Adjusted EBITDA margin.....         16.1%           13.8%           13.9%
  Depreciation...............       33,972          18,053          19,208
  Capital expenditures.......       67,304          38,933          27,849
  Ratio of earnings to fixed
    charges (i)..............         2.4x            1.9x            2.2x
CHILD CARE CENTER DATA:
  Number of centers (at end
    of period)...............        1,148           1,142           1,148
  Center capacity (at end of
    period) (j)..............      141,000         138,000         142,000
  Average occupancy (k)......           76%             76%             74%
  Average three-year-old
    weekly tuition rate
    (k)......................    $     100      $      100      $      104
BALANCE SHEET DATA (AT END OF
  PERIOD):
  Working capital
    (deficiency) (l).........    $ (36,584)     $  (29,519)     $  (19,632)
  Total assets...............      525,476         513,190         529,438
  Total debt (m).............      146,617         159,856         168,763
  Shareholders' equity
    (deficiency) (n).........      265,458         245,222         255,451


       NOTES TO SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

(a) To facilitate a discussion of the Company's operating performance for the fiscal year ended June 3, 1994 (a 53-week fiscal year), the corresponding prior year period ended May 28, 1993 (a 52-week fiscal year) is presented. For purposes of this discussion, this period is referred to as "the year ended May 28, 1993." Due to the implementation of Fresh Start Reporting, the consolidated financial statements of the Company after April 2, 1993 are not comparable in all material respects to any financial statements prior to that time, and the operating results for the year ended May 28, 1993 include both pre- and post-bankruptcy amounts.

(b) The Company's fiscal year ends the Friday closest to May 31. The first quarter is 16 weeks long and the second, third, and fourth quarters are each twelve weeks long. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality."

(c) In fiscal year 1991, the Company recorded charges related to the write-off of goodwill of its wholly-owned subsidiary, Sylvan Learning Corporation. In fiscal years 1991 and 1992, portions of the 1990 closed center reserves were recaptured. The net effect of these items was to increase operating expenses by $7.3 million in fiscal year 1991 and to reduce operating expenses by $4.0 million in fiscal year 1992. In addition, debt restructuring costs of $7.0 million and $5.3 million are included in operating expenses for fiscal years 1991 and 1992, respectively. Debt restructuring costs represent legal and other professional fees incurred in connection with the Company's efforts to reorganize its debt prior to filing for Chapter 11 on November 10, 1992.

(d) During the Chapter 11 petition from November 10, 1992 through March 31, 1993, the Company did not pay or accrue interest on approximately $356.5 million of debt obligations classified as "Liabilities subject to settlement under reorganization proceedings" on the Company's consolidated balance sheet at January 1, 1993.

(e) Reorganization items for the year ended May 28, 1993 and the 13 weeks ended April 2, 1993 include $97.7 million of net adjustments to state assets and liabilities at fair value in connection with the adoption of Fresh Start Reporting.

(f) In connection with the Company's emergence from bankruptcy in 1993, the value of cash distributed, new debt and equity securities issued, and liabilities assumed was $157.6 million less than the allowed claims of $457.6 million and the resulting gain was recorded as an extraordinary item.

(g) In fiscal 1994 and during the twenty-eight weeks ended December 13, 1996, the Company retired debt prior to maturity, the losses on which were recorded as extraordinary items.

(h) "EBITDA" represents earnings before interest expense, income taxes, depreciation and amortization. "Adjusted EBITDA" represents EBITDA exclusive of investment income, litigation settlements and restructuring costs (income), net (which includes loss on asset impairment) and extraordinary items as reflected in the following table. Neither EBITDA nor Adjusted EBITDA is intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. Adjusted EBITDA is presented because the Company believes that Adjusted EBITDA represents a more consistent financial indicator of the Company's ability to service its debt. The items reflected in the following table are more fully described in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                     FISCAL YEAR ENDED
                                                  ------------------------
                                                                                                FISCAL YEAR ENDED
                                                  JANUARY 3,                               ----------------------------
                                                     1992      JANUARY 1,    YEAR ENDED    JUNE 3, 1994
                                                  (53 WEEKS)      1993      MAY 28, 1993    (53 WEEKS)    JUNE 2, 1995
                                                  -----------  -----------  -------------  -------------  -------------
EBITDA..........................................   $  24,594    $  54,281    $   114,175     $  73,093      $  81,492
Adjustments--Increase (Decrease):
  Investment income.............................       1,216       (5,908)        (8,686)       (3,176)        (2,635)
  Gain on litigation settlements................      --           --            --             --               (888)
  Restructuring charge..........................      --            1,879        103,483        --             --
  Loss on asset impairment......................      --           --            --             --             --
  Extraordinary items...........................      --           --           (157,573)        2,397         --
                                                  -----------  -----------  -------------  -------------  -------------
Adjusted EBITDA.................................   $  25,810    $  50,252    $    51,399     $  72,314      $  77,969
                                                  -----------  -----------  -------------  -------------  -------------
                                                  -----------  -----------  -------------  -------------  -------------


                                                                     TWENTY-EIGHT WEEKS ENDED
                                                                 --------------------------------
                                                                  DECEMBER 15,     DECEMBER 13,
                                                  MAY 31, 1996        1995             1996
                                                  -------------  ---------------  ---------------
EBITDA..........................................    $  85,931       $  40,577        $  36,931
Adjustments--Increase (Decrease):
  Investment income.............................         (250)           (161)             (86)
  Gain on litigation settlements................      (11,334)        (11,334)          (1,527)
  Restructuring charge..........................        6,499           3,996           --
  Loss on asset impairment......................        6,319           6,319           --
  Extraordinary items...........................       --              --                6,480
                                                  -------------  ---------------  ---------------
Adjusted EBITDA.................................    $  87,165       $  39,397        $  41,798
                                                  -------------  ---------------  ---------------
                                                  -------------  ---------------  ---------------

(i) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes and extraordinary items, plus fixed charges. Fixed charges consist of interest expense on all indebtedness, amortization of deferred financing costs, and one-third of rental expense on operating leases representing that portion of rental expense deemed by the Company to be attributable to interest. For the fiscal years ended January 3, 1992 and January 1, 1993, the deficiency of earnings to fixed charges was $49.1 million and $11.0 million, respectively. For the thirteen weeks ended April 2, 1993, the deficiency of earnings to fixed charges was $89.0 million. For the year ended May 28, 1993, the deficiency of earnings to fixed charges was $96.1 million.

(j) Prior to January 4, 1992, the Company utilized licensed capacity in measuring its center capacity. As of January 4, 1992, the Company changed its method of measuring center capacity to building capacity. As of April 2, 1992, aggregate building capacity was approximately 101.0% of licensed capacity.

(k) Occupancy, a measure of the utilization of center capacity, is defined as actual operating revenues for the respective period divided by the building capacity of each of the Company's centers multiplied by such center's basic tuition rate for full-time, three-year-old students for the respective period. The three-year-old tuition rate represents the weekly tuition rate paid by a parent for a three-year-old child to attend a KinderCare center five days during one week. The three-year-old tuition rate represents an approximate average of all tuition rates at each center. Center occupancy mix, however, can significantly affect these averages.

(l) Excludes cash and cash equivalents, bank overdrafts and current portion of long-term debt.

(m) Total debt includes long-term debt, current portion of long-term debt and, at January 1, 1993, debt obligations of $356.5 million included in the classification, "Liabilities subject to settlement under reorganization proceedings" on the Company's consolidated balance sheet.

(n) As part of the Merger and related transactions, KKR, through KCLC Acquisition, contributed $148.75 million in common equity for approximately 85% of the shares outstanding immediately after the Merger, and existing stockholders retained approximately 15% of the shares outstanding immediately after the Merger. Thus, including the $26.25 million of equity that was retained by existing stockholders, the implied value of shareholders' equity purchased and retained in the Merger and related transactions is approximately $175.0 million.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

INTRODUCTION

    The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this document. The Company's fiscal year ends on the Friday closest to May 31. The information presented herein refers to the twenty-eight weeks ended December 13, 1996 ("year-to-date 1997") and December 15, 1995 ("year-to-date 1996") and the years ended May 31, 1996 ("fiscal 1996"), June 2, 1995 ("fiscal 1995"), and June 3,
1994 ("fiscal 1994"). The sixteen weeks ended September 20, 1996, and the twelve weeks ended December 13, 1996 are defined as "first quarter 1997" and "second quarter 1997," respectively. Fiscal 1996 and fiscal 1995 were 52-week fiscal years. Fiscal 1994 was a 53-week fiscal year with the additional week included in the fourth quarter.

    Occupancy, a measure of the utilization of center capacity, is defined as actual operating revenues for the respective period divided by the building capacity of each of the Company's centers multiplied by such center's basic tuition rate for a full-time, three-year-old student for the respective period. The three-year-old tuition rate represents the weekly tuition rate paid by a parent for a three-year-old child to attend a KinderCare center five days during one week. The three-year-old tuition rate represents an approximate average of all tuition rates at each center. Center occupancy mix, however, can significantly affect these averages with respect to any specific child care center. This revenue measurement of center capacity utilization does not necessarily reflect the actual number of full and part-time children enrolled.

THE TWENTY-EIGHT WEEKS ENDED DECEMBER 13, 1996, COMPARED TO THE TWENTY-EIGHT WEEKS ENDED DECEMBER 15, 1995

    The Company's operating results for the comparative twenty-eight week periods were as follows (dollars in thousands):

                                                                                                             CHANGE
                                                                                                    ------------------------
                                              YEAR-TO-DATE  PERCENT OF   YEAR-TO-DATE  PERCENT OF               PERCENT OF
                                                  1997       REVENUES        1996       REVENUES     AMOUNT      REVENUES
                                              ------------  -----------  ------------  -----------  ---------  -------------
Operating revenues..........................   $  299,751        100.0%   $  285,392        100.0%  $  14,359       --    %
                                              ------------       -----   ------------       -----   ---------          ---
Operating expenses:
  Salaries, wages and benefits..............      162,215         54.1       150,814         52.9      11,401          1.2
  Depreciation..............................       19,208          6.4        18,053          6.3       1,155          0.1
  Rent......................................       14,507          4.8        14,367          5.0         140         (0.2)
  Other.....................................       81,231         27.1        80,814         28.3         417         (1.2)
  Litigation settlements and restructuring
    costs (income), net.....................       (1,527)        (0.5)       (1,019)        (0.3)       (508)        (0.2)
                                              ------------       -----   ------------       -----   ---------          ---
      Total operating expenses..............      275,634         91.9       263,029         92.2      12,605         (0.3)
                                              ------------       -----   ------------       -----   ---------          ---
Operating income............................   $   24,117          8.1%   $   22,363          7.8%  $   1,754          0.3%
                                              ------------       -----   ------------       -----   ---------          ---
                                              ------------       -----   ------------       -----   ---------          ---
Centers open at the end of each period......        1,148                      1,142                        6
                                              ------------               ------------               ---------
                                              ------------               ------------               ---------

    OPERATING REVENUES. Operating revenues increased $14.4 million, or 5.0%, to $299.8 million year-to-date 1997 versus year-to-date 1996. The increase in revenues is attributable to 4.7% and 4.2% weighted average tuition increases implemented during the second quarter of fiscal 1997 and fiscal 1996, respectively, and new centers opened or acquired during fiscal 1996 and first quarter 1997. These revenue increases were partially offset by center closings during fiscal 1996 and first quarter 1997 and declines in total company average occupancy in year-to-date 1997. Same center revenues, defined as revenues from centers in operation during both full periods, were up 2.9% over year-to-date 1996. Same center revenue increases associated with the tuition increases for year-to-date 1997 were partially offset by same center occupancy declines during second quarter 1997.

    Total company average occupancy decreased to 74.2% year-to-date 1997 from 75.6% year-to-date 1996. Same center average occupancy also decreased to 74.8% year-to-date 1997 from 76.2% year-to-date 1996. The Company believes these declines in occupancy were caused by a variety of factors, including in particular, the following recently implemented initiatives: (a) a reduced, lower cost marketing program, (b) an expanded employee child care discount program that may preclude the enrollment of tuition paying children, and (c) changes in field operations management which provide less direct center supervision. The Company is in the process of evaluating such initiatives.

    During year-to-date 1997, the Company opened 11 new centers: ten KinderCare community centers and one KinderCare at Work-Registered Trademark- center; and closed 11 centers. During year-to-date 1996 (including the conversion of one community center to a Kid's Choice-TM- center), the Company opened 22 new centers: 11 community centers, four KinderCare at Work-Registered Trademark-centers, and seven Kid's Choice-TM- centers; and closed 17 centers. Since the end of second quarter 1996, the Company has opened a total of 26 new centers with an average building capacity of 177 children and has closed 20 centers with an average building capacity of 100 children. Total center capacity has increased to approximately 142,000 at the end of second quarter 1997 from approximately 138,000 at the end of second quarter 1996.

    SALARIES, WAGES AND BENEFITS. Salaries, wages and benefits expense increased $11.4 million or 7.6%, to $162.2 million year-to-date 1997 versus the comparable period in 1996. As a percentage of operating revenues, salaries, wages and benefits increased to 54.1% year-to-date 1997 from 52.9% year-to-date 1996. Approximately 58% of the year-to-date increases are attributable to increased center staff hours. Average hourly center staff wages increased approximately 4% for year-to-date 1997 versus the comparable period in 1996. As a percentage of operating revenues, a portion of the increase in salaries, wages and benefits is due to an approximately 28% increase in employee-enrolled children (who are only charged an administrative fee plus either a discounted tuition fee or no tuition) in year-to-date 1997 versus year-to-date 1996, which resulted in additional staffing costs without a commensurate increase in operating revenues. The increase in employee-enrolled children is due to an enhanced staff discount program initiated to improve staff retention. Management has revised and continues to evaluate this program. Further, benefit costs have increased slightly due to the partial implementation of new employee health insurance plans. Higher center labor costs associated with these benefits have been partially offset by improvements in field overhead and management reorganizations implemented during 1996.

    DEPRECIATION. Depreciation expense increased to $19.2 million year-to-date 1997 from $18.0 million year-to-date 1996 due to asset additions related to renovations of existing centers, purchases of short-lived assets, and to the opening of 26 new centers, offset partially by the closing of 20 centers since the end of second quarter 1996 and by a reduction in depreciation expense related to the end of the estimated depreciable lives of certain assets.

    RENT. Rent expense increased to $14.5 million year-to-date 1997 from $14.4 million year-to-date 1996. Eleven leased centers have been opened and 15 leased centers have been closed since the end of second quarter 1996.

    OTHER. Other operating expenses increased to $81.2 million year-to-date 1997 from $80.8 million year-to-date 1996. As a percentage of operating revenues, other operating expenses decreased to 27.1% year-to-date 1997 from 28.3% year-to-date 1996. This margin improvement is principally due to a reduced, lower cost marketing program and improved administrative and center support efficiencies from re-engineering efforts initiated during fiscal 1996.

    LITIGATION SETTLEMENTS AND RESTRUCTURING COSTS (INCOME), NET.

        LITIGATION SETTLEMENTS. During first quarter 1996, the Company received the final cash distribution of $11.3 million from The Enstar Group, Inc. ("Enstar"), the Company's former parent, in settlement of the Company's $12.0 million claim against Enstar in U.S. Bankruptcy Court in Montgomery, Alabama. During second quarter 1997, the Company received a $1.5 million interest payment from Enstar in connection with this claim.

        RESTRUCTURING. On June 15, 1995, the Board of Directors appointed Dr. Sandra Scarr, Chairman of the Board, to be Chief Executive Officer ("CEO"), replacing the former CEO whose resignation was effective on the same date. Subsequent to this appointment, the Company made substantial changes to its field operations management and support functions. As a result of these changes, the Company charged $4.0 million of restructuring costs, primarily severance agreements, against fiscal 1996 earnings during first quarter 1996.

        Although substantial reorganization changes were implemented during fiscal 1996, the Company continues to evaluate certain other support functions and systems in an effort to improve future operating effectiveness and efficiencies, as well as to improve the quality of services.

        During first quarter 1996, management limited Kid's Choice-TM-development to contracts in process until the concept is more fully developed, and recorded an impairment loss of $6.3 million, consisting of a writedown of $5.3 million for the recoverability of long lived assets, primarily leasehold improvements, and $1.0 million for anticipated lease termination costs.

    OPERATING INCOME. Operating income increased $1.8 million, or 7.8% to $24.1 million year-to-date 1997 as compared to year-to-date 1996. Operating income before litigation settlements and restructuring costs increased $1.2 million, or 5.8%, to $22.6 million year-to-date 1997 as compared to year-to-date 1996 for the reasons discussed above.

    Year-to-date 1997 EBITDA, defined as earnings before interest expense, income taxes, depreciation, and amortization, of $36.9 million was $3.6 million below year-to-date 1996. As a percentage of operating revenues, EBITDA for year-to-date 1997 was 12.3% versus 14.2% for year-to-date 1996. Adjusted EBITDA, defined as EBITDA excluding the effects of investment income; litigation settlements and restructuring costs (income), net; and extraordinary items, was $41.8 million year-to-date 1997, an increase of $2.4 million over year-to-date 1996. As a percentage of operating revenues, Adjusted EBITDA improved to 13.9% year-to-date 1997 versus 13.8% year-to-date 1996. Neither EBITDA nor Adjusted EBITDA is intended to indicate that cash flow is sufficient to fund all of the Company's cash needs or represent cash flow from operations as defined by generally accepted accounting principles.

    NET INVESTMENT INCOME.   Net investment income was $0.1 million year-to-date
1997 versus $0.2 million year-to-date 1996.

    INTEREST EXPENSE. Interest expense decreased to $8.1 million from $9.2 million for year-to-date 1997 versus year-to-date 1996. The Company's weighted average interest rate on its long-term debt, including debt cost amortization, was 9.5% year-to-date 1997 versus 10.9% year-to-date 1996.

    INCOME TAX EXPENSE.   Income tax expense for year-to-date 1997 of $6.3
million is in excess of amounts computed by applying statutory federal income tax rates to income before income taxes due primarily to state income taxes.

THE FISCAL YEAR ENDED MAY 31, 1996, COMPARED TO THE FISCAL YEAR ENDED JUNE 2,
  1995

    The Company's operating results for the comparative fiscal years were as follows (dollars in thousands):

                                                                                                            CHANGE
                                                                                                    ----------------------
                                                  MAY 31,    PERCENT OF     JUNE 2,    PERCENT OF              PERCENT OF
                                                   1996       REVENUES       1995       REVENUES     AMOUNT     REVENUES
                                                -----------  -----------  -----------  -----------  ---------  -----------
Operating revenues............................  $   541,264       100.0%  $   506,505       100.0%  $  34,759      --    %
                                                -----------       -----   -----------       -----   ---------  -----------
Operating expenses:
  Salaries, wages and benefits................      284,115        52.5       263,527        52.0      20,588         0.5
  Depreciation................................       33,972         6.3        28,071         5.5       5,901         0.8
  Rent........................................       26,515         4.9        26,099         5.2         416        (0.3)
  Other.......................................      143,469        26.5       138,910        27.5       4,559        (1.0)
  Litigation settlements and restructuring
    costs (income), net.......................        1,484         0.3          (888)       (0.2)      2,372         0.5
                                                -----------       -----   -----------       -----   ---------  -----------
      Total operating expenses................      489,555        90.5       455,719        90.0      33,836         0.5
                                                -----------       -----   -----------       -----   ---------  -----------
Operating income..............................  $    51,709         9.5%  $    50,786        10.0%  $     923        (0.5)%
                                                -----------       -----   -----------       -----   ---------  -----------
                                                -----------       -----   -----------       -----   ---------  -----------
Centers open at the end of each fiscal year...        1,148                     1,137                      11
                                                -----------               -----------               ---------
                                                -----------               -----------               ---------

    OPERATING REVENUES. Fiscal 1996 operating revenues increased $34.8 million or 6.9% over fiscal 1995. The increase in operating revenues is primarily attributable to a 4.2% weighted average tuition increase implemented during second quarter 1996 and to new center openings and acquisitions, offset by a slight decline in same center occupancy and center closings. Fiscal 1996 same center operating revenues, defined as centers in operation during both full years, increased 4.5% over fiscal 1995.

    Total company average occupancy decreased slightly to 75.9% in fiscal 1996 from 76.3% in fiscal 1995. Same center average occupancy remained almost constant at 76.9% for fiscal 1996 compared to 77.1% for fiscal 1995. The slight decrease in same center average occupancy is attributable to heavy competitor promotional activities and increasing market price sensitivities during the fall of 1995.

    During fiscal 1996 (including the conversion of one community center to a Kid's Choice-TM- center), the Company opened 37 new centers: 22 KinderCare community centers, six KinderCare at Work-Registered Trademark- centers and nine Kid's Choice-TM- centers; and closed or sold 26 centers. During fiscal 1995 (including the conversion of three community centers to Kid's Choice-TM-centers), the Company opened or acquired 45 new centers: 29 KinderCare community centers (including 12 acquired centers), three KinderCare at Work-Registered Trademark- centers and 13 Kid's Choice-TM- centers; and closed or sold 40 centers. The average capacity for new community center openings or acquisitions was 175 and 163 in fiscal 1996 and 1995, respectively, while closed center average capacity was 103 and 112, respectively, and the average capacity of the new Kid's Choice-TM- centers is 149. Total center capacity increased from 137,000 at the end of fiscal 1995 to 141,000 at the end of fiscal 1996.

    SALARIES, WAGES AND BENEFITS. Salaries, wages and benefits expense increased, as a percentage of operating revenues, to 52.5% in fiscal 1996 from 52.0% in fiscal 1995. The increase is attributable to increased hours and wage rates since the end of fiscal 1995 offset partially by improvements in field overhead and administrative costs due to management reorganizations.

    DEPRECIATION. Depreciation expense increased $5.9 million to $34.0 million in fiscal 1996 from $28.1 million in fiscal 1995. This increase is primarily attributable to the opening of 36 new centers and to the expenditure of $27.3 million in fiscal 1996 for center renovations and short-lived assets, such as the computers for children's educational programs, offset somewhat by the closing or sale of 25 older centers in fiscal 1996.

    RENT. Rent expense increased $0.4 million in fiscal 1996 from fiscal 1995. This increase is attributable to rent incurred on new Kid's Choice-TM- and community center leases offset partially by the closing of 17 leased community centers and the favorable effects of the disposal of some leased vehicles.

    OTHER. Other operating expenses, as a percentage of operating revenues, decreased to 26.5% in fiscal 1996 from 27.5% in fiscal 1995. This improvement is primarily due to: (1) a decrease in insurance costs due to improving claims experience, (2) gains on the sales of assets, and (3) improvements associated with the field management reorganization such as decreases in travel costs and office supplies. These improvements are partially offset by increased costs associated with upgrades in the food and educational programs and increased marketing costs.

    OPERATING INCOME. Fiscal 1996 operating income increased 1.8% or $0.9 million from fiscal 1995. As a percentage of operating revenues, fiscal 1996 operating margin of 9.5% decreased from the prior year operating income margin of 10.0% for the reasons discussed above. Before litigation settlements and restructuring costs, fiscal 1996 operating income of $53.2 million is $3.3 million better than fiscal 1995 operating income of $49.9 million and, as a percentage of revenues, operating income margin remained about flat at 9.8%.

    Fiscal 1996 EBITDA, defined as earnings before interest expense, income taxes, depreciation and amortization, increased 5.4% or $4.4 million from fiscal 1995. As a percentage of operating revenues, EBITDA decreased to 15.9% for fiscal 1996 from 16.1% for fiscal 1995. Adjusted EBITDA increased 11.8% or $9.2 million to $87.2 million from $78.0 million in fiscal 1995, and, as a percentage of operating revenues, improved to 16.1% from 15.4%. Neither EBITDA nor Adjusted EBITDA is intended to indicate that cash flow is sufficient to fund all of the Company's cash needs or represent cash flow from operations as defined by generally accepted accounting principles.

    NET INVESTMENT INCOME. Net investment income was $0.2 million for fiscal 1996 compared to $2.6 million for fiscal 1995. The decrease is primarily due to the sale of securities during fiscal 1995.

    INTEREST EXPENSE. Interest expense decreased to $16.7 million for fiscal 1996 from $17.3 million for fiscal 1995. This decrease is attributable to a reduction of long-term debt obligations offset by higher average interest rates. The Company's weighted average interest rate on its long-term debt, including amortization of debt issuance costs, was 10.8% for fiscal 1996 versus 10.0% for fiscal 1995.

    INCOME TAX EXPENSE. Income tax expense for fiscal 1996 of $13.5 million was in excess of amounts computed by applying statutory federal income tax rates to income before income taxes due primarily to state income taxes. Additional paid-in capital was increased by $4.1 million for tax benefits recognized in fiscal 1996 relating to valuation allowances established for deferred taxes at April 2, 1993, the effective date of the Company's emergence from bankruptcy.

THE FISCAL YEAR ENDED JUNE 2, 1995 COMPARED TO THE FISCAL YEAR ENDED JUNE 3,
  1994

    The Company's operating results for the comparative fiscal years were as follows (dollars in thousands):

                                                                                                             CHANGE
                                                                                                    ------------------------
                                                  JUNE 2,    PERCENT OF     JUNE 3,    PERCENT OF               PERCENT OF
                                                   1995       REVENUES      1994(A)     REVENUES     AMOUNT      REVENUES
                                                -----------  -----------  -----------  -----------  ---------  -------------
Operating revenues............................  $   506,505       100.0%  $   488,726       100.0%  $  17,779       --    %
                                                -----------       -----   -----------       -----   ---------          ---
Operating expenses:
  Salaries, wages and benefits................      263,527        52.0       256,468        52.5       7,059         (0.5)
  Depreciation................................       28,071         5.5        25,148         5.1       2,923          0.4
  Rent........................................       26,099         5.2        22,563         4.6       3,536          0.6
  Other.......................................      138,910        27.5       137,381        28.1       1,529         (0.6)
  Gain on litigation settlements..............         (888)       (0.2)      --              0.0        (888)        (0.2)
                                                -----------       -----   -----------       -----   ---------          ---
      Total operating expenses................      455,719        90.0       441,560        90.3      14,159         (0.3)
                                                -----------       -----   -----------       -----   ---------          ---
Operating income..............................  $    50,786        10.0%  $    47,166         9.7%  $   3,620          0.3%
                                                -----------       -----   -----------       -----   ---------          ---
                                                -----------       -----   -----------       -----   ---------          ---
Centers open at the end of each fiscal year...        1,137                     1,132                       5
                                                -----------               -----------               ---------
                                                -----------               -----------               ---------

------------------------

(a) Fiscal 1994 was a 53-week year.

    OPERATING REVENUES. Including the 53rd week in fiscal 1994, fiscal 1995 operating revenues (52 weeks) increased $17.8 million or 3.6%. After adjusting fiscal 1994 to a comparable 52-week basis, fiscal 1995 revenues of $506.5 million increased $27.3 million or 5.7% over fiscal 1994. The increase in operating revenues is primarily attributable to tuition increases. In fiscal 1995, weighted average tuition rates were increased approximately 4.4% during the second quarter. In fiscal 1994, weighted average tuition rates were increased 4.8% during the second quarter and increased an additional 1.0% during the fourth quarter. Fiscal 1995 revenues also were favorably impacted by $0.5 million from 12 centers acquired on May 5, 1995. Fiscal 1995 same center revenues, defined as centers in operation during both full years, increased 5.8% over fiscal 1994, after adjusting fiscal 1994 to a comparable 52-week basis.

    Total company average occupancy decreased slightly to 76.3% in fiscal 1995 from 76.5% in fiscal 1994. Same center average occupancy remained almost constant at 77.1% for fiscal 1995 compared to 77.4% for fiscal 1994. The slight decrease in occupancy is attributable to new center openings and a softer than expected third and fourth quarter.

    During fiscal 1995 (including the conversion of three community centers to Kid's Choice-TM- centers), the Company opened or acquired 45 new centers: 29 KinderCare community centers (including 12 acquired centers of which 10 centers were acquired in a single transaction), three KinderCare at Work-Registered Trademark- centers and 13 Kid's Choice-TM- centers; and closed or sold 40 centers. During fiscal 1994 (including the conversion of two community centers to Kid's Choice-TM- centers), the Company opened 31 new centers: four KinderCare community centers, four KinderCare at Work-Registered Trademark- centers and 23 Kid's Choice-TM- centers; and closed or sold 65 centers. The average capacity for new community center openings was 163 and 171 in fiscal 1995 and 1994, respectively, while closed center average capacity was 112 and 101, respectively. Total center capacity remained approximately the same.

    SALARIES, WAGES AND BENEFITS. Salaries, wages and benefits expense decreased, as a percentage of operating revenues, to 52.0% in fiscal 1995 from 52.5% in fiscal 1994. These improvements reflect continued management focus on center staff scheduling initiated in early fiscal 1994, which led to improvement throughout fiscal 1994 and 1995 and favorable cost reductions in employee medical costs due to new program roll-outs and management focus on medical cost containment. The improvement in center staff productivity (calculated as a percentage of revenues) was partially offset by increased support services and the expansion of the Kid's Choice-TM- format as the Company continued its focus on improving the quality of services and the expansion of new centers and new center format concepts.

    DEPRECIATION. Depreciation expense increased $2.9 million to $28.1 million in fiscal 1995 from $25.2 million in fiscal 1994. The increase is attributable to the opening of 42 new centers, of which 28 were owned, offset somewhat by the closing or sale of 37 older centers, of which only nine were owned, and depreciation on short-lived assets acquired in fiscal 1995.

    RENT. Rent expense increased $3.5 million in fiscal 1995 from fiscal 1994. This increase is primarily attributable to an increase in rent on the Company's vehicle leases and rent incurred on new Kid's Choice-TM- leases.

    OTHER. Other operating expenses, as a percentage of operating revenues, decreased to 27.5% in fiscal 1995 from 28.1% in fiscal 1994. This improvement is mostly due to a decrease in insurance costs from improving claims experience, which was partially offset by increases in support services, new center development, replacement of educational supplies, and pre-opening and start-up costs of new centers.

    GAIN ON LITIGATION SETTLEMENTS. In third quarter 1995, the Company received approximately $0.9 million in connection with litigation settlements with Enstar and KinderCare's former Chairman of the Board.

    OPERATING INCOME. Including the 53rd week in fiscal 1994, fiscal 1995 operating income (52 weeks) increased 7.7% or $3.6 million. After adjusting fiscal 1994 to a comparable 52-week basis operating income for fiscal 1995 of $50.8 million increased 9.8% or $4.5 million over fiscal 1994. As a percentage of operating revenues, fiscal 1995 operating margin of 10.0% improved over the prior year operating income margin of 9.7% for the reasons discussed above.

    Including the 53rd week in fiscal 1994, fiscal 1995 EBITDA, defined as earnings before interest expense, income taxes, depreciation and amortization, increased 11.5% or $8.4 million for fiscal 1995 (52 weeks) versus fiscal 1994. After adjusting fiscal 1994 to a comparable 52-week basis, EBITDA increased 8.6% or $6.4 million over fiscal 1994 EBITDA. As a percentage of operating revenues, the EBITDA margin, after adjusting fiscal 1994 to a comparable 52-week basis, improved to 16.1% for fiscal 1995 from 15.7% for fiscal 1994. Including the 53rd week in fiscal 1994, Adjusted EBITDA increased 7.8% or $5.7 million to $78.0 million for fiscal 1995 from $72.3 million in fiscal 1994. As a percentage of operating revenues, it improved to 15.4% from 14.8%. After adjusting fiscal 1994 to a comparable 52-week basis, Adjusted EBITDA increased 8.4% or $6.1 million to $78.0 million for fiscal 1995 from $71.9 million in fiscal 1994. As a percentage of operating revenues, it improved to 15.4% from 15.0%. Neither EBITDA nor Adjusted EBITDA is intended to indicate that cash flow is sufficient to fund all of the Company's cash needs or represent cash flow from operations as defined by generally accepted accounting principles.

    NET INVESTMENT INCOME. Net investment income decreased $0.6 million from $3.2 million in fiscal 1994 to $2.6 million in fiscal 1995. During fiscal 1995, the Company recognized a $2.0 million gain on the sale of securities and earned $0.6 million of interest on cash balances. In fiscal 1994, a $1.9 million gain was recognized on the collection and retirement of the note receivable received in conjunction with the sale of Sylvan Learning Corporation ("Sylvan"), a wholly owned subsidiary, in July 1993, and earned $1.3 million interest on cash balances.

    INTEREST EXPENSE. Interest expense decreased slightly to $17.3 million for fiscal 1995 from $17.7 million for fiscal 1994. This decrease is attributable to a reduction of long term debt obligations offset by higher average interest rates and amortization of debt issuance costs associated with the Refinancing

Plan. The "Refinancing Plan," effective as of June 2, 1994, consisted of the sale of $100.0 million principal amount of the 10 3/8% Senior Notes, the execution of the Old Bank Credit Facility and a $35.0 million letter of credit facility and the repayment in full of the Company's floating rate senior secured notes due 2000 and the 12% senior secured notes due 2002, in an amount aggregating $173.6 million (including accrued interest and redemption premiums). The Company's weighted average interest rate on its long-term debt, including amortization of debt issuance costs, was 10.0% for fiscal 1995 versus 9.6% for fiscal 1994.

    INCOME TAX EXPENSE. Income tax expense for fiscal 1995 of $14.0 million is in excess of amounts computed by applying statutory federal income tax rates to income before income taxes due primarily to state income taxes. Additional paid-in capital was increased by $13.9 million for tax benefits recognized in fiscal 1995 relating to valuation allowances established for deferred taxes at April 2, 1993, the effective date of the Company's emergence from a pre-organized bankruptcy.

LIQUIDITY AND CAPITAL RESOURCES

    POST-MERGER (INCLUDING THE FINANCINGS)

    The Company's principal sources of liquidity are cash flow generated from operations and borrowings under the $300.0 million Revolving Credit Facility. The Company's principal uses of liquidity will be to meet debt service requirements, finance the Company's capital expenditures and provide working capital.

    The Company incurred substantial indebtedness in connection with the Merger. On a pro forma basis to reflect the Merger, the Company had approximately $422.2 million of consolidated indebtedness as compared to $168.8 million of consolidated indebtedness at December 13, 1996. The Company's debt service obligations could have important consequences to holders of the Exchange Notes. See "Risk Factors."

    The Financings include $390.0 million under the Credit Facilities comprised of a $90.0 million Term Loan Facility, of which $50.0 million was drawn at the Effective Time with an additional amount to be drawn, and a $300.0 million Revolving Credit Facility and the Offering of $300.0 million of Old Notes. The gross proceeds from the Offering, together with borrowings under the Term Loan Facility and the equity contribution by the Partnership, were used upon consummation of the Merger to pay cash merger consideration, repay indebtedness of the Company and pay transaction fees and expenses in connection therewith. At December 13, 1996, on a pro forma basis after giving effect to the Merger, the Company would have borrowed approximately $76.0 million under the Term Loan Facility, issued $300.0 million of the Old Notes, and would have had additional availability of $251.1 million under the $300.0 million Revolving Credit Facility (reduced by $48.9 million of outstanding letters of credit).

    The Term Loan Facility is also subject to mandatory prepayment with the proceeds of certain asset sales and certain debt offerings and a portion of Excess Cash Flow (as defined in the Credit Facilities). The Term Loan Facility will terminate nine years after the Effective Time and will provide for nominal annual amortization. The Revolving Credit Facility will terminate seven years after the Effective Time.

    The Company utilized approximately $56.5 million of net operating loss carryforwards to offset taxable income in its 1994, 1995 and 1996 fiscal years. Approximately $20.0 million of net operating loss carryforwards is available to be utilized in the current and future fiscal years. If such net operating losses were reduced, the Company could be required to pay additional taxes and interest, thereby reducing available cash.

    CAPITAL EXPENDITURES

    The Company anticipates substantial increases in its capital expenditures budget over the next several years. During fiscal 1997, the Company expects to open 16 to 17 new centers consisting of 14 to

15 community centers, one KinderCare at Work-Registered Trademark- center and one center in the United Kingdom. The number of new center openings is down from the 20 to 23 centers originally planned for 1997 because three community centers originally scheduled to open in fiscal 1997 are now expected to open in fiscal 1998 and because of a reduction in planned openings in the United Kingdom from two or three centers to one center. Over the next three years, the Company expects to increase its rate of opening and/or acquiring new centers to between 50 and 75 new centers per year in the aggregate (excluding center closings), which the Company expects will be primarily community centers, and to continue its regular practice of closing a select number of centers per year that have been identified as underperforming. The length of time from site selection to the opening of a center ranges from 18 to 24 months. The average total cost per community center ranges from approximately $1.2 million to $1.8 million depending upon the size and location of the center; however, the actual costs of a particular center may vary from such range. New centers are based upon detailed site analyses that include feasibility and demographic studies and financial modeling. No assurance can be given by the Company that it will be able to successfully negotiate and acquire properties, or meet targeted deadlines. Frequently, new site negotiations are delayed or canceled or construction delayed for a variety of reasons, many outside the control of the Company.

    During the twenty-eight weeks ended December 13, 1996, the Company opened ten community centers and one KinderCare at Work-Registered Trademark- center. There are no planned additions to the Company's Kid's Choice-TM- format as management does not believe the new format concept is meeting its full potential and needs further refinement. The Company currently anticipates that any Kid's Choice-TM- center that is underperforming when its lease expires will be closed at that time. Fiscal 1996 new center openings totaled 37 centers (including the conversion of one community center to a Kid's Choice-TM- center); consisting of 22 KinderCare community centers, six KinderCare at Work-Registered Trademark-centers and nine Kid's Choice-TM- centers. This total compares to 45 center openings or acquisitions in fiscal 1995, consisting of 29 KinderCare community centers (including 12 acquired centers of which 10 centers were acquired in a single transaction), three KinderCare at Work-Registered Trademark- centers and 13 Kid's Choice-TM- centers.

    Capital expenditures year-to-date 1997 amounted to approximately $27.8 million. Approximately $7.6 million was spent on renovations and improvements to existing facilities, approximately $4.1 million was spent on computers for children's educational programs, approximately $14.0 million was spent on new center development, and the remaining approximately $2.1 million was spent on corporate information systems.

    Capital expenditures during fiscal 1996 amounted to approximately $67.3 million. Approximately $14.9 million was spent on renovations and improvements to existing facilities, approximately $12.4 million was spent on equipment purchases, including $0.5 million on computers for children's educational programs, and the remaining $40.0 million was spent on new center development. Capital expenditures during fiscal 1995 amounted to approximately $74.4 million. During fiscal 1995, approximately $13.5 million was spent on renovations and improvements to existing facilities, approximately $17.4 million was spent on equipment purchases, including $6.8 million on computers for children's educational programs, and the remaining $43.5 million was spent on new center development.

    Management believes that cash flow generated from operations and borrowings under the $300.0 million Revolving Credit Facility will adequately provide for its working capital and debt service needs and will be sufficient to fund the Company's expected capital expenditures over the next several years. Although no assurance can be given that such sources will be sufficient, the capital expenditure program has substantial flexibility and is subject to revision based on various factors, including but not limited to, business conditions, changing time constraints, cash flow requirements, debt covenants, competitive factors, and seasonality of openings. If the Company experiences a lack of working capital, it may reduce its capital expenditures. In the near term, if the Company were to reduce substantially or postpone its capital expenditures, management believes there would be no substantial impact on current operations and it is likely that more cash would be available for working capital needs and debt service. In the long term, if these expenditures were substantially reduced, in management's opinion, its operations and its cash flow would be adversely impacted.

    YEAR TO DATE FISCAL YEAR 1997

    The Company's consolidated net cash flow from operations year-to-date 1997 was $16.6 million, compared to $26.8 million for year-to-date 1996. The reduced cash flow from operations year-to-date 1997 is due primarily to the receipt of a $1.5 million interest payment from Enstar offset by a $5.2 million interest payment on the Company's 10 3/8% Senior Notes during year-to-date 1997, as compared to the Company's receipt of the final cash distribution of $11.3 million from Enstar offset by a $5.0 million one-time restructuring charge during year-to-date 1996. As of December 13, 1996, the Company had $10.4 million in cash and cash equivalents and its ratio of current assets to current liabilities was 0.65 to 1 at December 13, 1996 versus 0.58 to 1 at May 31, 1996.

    During first quarter 1997, the Company purchased $30.0 million aggregate principal amount of its 10 3/8% Senior Notes at an aggregate price of $31.5 million. This transaction resulted in an extraordinary loss of $1.2 million, net of income taxes, in first quarter 1997. During second quarter 1997, the Company announced and completed a tender offer and consent solicitation for its outstanding 10 3/8% Senior Notes seeking the elimination of substantially all of the restrictive covenants, and 99.7% of the remaining notes were purchased at an aggregate price of $76.8 million. This second transaction resulted in an extraordinary loss of $5.3 million, net of income taxes, recorded in second quarter 1997. The Company increased its Existing Bank Credit Facility by $50.0 million to $200.0 million to finance the tender offer.

    On June 3, 1996, the Board of Directors authorized the repurchase of $23.0 million of the Company's Common Stock. As of the end of the first quarter 1997, 1,111,500 shares and 435,000 warrants had been repurchased for $18.3 million. All shares that were repurchased have been retired. No shares of Common Stock or warrants have been purchased since July 22, 1996.

    FISCAL YEAR 1996

    The Company's consolidated net cash flow from operations for fiscal year 1996 was $75.9 million compared to $73.0 million for the corresponding period in fiscal year 1995.

    During first quarter 1996, the Company received the final cash distribution of $11.3 million from Enstar in connection with a settlement of the Company's claim against Enstar in U.S. Bankruptcy Court in Montgomery, Alabama. During second quarter 1996, the Company sold holdings in certain investments for $3.4 million. During fiscal 1996, the Company received $2.0 million in cash from the repayments of notes receivable related to the sales of centers in prior years. In addition, the Company also received $3.7 million in cash from the sale of assets during the year.

    FISCAL YEAR 1995

    The Company's consolidated net cash flow from operations for the fiscal year 1995 was $73.0 million compared to $74.4 million for the corresponding period in fiscal year 1994.

    Other income included approximately $2.0 million from the sale of investment securities during the third and fourth quarter of fiscal year 1995. In late fiscal year 1994, the Company coordinated the transfer and sale of its fleet vehicle leases from one leasing company to another and entered into a contract with the new leasing company. As a result, during the first quarter of fiscal 1995, the Company received approximately $7.8 million relating to prepayments and accelerated payments of principal required by the previous lessor. Also included in cash flow from other income was $0.4 million received from the claim against Enstar.

RECENTLY ISSUED ACCOUNTING STANDARDS

    In October 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), was issued. SFAS 123 encourages companies to adopt a fair value based method of accounting for stock-based compensation plans in place of the intrinsic value based method provided for by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). Companies which continue to apply the provisions of APB 25 must make pro forma disclosures in the notes to their financial statements of net income and earnings per share as if the fair value based method of accounting defined in SFAS 123 had been applied. The Company plans to adopt SFAS 123 in fiscal year 1997 on a pro forma disclosure basis.

SEASONALITY

    New enrollments are generally highest in September and January, with attendance declining 5% to 10% during the summer months and the year-end holiday period. As a result, the Company seeks to open centers in August and December in anticipation of the peak enrollment periods. The combination of decreased attendance and escalated center development in the summer months and during the year-end holiday period may result in decreased liquidity during these periods.

GOVERNMENTAL LAWS AND REGULATIONS

    There are certain tax incentives for child care programs. Section 21 of the Code provides a federal income tax credit ranging from 20% to 30% of certain child care expenses for "qualifying individuals" (as defined therein). The fees paid to the Company for child care services by eligible taxpayers qualify for the tax credit, subject to the limitations of Section 21. Approximately 13% of the Company's operating revenues are generated from federal and state child care assistance programs, primarily the Child Care and Development Block Grant and At-Risk Programs. These programs are designed to assist low-income families with child care expenses and are administered through various state agencies. Although under new legislation, signed by President Clinton in August 1996, additional funding for child care will be available for low income families as part of welfare reform, no assurance can be given that the Company will benefit from any such additional funding.

INFLATION AND WAGE INCREASES

    Approximately 58.0% of operating expenses during fiscal 1996 consisted of salary, wages and benefits. As of May 31, 1996, the Company's average wage rate for hourly employees was $6.45 per hour, compared to the current federal minimum wage rate of $4.75 per hour.

    Management does not believe that the effect of inflation on the results of the Company's operations has been significant in recent periods. During 1996, Congress enacted an increase in the minimum hourly wage from $4.25 to $4.75 effective October 1, 1996, with an additional increase to $5.15 to be effective on September 1, 1997. Management currently believes that the new wage rates, including the effects of wage compression (commensurate wage increases granted to certain hourly employees (with two or more years experience at KinderCare at the time of such increase) earning more than minimum wage), will result in increased expenses of approximately $0.3 million in fiscal 1997 and $1.5 million in fiscal 1998. On an annualized basis, the total effect of the two-step minimum wage increases is expected to be approximately $1.8 million and the full effect will not be experienced until fiscal 1999. The Company believes that, through increases in its tuition rates, it can recover any increase in expenses caused by the 1996-1997 wage adjustments and additional compensation adjustments necessitated by such increases in the minimum wage rate. However, there can be no assurance that the Company will be able to increase its rates sufficiently to offset such increased costs. The Company continually evaluates its wage structure and may implement further changes in addition to those discussed above.

                                    BUSINESS

GENERAL

    KinderCare, founded in 1969, is the largest provider of for-profit preschool educational and child care services in the United States based upon number of centers operated, children served, operating revenues and operating income. The Company provides center-based preschool educational and child care services five days a week throughout the year to children between the ages of six weeks and twelve years. At December 13, 1996, the Company operated 1,148 child care centers, of which 736 are owned, located in 38 states and the United Kingdom and had enrollment of approximately 125,000 full-time and part-time children. The Company's total center capacity at December 13, 1996 was approximately 142,000 full-time children. For the fiscal years ended May 31, 1996 and June 2, 1995, average occupancy was 75.9% and 76.3%, respectively, and the average full-time three-year-old weekly tuition rate (which the Company believes approximates the Company's average full-time weekly tuition rate) was $100 and $96, respectively. For the twenty-eight weeks ended December 13, 1996, average occupancy was 74.2%, and the average full-time three-year-old weekly tuition rate was $104. For the twelve months ended December 13, 1996, the Company generated operating revenues of $555.6 million and EBITDA of $89.6 million.

    KinderCare seeks to differentiate its educational and other child care services through its Whole Child Development concept with professionally planned, age-specific educational programs. This concept includes programs that provide children with activities that support physical, intellectual, emotional, and social development. New programs are developed and existing programs are frequently enhanced by the Company's education department, under the leadership of two professionals with Ph.D.'s in early childhood education/curriculum supervision. The programs use developmentally appropriate materials, activities and resources which cater to the differing needs of various age groups and are used by center teachers as the foundation for each week's program. The programs include age-appropriate experiences in areas such as reading, math, science and language, and provide a range of opportunities for motor skill development through indoor and outdoor activities. "Computer Clubs," a program for children of preschool and school age, provides educational opportunities linked to the curriculum for children to acquire computer literacy at an early age. These programs are further enhanced by "Playscapes," which are designed to create an outdoor learning environment, and the Company's Let's Move, Let's Play-TM-movement video for children. The Company's Whole Child Development programs are provided in Company centers designed and tailored specifically to accommodate the needs and safety requirements of children. Centers are staffed with a director, an assistant director and an appropriate number of staff and teachers as required by state licensing requirements and Company standards.

    The Company operates three types of child care centers--KinderCare community centers, KinderCare at Work-Registered Trademark- centers and Kid's Choice-TM-centers. KinderCare community centers, which comprise approximately 93% of the Company's centers, and KinderCare at Work-Registered Trademark- centers typically provide educational and child care services to children between the ages of six weeks and 12 years. Kid's Choice-TM- centers are for school age children and are provided in separate facilities designed specifically for this age group. The Company's centers are open throughout the year, generally Monday through Friday from 6:30 a.m. to 6:00 p.m., although hours vary by location. Children are usually enrolled on a weekly basis for either full-day or half-day sessions and are accepted, where capacity permits, on an hourly basis. The Company's tuition rates vary for children of different ages and with location, with the tuition for three-year-old children approximating the average tuition rate charged for all children. Centers are staffed with a director, an assistant director and an appropriate number of staff and teachers as required by state licensing requirements and Company standards. As of December 13, 1996, land and buildings with respect to the 736 centers owned by the Company had a net book value of $392.9 million.

    The principal executive offices of the Company are located at 2400 Presidents Drive, Montgomery, Alabama 36116, and its telephone number is (334) 277-5090.

THE CHILD CARE INDUSTRY

    FAVORABLE DEMOGRAPHICS AND SOCIAL TRENDS. The U.S. child care industry (including home-based care, employer on-site care, and care delivered by private facilities, government-sponsored institutions, church-affiliated centers, colleges and universities, group day care center chains, and civic groups such as the YMCA) has grown at a compound annual growth rate of 13.4% from $5.7 billion in revenues in 1982 to an estimated $29.3 billion in 1995, and is expected to grow at a 6.8% compound annual growth rate for the rest of the decade, according to Marketdata Enterprises, Inc. This growth has been, and is expected to continue to be, driven by several demographic and social trends, including: (i) an increase in the number of births as compared generally to the 1970's and 1980's, (ii) mothers continuing to enter the work force, and (iii) a significant increase in the popularity of center-based care. According to the United States National Center for Health Statistics, in 1989 (for the first time since 1964, the final year of the "baby boom") and in each year since then through 1995, the annual number of births approximated four million per year. The annual number of births is expected to remain at or around this level through 2010. Furthermore, the number of children under the age of five grew from approximately 16.1 million in 1975 to an estimated 20.2 million in 1995, according to the Census Bureau. These trends are complemented by the continued increase in mothers entering the work force. According to the USBLS, the percentage of mothers in the work force that have children under the age of six, relative to all mothers that have children under the age of six, has risen from approximately 39% in 1975 to an estimated 61% in 1995, and the percentage of mothers in the work force that have children between the ages of five and twelve, relative to all mothers that have children between the ages of five and twelve, has risen from 53% in 1975 to 75% in 1995.

    Finally, there has also been a significant increase in the use of child care centers by families with both working and non-working mothers as a method of care for preschool age children. The Company believes this increase is due in part to the recognition of the importance of early childhood development and education. Center-based care typically offers a more structured curriculum, better educational materials, more experienced personnel and more children for social interaction than alternative forms of child care. Center-based care has become an increasingly popular form of non-parental care for families with working mothers, accounting for approximately 30% of such care in 1993, according to the most recent data available from the Census Bureau, up from about 6% in 1965, according to NAEYC. Furthermore, 22% of children under the age of six with mothers not in the labor force were enrolled in center-based child care programs in 1995, according to the U.S. Department of Education.

    FRAGMENTED INDUSTRY. The U.S. child care industry is highly fragmented, with the aggregate capacity of the largest 50 for-profit child care companies capable of serving less than 1% of the potential child care market, or approximately 506,000 children out of a total of 51 million children under the age of twelve in the United States as of January 1, 1996, according to CHILD CARE INFORMATION EXCHANGE and Company estimates. KinderCare is the only child care company that has total center capacity in excess of 100,000 children and the only company to operate more than 1,000 centers. Furthermore, including KinderCare, only nine for-profit companies have a total center capacity in excess of 10,000 children and only seven have more than 100 centers. Relative to smaller competitors, the few large national operators such as KinderCare have a competitive advantage over other for-profit child care companies and smaller independent operators with less extensive resources.

COMPETITIVE STRENGTHS

    LEADING MARKET POSITION. Based on the number of centers operated, children served, operating revenues and operating income, KinderCare is the largest provider of for-profit preschool educational and child care services in the United States. At December 13, 1996, the Company operated 1,148 child care centers in 38 states and the United Kingdom with total center capacity of approximately 142,000 full-time children. In contrast, as of January 1, 1996, the second and third largest for-profit competitors operated approximately 750 and 500 centers, respectively, with total center capacities of approximately

95,000 and 62,500 children, respectively, according to CHILD CARE INFORMATION EXCHANGE. By virtue of its size and leadership position, the Company benefits from several competitive advantages over smaller operations, including (i) the resources available to invest in developing and regularly updating high quality educational programs, services and curriculum materials; (ii) the expertise to manage the complexities involved in complying with various state and local regulations and licensing requirements; (iii) purchasing power in areas such as insurance, equipment, supplies and food; and (iv) the ability to spread fixed corporate and centralized support costs, including real estate, marketing and educational staff, over a large center base.

    STRONG BRAND IDENTITY AND REPUTATION. The Company's high quality preschool educational and child care services have enabled it to develop a strong brand identity and reputation in an industry where personal trust and parent referrals play an important role in attracting new customers. The Company's brand awareness is substantially greater than that of its closest competitor according to recent market research commissioned by the Company. Throughout all of KinderCare's communications (including informational brochures, parent handbooks, advertising and marketing materials), the Company reinforces its image as the market leader with a caring, well-trained staff having the resources necessary to provide high quality preschool educational and child care services.

    HIGH QUALITY EDUCATIONAL PROGRAMS. The Company's resources have enabled it to develop and regularly update a high quality proprietary curriculum that incorporates professionally-designed, age-specific educational programs based on its Whole Child Development concept. This concept includes programs that use developmentally appropriate materials, activities and resources to promote the physical, intellectual, emotional and social development of children ages six weeks to twelve years. In light of advancements in childhood education theory and practice, new programs are introduced and existing programs are frequently enhanced by the Company's education department under the leadership of two professionals with Ph.D.'s in early childhood education and curriculum supervision. All of the Company's programs are designed and tailored specifically to accommodate the needs and safety requirements of children.

    GEOGRAPHICALLY DIVERSIFIED OPERATIONS. The Company's operations are geographically diversified, with 1,146 child care centers located throughout 38 states and two centers located in the United Kingdom. The five states in which the highest number of the Company's centers are located (Texas, California, Illinois, Florida and Ohio) are well-dispersed, and together these states account for less than 40% of the Company's centers. The geographical diversity of the Company's operations mitigates the potential impact of regional economic downturns or adverse changes in local regulations.

    VALUABLE REAL ESTATE PORTFOLIO. At December 13, 1996, the Company owned 736, or 64%, of its 1,148 centers, with the remainder under lease or management contract. The Company's real estate portfolio provides it with considerable financial flexibility. Land and buildings, at December 13, 1996, had a net book value of $392.9 million.

BUSINESS STRATEGY

    The Company's objective is to build on its position as the nation's leading preschool educational and child care services provider by offering high quality services in a safe, healthy and nurturing environment. To meet this objective, management's business strategy includes the following:

    ACCELERATE NEW CENTER DEVELOPMENT AND PURSUE SELECTIVE ACQUISITIONS. The Company plans to expand by accelerating the development of new child care centers in attractive markets and selectively acquiring child care businesses. The Company seeks to identify attractive sites for its centers in large metropolitan and smaller, growth markets that meet the Company's operating and financial goals and where the Company believes the market for child care services will support higher tuition rates than the Company's existing rates. In fiscal 1996, the Company's newer community centers (operating for at least

18 months, but less than five years) had an average capacity of 145 full-time children and achieved an average operating revenue of approximately $684,000 versus community centers opened prior to fiscal 1991, which had an average capacity of 115 full-time children and an average operating revenue of approximately $453,000. These newer community centers had an average occupancy rate and an average three-year-old weekly tuition rate of 82% and $114, respectively, compared to community centers opened prior to fiscal 1991, which achieved 76% and $99, respectively. Also, these newer community centers achieved an average center controllable profit margin (center operating revenues, less labor costs and controllable expenses, such as food and supplies) which is four percentage points higher than community centers opened prior to fiscal 1991.

    In addition to accelerating new center development, the Company may seek to acquire existing child care centers where demographics, operating standards, and customer services complement the KinderCare business strategy. Management believes that the Company's competitive position, economies of scale and financial strength will allow it to capitalize on selective acquisition opportunities in the fragmented child care industry.

    INCREASE OCCUPANCY. The Company plans to increase center occupancy by (i) emphasizing local marketing programs, (ii) enhancing recruiting, retention and training of staff, and (iii) improving customer retention and loyalty. The Company's marketing activities are currently designed to increase new enrollments primarily through local marketing efforts, including direct mail solicitation, telephone directory yellow pages and customer referrals. See "--Marketing, Advertising and Promotions." These methods communicate to parents the Company's commitment to quality preschool education and child care by emphasizing KinderCare's nurturing environment, state-of-the-art educational programs, quality staff, and excellent facilities and equipment, such as computers for children's educational programs. Moreover, beginning in fiscal 1997, the Company implemented an automated consumer inquiry tracking system to provide rapid responses more efficiently to inquiries from potential customers and to develop a comprehensive consumer database.

    Because a high quality teaching and administrative staff is a key factor in maintaining and increasing center occupancy, the Company emphasizes recruiting, retaining and training qualified center personnel. KinderCare's recruiting process seeks to identify high quality candidates for its teaching, center director and area coordinator positions. Furthermore, management believes its current compensation and benefit plans are highly competitive in the child care industry and, along with the Company's subsidized training programs, will result in increased retention of qualified staff personnel. Additionally, the Company rewards center directors and area coordinators through an annual bonus program designed to increase center occupancy and center controllable profit.

    The Company also strives to increase occupancy by improving its customer retention and loyalty by strengthening its current parents' emotional commitment to KinderCare. During fiscal 1997, the Company initiated parent orientation meetings at centers during the fall enrollment season, introduced organized parent involvement programs and parent advisory forums, and began conducting ongoing market research on customer satisfaction.

    ENHANCE EDUCATIONAL PROGRAMS AND QUALITY OF SERVICES. The Company continually evaluates and strives to improve the quality of its preschool educational and child care services. KinderCare has invested significant resources in formulating a proprietary educational program, maintaining safe and up-to-date facilities, and hiring, retaining, and training high quality employees. The Company plans to continue to test and implement innovative services and offerings, such as computers for children's educational programs and its new program for school-aged children called KC Imagination Highway-TM-, which encourages children to engage in meaningful, purposeful, long-lasting projects that require an active imagination. The Company also plans to continue encouraging its centers to become accredited by NAEYC, a national organization that has established comprehensive criteria for providing quality child care and implemented a formal, though voluntary, child care center accreditation process.

    IMPROVE OPERATIONAL EFFICIENCIES. During fiscal 1996, the Company introduced numerous organizational initiatives to increase the Company's operating efficiencies by (i) streamlining management, (ii) increasing local authority and decision making, and (iii) enhancing centralized support productivity. The Company plans to continue to improve its operating performance primarily by reducing center labor costs through improved staff scheduling by utilizing automated information systems to match better the number of staff personnel at work at a given time of day to the number of students in attendance at that time in accordance with state required student/teacher ratios. The Company also plans to continue to leverage its economies of scale and purchasing power.

    CAPITALIZE ON KINDERCARE'S STRONG BRAND IDENTITY. KinderCare's strong brand identity plays a significant role in the Company's continued growth of its preschool education and child care business, as management believes that, among other benefits, this factor contributes to higher enrollment for new child care centers. Furthermore, management believes that there are opportunities to leverage the Company's brand identity. Possibilities include licensing of the KinderCare name for educational materials, clothes, toys and other consumer products, as well as potential brand extensions into other forms of educational or child care services, such as the operation of primary and private schools.

EDUCATIONAL PROGRAMS

    The Company's educational programs are designed to provide opportunities for the development of the whole child, as embraced in the Company's slogan, The Whole Child is the Whole Idea-Registered Trademark-. The child-centered environment consists of classrooms that have been designed and furnished to meet the creative and developmental needs of young children. Classrooms encourage children to explore and learn at their own pace. The schedule of activities provides for quiet, active, group and individual participation with opportunities for outdoor play on specially designed Playscapes. The Company's age-specific programs offer a wide variety of curriculum activities based upon monthly topics and weekly themes such as transportation, seasons, colors, numbers, pets, safety, shapes, and sizes.

    Each KinderCare center is designed to function as a neighborhood operation where the center director has the necessary autonomy to tailor the programs to the needs of the local community. The Company emphasizes selection of staff who are responsive to children, and each teacher is given the opportunity, training and resources to plan active and creative programs. Opportunity for professional growth is available through company-wide training programs, the Certification of Excellence Program (a professional development program established by the Company), and tuition reimbursement for employment-related college course work in connection with obtaining a Child Development Associate certificate. The Company also maintains an Education and Training Department in its corporate headquarters. This department is led by two professionals with Ph.D.'s in early childhood education/curriculum supervision and is staffed by curriculum specialists.

    In the Infant Program (ages six weeks to one year), care is individualized with daily routines focusing on one-on-one time to build affection and trust. Language development activities begin in the infant care program as does fostering physical and social skills through interaction with other infants and adults. Strict health and sanitation policies have been developed in accordance with state licensing requirements to ensure a safe environment which permits infants' exploration of their surroundings.

    Toddlers (ages one to two years) are encouraged to learn as they explore and master the activity areas of their classrooms. The toddler program, Look At Me!-Registered Trademark-, has been designed to develop the toddler through play opportunities and support the toddler as he or she gains independence and skills. Monthly curriculum ideas and activity suggestions emphasize fun learning and self-help skills.

    The Company's program for two-year-olds, Let Me Do
It!-Registered Trademark-, recognizes that a two-year-old's life is a time of energy, curiosity and independence. The Let Me Do It!-Registered Trademark-program is designed to help the child grow and develop by learning at his or her own pace through play. The program emphasizes physical development, including dressing, feeding and toileting, and intellectual development encompassing learning colors, shapes, language skills and decision-making.

    The Company has two preschool programs suitable for multi-age groups (ages three to five years). My Window On The World-Registered Trademark- is designed to encourage inquisitive children to discover questions and formulate answers using the world of nature. KinderCare utilizes YOUR BIG BACKYARD, the National Wildlife Federation's magazine for preschoolers, as a resource for this program. Through this program, children learn expression through art, dramatic play, science, table games, books and music, as well as important language, literacy, and math skills. The Company's Once Upon a Time . . .-TM- program based on children's literature, both classic and modern, is the second preschool program. The concepts developed in the stories provide a foundation for learning math relationships, colors and shapes, language and literacy skills, comparisons, social awareness, fine-motor skills and creative expression.

    Approximately two-thirds of the Company's centers have a Kindergarten at KinderCare program where children learn through play, as well as activities and experiences that are hands-on and sensory in nature. Children participate primarily in small group instruction and carefully designed free exploration activities that promote specific skills. Language arts, math, science, physical education, fine arts and music, health and safety, and social studies are all curriculum components of the nationally recognized curriculum, developed by Development Learning Materials, a division of Science Research Associates, Inc.

    The Company's newest program, KC Imagination Highway-TM-, is designed to meet the needs of school-aged children. Because six to twelve-year-olds spend most of their school day sitting at desks and tables engaged in relatively quiet, traditional academic activities, the new program is designed to include a number of stimulating and challenging activities and projects, ranging from loud and active to quiet, thoughtful, and social. The foundation of this new program is based upon group or individual involvement in projects. The goal is for children to use their imaginations.

TUITION

    The Company determines tuition charges based upon a number of factors including age of child, full or part-time attendance, location and competition. Tuition is generally collected on a weekly basis in advance, and tuition rates are generally adjusted company-wide in the first week of November each year. An increase averaging 4.7% was implemented in November 1996. For the fiscal years ended May 31, 1996, June 2, 1995 and June 3, 1994, the Company's average weekly full-time tuition rates for three-year-olds were $100, $96 and $90, respectively. The Company believes that the three-year-old weekly tuition rate approximates the Company's average weekly tuition rate.

MARKETING, ADVERTISING AND PROMOTIONS

    Management believes that its national presence and reputation for high quality preschool educational and child care services have created valuable and strong name recognition and parent loyalty. In an industry where personal trust and word-of-mouth referrals play a key role in attracting new customers, the Company's reputation and strong name recognition are important competitive advantages.

    The Company intends to continue its marketing efforts through a program consisting of various promotional activities and customer retention and customer referral programs. Having implemented a lower cost marketing program in late fiscal 1996, in part by discontinuing national television and magazine advertising, the Company's promotional activities currently include year-round targeted direct-mailings, seasonal radio advertisements in selected markets, regional newspaper advertisements, telephone directory yellow page listings, billboards and free standing inserts in newspapers. New centers receive the benefit of pre-opening direct mail support as well as local public relation articles and newspaper advertisements. Every new center hosts an open house and provides for center tours where parents have opportunities to talk with staff, visit classrooms and play with educational toys and computers. The Company has also developed a variety of specialized services tailored to the busy lifestyles of its customers in a program called Helping America's Busiest Families-Registered Trademark-. Under this program, a monthly newsletter, Small Talk-Registered Trademark-, is mailed directly to customers and provides parents with current information regarding child development program information, parenting tips, child care ideas and center activities. Other aspects of the marketing programs offered by each KinderCare center include morning coffee for parents, periodic extended evening hours and a five o'clock snack that is provided to the children as they are picked up by their parents. Moreover, the Company sponsors a referral program under which parents receive free tuition for a week for every new customer referral that leads to a new enrollment.

    Center directors and staff also are trained to market to parents via telephone, local speaking engagements and interaction with local regulatory agencies that may then refer potential customers to the Company. A telephone inquiry tracking system is employed, and center tours and "meet the teachers" events are held periodically. New parent orientation meetings are given in the fall at which center directors and staff explain educational and development programs as well as policies and procedures. The Company is also establishing parent forums in centers to involve parents in center activities and events. At these events, the Company is able to build a high awareness of the center in the local community.

SITE SELECTION

    The Company seeks to identify attractive new sites for its centers in large metropolitan markets and smaller, growth markets that meet the Company's operating and financial goals and where the Company believes the market for child care services will support higher tuition rates than the Company's existing rates. The Company's real estate department performs comprehensive studies of geographic markets to determine potential areas for new center development. These studies include analyses of existing center areas, competitors, tuition pricing, and demographic and marketplace data. Population, age, household income, employment levels, growth, land prices and development costs are all considered, as well as long-term growth opportunities for that market. In addition, the Company reviews state and local laws, including zoning requirements, development regulations and child care licensing regulations to determine the timing requirements and probability of receiving the necessary approvals to construct and operate a new child care center. The Company may identify several new specific areas from each broader geographical market study.

    KinderCare makes location decisions for new centers based upon a detailed site analysis that includes feasibility and demographic studies as well as comprehensive financial modeling. Within a prospective specific area, the Company often analyzes several alternative sites. Each potential site is evaluated against the Company's standards for location, convenience, visibility, traffic patterns, size, layout, affordability and functionality, as well as potential competition. The real estate and development staff, working closely with operations, marketing and financial personnel, aims to open new centers with the highest achievable occupancy and profitability levels.

CORPORATE CHILD CARE SERVICES

    The Company organized its corporate child care services, referred to as KinderCare at Work-Registered Trademark-, to offer businesses, including universities and hospitals, alternatives for providing on-site employer-sponsored child care. These alternatives include developing on-site centers, operating employers' on-site centers through management contracts, and providing consulting services for developing and managing centers.

    The Company currently operates 39 on-site/near-site employer-sponsored child centers for corporations such as Delco Electronics Corp., Ford Motor Co., Lego Systems, Inc., The Walt Disney Company, Inc., several universities and various hospitals. Of the 39 on-site centers, 35 are Company-owned or leased, with four operated by the Company under management fee contracts. The management contracts for KinderCare At Work-Registered Trademark- centers generally provide for a three-to-five-year initial period with renewal options ranging from two to five years. The Company's compensation under such agreements is generally based on a fixed fee with annual escalations. One KinderCare At Work-Registered Trademark- center has been opened in fiscal 1997.

    The Company also sponsors a tuition discount program, Kindustry, for over 400 companies nationwide, including several Fortune 500 corporations, city/state governments, and health care providers. Companies that participate in Kindustry qualify for a 10% tuition discount on the KinderCare child care services they offer to their employees.

PERSONNEL

    The Company's center operations are organized into four regions and 50 areas reporting to a vice president of operations. Individual centers are managed by a director and an assistant director. The Company has recently established a position of primary teacher who supervises the teachers for all classes in a specific age group, in order to provide proper supervision at every level, and the Company is in the process of introducing such positions in the centers. All center directors participate in periodic training programs or meetings and must comply with applicable state and local licensing regulations. All center teaching and other non-management staff are required to attend an initial half-day training session prior to beginning work. Additionally, the Company has developed and implemented extensive training programs to certify personnel as teachers of various age groups in accordance with the Company's internal standards and in connection with its age-specific educational programs. Due to high employee turnover rates in the child care industry in general, the Company focuses on and emphasizes recruiting and retaining qualified personnel. The turnover of personnel experienced by the Company results in part from the fact that a significant portion of the Company's employees earn entry-level wages. Management believes that the turnover of the Company's employees is in line with other companies in the industry. The Corporate Human Resources department is organized to monitor salaries and benefits for competitiveness as well as to develop sound human resources policies and programs. The Company also has developed an assessment program which aids in identification of high quality area coordinator and center director candidates.

    The Company strives to ensure the care and safety of the children enrolled in its centers. Extensive precautions are taken to ensure the safety and well-being of all children; however, a small number of incidents of alleged child abuse have been reported. It is the Company's policy to report any allegation of abuse to the appropriate authorities, to investigate all allegations of abuse, and, if appropriate, to place any accused employee on administrative leave pending resolution of the incident. Although no assurances can be made that allegations of abuse will not occur in the future, the Company's procedures are designed to prevent child abuse, and the Company has not historically experienced a material adverse impact from allegations of child abuse.

COMPETITION

    The U.S. child care and preschool education industry is highly fragmented and competitive. The Company's competition consists principally of local nursery schools and day care centers, some of which are non-profit (including church-affiliated centers), providers of services that operate out of their homes and other for-profit companies which may operate a number of centers. Local nursery schools and day care centers generally charge less for their services than the Company charges. Many church-affiliated and other non-profit child care centers have no or lower rental costs than the Company and may receive donations or other funding to cover operating expenses. Consequently, tuition rates at these facilities are commonly less than the Company's rates. Additionally, fees for home-based care are normally lower than fees for center-based care because providers of home care are not always required to satisfy the same health, safety or operational regulations as the Company's centers. The Company's competition also consists of other large, national, for-profit child care companies that may have more aggressive tuition discounting and other pricing policies than the Company. The Company competes by offering professionally planned educational and recreational programs, contemporary, well-equipped facilities, trained teachers and supervisory personnel, and a range of services, including infant and toddler care, drop-in service and the transportation of older children enrolled in the Company's before-and after-school program between the Company's child care centers and schools.

EMPLOYEES

    As of December 13, 1996, the Company employed approximately 22,000 persons, of whom 305 were employed at corporate headquarters, 137 were regional or area managers and support personnel, and the remainder were employed at the centers. Center employees include: center directors; assistant directors; primary teachers; regular full-time and part-time teachers; temporary and substitute teachers; teachers' aides; and non-teaching staff, including cooks and van drivers. Approximately ten percent of the 22,000 employees, including all management and supervisory personnel (which includes primary teachers), are salaried; all other employees are paid on an hourly basis. The Company does not have an agreement with any labor union and believes that its relations with its employees are good.

GOVERNMENTAL LAWS AND REGULATION

    Child care centers are subject to numerous state and local regulations and licensing requirements, and the Company has policies and procedures in place in order to comply with such regulations and requirements. Although these regulations vary from jurisdiction to jurisdiction, government agencies generally review the fitness and adequacy of buildings and equipment, the ratio of staff personnel to enrolled children, staff training, record keeping, the dietary program, the daily curriculum, and compliance with health and safety standards. In most jurisdictions, these agencies conduct scheduled and unscheduled inspections of the centers, and licenses must be renewed periodically. Repeated failures of a center to comply with applicable regulations can subject it to sanctions, which might include probation or, in more serious cases, suspension or revocation of the center's license to operate. The Company believes that its operations are in substantial compliance with all material regulations applicable to its business.

    There are certain tax incentives for child care programs. Section 21 of the Code provides a federal income tax credit ranging from 20% to 30% of certain child care expenses for "qualifying individuals" (as defined therein). The fees paid to the Company for child care services by eligible taxpayers qualify for the tax credit, subject to the limitations of Section 21. Approximately 13% of the Company's operating revenues are generated from federal and state child care assistance programs, primarily the Child Care and Development Block Grant and At-Risk Programs. These programs are designed to assist low-income families with child care expenses and are administered through various state agencies. Although under new legislation, signed by President Clinton in August 1996, additional funding for child care will be available for low income families as part of welfare reform, no assurance can be given that the Company will benefit from any such additional funding.

    The Federal Americans With Disabilities Act (the "Disabilities Act") prohibits discrimination on the basis of disability in public accommodations and employment. The Disabilities Act became effective as to public accommodations in January 1992 and as to employment in July 1992. Since effectiveness of the Disabilities Act, the Company has not experienced any material adverse impact as a result of the legislation.

INSURANCE

    The Company's insurance program currently includes the following types of policies: workers' compensation, comprehensive general liability, automobile liability, property, excess "umbrella" liability, and a medical payment program for accidents which applies to each child enrolled in a Company center. The policies provide for a variety of coverages, are subject to various limits, and include substantial deductibles or self-insured retention. For liability insurance purposes, the Company's policies generally have retention limits of $1.0 million per occurrence. Property insurance policy deductibles vary, depending upon the nature of the insured event. Special insurance is sometimes obtained with respect to specific hazards, when and if deemed appropriate and available at reasonable cost. As of December 13, 1996, the Company had approximately $14.2 million of letters of credit available to secure its obligations under retrospective and self-insurance programs. There is no assurance that claims in excess of, or not included within, the Company's coverage will not be asserted, the effect of which could have an adverse effect on the Company.

COMMUNICATION AND INFORMATION SYSTEMS

    The Company has a fully automated information, communication and financial reporting system for its centers. The system uses personal computers and links every center and regional office to the corporate headquarters. This system provides timely information on such items as weekly revenues, expenses, enrollments, attendance, payroll, and staff hours. The Company is also updating its financial reporting and human resources systems to provide more comprehensive and timely information throughout the Company.

    The Company also seeks to improve its operating efficiencies by re-engineering its support services and providing management with more timely information through its nationwide communications network and its automated information systems. In order to improve and increase the span of control for field managers, the Company introduced within the past year companywide e-mail and on-line inquiry for all managers.

    KinderCare is expanding its nationwide network to include the Internet and company-wide Intranet applications. Through the use of Netscape Navigator-Registered Trademark- software, the Company's intranet, called "KinderNet," allows center directors to have point and click access to corporate information, and provides center directors with the ability to distribute reports and questionnaires, update databases, and revise center listings on a daily basis. The Company believes that the sophistication and scope of its communications network and information system makes such system one of the most advanced in the child care industry and enables it to improve further the efficiency and quality of child care and enhance the educational experience of KinderCare students.

TRADEMARKS

    The Company has various registered and unregistered trademarks covering the name KinderCare, its schoolhouse logo, and a number of other names, slogans and designs, including, but not limited to: KinderCare At
Work-Registered Trademark-, My Window On The World-Registered Trademark-, Helping America's Busiest Families-Registered Trademark-, Look At Me!-Registered Trademark-, Let Me Do It!-Registered Trademark-, Let's Move, Let's Play-Registered Trademark-, Small Talk-Registered Trademark-, The Whole Child Is The Whole Idea-Registered Trademark-, Once Upon a

Time . . .-TM-, Kid's Choice-TM- and KC Imagination Highway-TM-. A federally-registered trademark in the United States is effective for ten years subject only to a required filing and the continued use of the mark by the registrant. A federally-registered trademark provides the presumption of ownership of the mark by the registrant in connection with its goods or services and constitutes constructive notice throughout the United States of such ownership. In addition, the Company has registered various trademarks in certain other countries, including Canada, Germany, Japan, the Peoples Republic of China, and the United Kingdom. The Company believes that its name and logo are important to its operations and intends to continue to renew the trademark registrations thereof.

PROPERTIES

    The Company's home office is located in Montgomery, Alabama, in a 60,000 square foot building owned by the Company. At December 13, 1996, the Company owned 736 of its operating child care centers and leased or subleased 408 operating child care centers and operated four child care centers under management fee contracts. The Company owns or leases certain other child care centers which have not yet been opened or which are being held for disposition. In addition, the Company owns certain real property held for future development of centers.

    A typical KinderCare community center is a one-story, air-conditioned building located on approximately one acre of land (larger capacity centers are situated on parcels ranging from one to four acres of land) constructed in accordance with model designs generally developed by the Company. The community centers contain open classroom and play areas and complete kitchen and bathroom facilities and can accommodate from 50 to 281 children, with most centers able to accommodate 90 to 135 children. Over the past few years, the Company opened community centers that are larger in size with a capacity ranging from 165 to 281 children. Each center is equipped with a variety of audio and visual aids, educational supplies, games, puzzles, toys and vehicles used for field trips and transporting children enrolled in the Company's after-school program. All KinderCare community centers are equipped with computers for children's educational programs.

    KinderCare at Work-Registered Trademark- provides individualized child care programs for each corporate sponsor. Facilities are on the corporate sponsor's site and range in capacity from 42 to 187 children. Kid's Choice-TM- centers contain homework, computer and game rooms, and are able to accommodate from 74 to 180 children. Each provides school-age children with areas to perform activities of interest to them.

    The following table summarizes center openings and closings, for the indicated periods:

                                                                                    TWENTY-ONE
                                                                                       WEEKS
                                                                      FISCAL           ENDED          FISCAL       FISCAL
                                                                       YEAR           MAY 28,          YEAR         YEAR
                                                                       1992            1993            1994         1995
                                                                    -----------  -----------------  -----------  -----------
Openings:
  KinderCare community centers....................................           8               1               4           29
  KinderCare at Work-Registered Trademark- centers................           5               3               4            3
  Kid's Choice-TM- centers........................................          --              --              23           13

Centers sold or closed (a)........................................          57              34              65           40


                                                                      FISCAL
                                                                       YEAR
                                                                       1996
                                                                    -----------
Openings:
  KinderCare community centers....................................          22
  KinderCare at Work-Registered Trademark- centers................           6
  Kid's Choice-TM- centers........................................           9
Centers sold or closed (a)........................................          26

------------------------

(a) Includes the conversion of the following number of KinderCare community centers to Kid's Choice-TM- centers: one in fiscal 1996, three in fiscal 1995 and two in fiscal 1994.

    The KinderCare community centers, KinderCare at Work-Registered Trademark-centers and Kid's Choice-TM- centers operated by the Company at December 13, 1996 were located as follows:

                                                                           KINDERCARE
                                                                            AT WORK-
                                                           KINDERCARE      REGISTERED         KIDS
                                                            COMMUNITY      TRADEMARK-      CHOICE- TM-
LOCATION                                                     CENTERS         CENTERS         CENTERS
--------------------------------------------------------  -------------  ---------------  -------------
Alabama.................................................           13              --               1
Arizona.................................................           16               2              --
Arkansas................................................            4              --              --
California..............................................           93              --               2
Colorado................................................           24              --               1
Connecticut.............................................           13               2              --
Delaware................................................            5              --              --
Florida.................................................           67               6               2
Georgia.................................................           37              --               2
Illinois................................................           72               3               8
Indiana.................................................           26               1               1
Iowa....................................................            7               2               1
Kansas..................................................           18              --              --
Kentucky................................................           13               1               1
Louisiana...............................................           13               2              --
Maryland................................................           23              --               1
Massachusetts...........................................           17              --              --
Michigan................................................           32               2               1
Minnesota...............................................           31              --               1
Mississippi.............................................            4              --              --
Missouri................................................           48              --              --
Nebraska................................................           10               1              --
Nevada..................................................           10              --              --
New Jersey..............................................           28               4              --
New Mexico..............................................            7              --              --
New York................................................            2               1              --
North Carolina..........................................           33              --               2
Ohio....................................................           56               3               6
Oklahoma................................................           10              --              --
Oregon..................................................           13               3              --
Pennsylvania............................................           41              --              --
Rhode Island............................................           --               1              --
Tennessee...............................................           27               2               2
Texas...................................................          124               1               7
Utah....................................................            6               1              --
Virginia................................................           51              --               2
Washington..............................................           47              --               2
Wisconsin...............................................           23               1              --
United Kingdom..........................................            2              --              --
                                                                                   --              --
                                                                -----
Total...................................................        1,066              39              43
                                                                                   --              --
                                                                                   --              --
                                                                -----
                                                                -----

    Subsequent to January 1, 1993, the Company renegotiated approximately 70 leases related to underperforming centers in order to amend the terms and allow the Company to terminate these leases at any time with minimal notice. In connection with the termination option, the Company, in certain instances, prepaid rent totaling approximately $3.2 million. Such amounts are being amortized over the termination period or over the appropriate remaining months of the lease period. Commitments under these amended leases totaled approximately $16.8 million over the original lease terms. Upon giving the landlord termination notice of at least six months, the amendments provide that the Company would be permitted to utilize the facilities for the final six-month period rent-free, as well as relieve itself of all future commitments remaining under the lease. As of December 13, 1996, the Company has elected to close 32 of these centers and the remaining unamortized prepaid balance is $2.4 million.

    In 1992, the Company fully implemented a centralized maintenance program to improve the maintenance of its facilities located across the country. The department's maintenance technicians handle routine and preventative maintenance functions through the central telephone dispatch and systematic checklist system. Each technician is responsible for the support of approximately 20 centers. A level of supervision also has been added to provide guidance and additional technical support to the technicians. These supervisors are responsible for specific geographic areas and each manages approximately 5 technicians. In May 1996, the department completed the final phase of this implementation and reduced the staff of technicians from 90 to 65.

    The Company believes that its properties are in good condition and are adequate to meet its current and reasonably anticipated future needs.

LEGAL PROCEEDINGS

    The Company is presently, and is from time to time, subject to claims and suits arising in the ordinary course of business, including suits alleging child abuse. The Company believes that none of the claims or suits of which it is currently aware will materially affect its financial position or future operating results, although no assurance can be given with respect to the ultimate outcome of any such actions.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Set forth below are the names, ages and positions with the Company of the persons who will serve as directors and executive officers of the Company, together with certain other key personnel, after the Effective Time. The Board of Directors is subject to change from time to time. The Merger Agreement provides that the officers of KinderCare at the Effective Time will be the officers of the Company following the Merger until such time as may be determined by the Board of Directors following the Merger.

NAME                                           AGE                            POSITION
------------------------------------------  ---------  ------------------------------------------------------

David J. Johnson..........................     50      Chief Executive Officer and Chairman of the Board

Philip L. Maslowe.........................     50      Executive Vice President and Chief Financial Officer

Rebecca S. Bryan..........................     39      Vice President/General Counsel/Corporate Secretary

William E. Bailey.........................     37      Vice President/Corporate Controller

Joe R. Cooper.............................     39      Vice President/Finance

Robert H. Fries...........................     48      Vice President/Treasurer

Marcia P. Guddemi, Ph.D...................     43      Vice President/Education, Research, and Training

Jerry B. Hill.............................     57      Vice President/Human Resources

Mark F. Hoffman...........................     33      Vice President/Real Estate

S. Wray Hutchinson........................     36      Vice President/Operations

Bob J. Willey.............................     56      Vice President/Information Services

Sandra W. Scarr, Ph.D. ...................     60      Director

Henry R. Kravis...........................     53      Director

George R. Roberts.........................     53      Director

Clifton S. Robbins........................     38      Director

Nils P. Brous.............................     32      Director

Stephen A. Kaplan.........................     37      Director

    DAVID J. JOHNSON joined the Company as Chief Executive Officer and Chairman of the Board at the Effective Time. Between September 1991 and November 1996, Mr. Johnson served as President, Chief Executive Officer and Chairman of the Board of Red Lion Hotels, Inc. (formerly a KKR affiliate) or its predecessor. From 1989 to September 1991, Mr. Johnson was a general partner of Hellman & Freidman, a private equity investment firm based in San Francisco. From 1986 to 1988, he served as President, Chief Operating Officer and director of Dillingham Holdings, a diversified company headquartered in San Francisco. From 1984 to 1987, Mr. Johnson was President and Chief Executive Officer of Cal Gas Corporation, a principal subsidiary of Dillingham Holdings.

    PHILIP L. MASLOWE joined the Company as Chief Financial Officer on July 26, 1993 and was promoted to Executive Vice President in September 1995. From February 1991 until June 1993, Mr. Maslowe served as Executive Vice President, Chief Financial Officer, Treasurer and, beginning in

September 1992, as a member of the Board of Directors of Thrifty Corporation, a retail chain operating over 1,000 drug, membership discount, and sporting goods stores located throughout the United States. Prior to joining Thrifty Corporation, Mr. Maslowe spent over ten years at the Vons Companies, Inc., a food/drug retail chain located primarily in Southern California and Nevada. From 1987 to 1991, he was Group Vice President of Finance at Vons.

    REBECCA S. BRYAN has been Vice President and General Counsel since June 1989 and Secretary since March 1991. She joined the Company in June 1987 as Assistant General Counsel and Assistant Secretary.

    WILLIAM E. BAILEY was promoted to Vice President/Corporate Controller in February 1993. Mr. Bailey joined the Company in August 1987 as Manager of Financial Reporting and Senior Accountant, served as Director of Planning and Analysis from June 1989 to October 1991 and as Corporate Controller from October 1991 to February 1993.

    JOE R. COOPER joined the Company in May 1996 as Vice President of Finance. Prior to joining the Company, he was Financial Controller for Bath & Body Works (division of The Limited, Inc.) from 1995 to 1996 and from 1991 through 1995, he was employed by The Limited, Inc. in the positions of Director of Financial Reporting and Manager of Financial Reporting.

    ROBERT H. FRIES was promoted to Vice President and Treasurer in April 1996. Mr. Fries began his employment with the Company in March 1994 as Assistant Treasurer, Debt and Income Taxes and Assistant Secretary. Prior to his joining KinderCare, Mr. Fries served as Director of Taxes for Blount, Inc. from 1986 until 1994.

    MARCIA P. GUDDEMI, PH.D. joined the Company in August 1991 as Vice President of Education, Research, and Training. For over six years prior to joining the Company, she was an assistant professor of early childhood education at the University of South Florida and at the University of South Carolina.

    JERRY B. HILL was named Vice President of Human Resources in October 1995. He joined the Company in July 1987 as Director of Risk Management and was named Vice President of Corporate Insurance and Risk Management in June 1989.

    MARK F. HOFFMANN joined the Company in February 1996 as Vice President of Real Estate. Prior to joining the Company, Mr. Hoffmann served as the Director of Real Estate for B.C. Great Lakes, LLC, a partner of Boston Chicken, Inc., from 1993 until 1996 and in various real estate finance management positions with Taco Bell Corporation from 1989 through 1993.

    S. WRAY HUTCHINSON was promoted to Vice President of Operations in April of 1996. He began his employment with the Company in 1992 as a District Manager in New Jersey and was later promoted to Region Manager for the Chicago area. From 1990 until 1992, Mr. Hutchinson was self-employed.

    BOB J. WILLEY joined the Company in June 1995 as Vice President of Information Services. From 1992 to 1995, Mr. Willey served as MIS Director for PETSTUFF, Inc. and was Corporate Information Officer for ANCO Management Service, Inc. from 1989 to 1992.

    SANDRA W. SCARR, PH.D. served as Chief Executive Officer since June 16, 1995 and Chairman of the Board since July 1994 until her retirement from such positions at the Effective Time. Dr. Scarr was elected a Director in June 1990 and was a Commonwealth Professor, Department of Psychology of the University of Virginia, from September 1983 until joining the Company in June 1995. Dr. Scarr is a past President of the Society for Research in Child Development, a past President of the Behavior Genetics Association, a Director of the American Psychological Society and a Fellow of the American Association for the Advancement of Science. During 1996-1997 she is serving as President of the American Psychological Society. She is also an elected member of the American Academy of Arts and Sciences and the author of numerous books and journal articles on child development.

    HENRY R. KRAVIS is a Founding Partner of KKR and effective January 1, 1996 he became a managing member and member of the Executive Committee of the limited liability company which serves as the general partner of KKR. He is also a director of AutoZone, Inc., Borden, Inc., Bruno's, Inc., Evenflo & Spalding Holdings Corporation, Flagstar Companies Inc., Flagstar Corporation, The Gillette Company,

IDEX Corporation, K-III Communications Corporation, Merit Behavioral Care Corporation, Newsquest Capital plc, Owens-Illinois, Inc., Owens-Illinois Group, Inc., Safeway, Inc., Sotheby's Holdings Inc., Union Texas Petroleum Holdings, Inc., and World Color Press, Inc.

    GEORGE R. ROBERTS is a Founding Partner of KKR and effective January 1, 1996 he became a managing member and member of the Executive Committee of the limited liability company which serves as the general partner of KKR. He is also a director of AutoZone, Inc., Borden, Inc., Bruno's, Inc., Evenflo & Spalding Holdings Corporation, Flagstar Companies Inc., Flagstar Corporation, IDEX Corporation, K-III Communications Corporation, Merit Behavioral Care Corporation, Newsquest Capital plc, Owens-Illinois, Inc., Owens-Illinois Group, Inc., Safeway, Inc., Union Texas Petroleum Holdings, Inc., and World Color Press, Inc.

    CLIFTON S. ROBBINS was a General Partner of KKR from January 1, 1995 until January 1, 1996 when he became a member of the limited liability company which serves as the general partner of KKR. Prior thereto, he was an executive thereof. Mr. Robbins is a director of AEP Industries Inc., Borden Inc., Flagstar Companies Inc., Flagstar Corporation, IDEX Corporation, Newsquest Capital plc and Newsquest Holdings Limited.

    NILS P. BROUS has been, since 1992, an executive of KKR. Prior thereto, he was an associate at Goldman, Sachs & Co. Mr. Brous is a director of Bruno's, Inc., and Canadian General Insurance Group Limited.

    STEPHEN A. KAPLAN has served as a director since January 1996. He has been a Principal of Oaktree since 1995. Oaktree provides investment management credit services pursuant to a sub-advisory agreement with TCW Asset Management Company, the general partner of TCW Special Credits Fund V--The Principal Fund. Mr. Kaplan was a Managing Director of Trust Company of the West from 1993 to 1995. Prior thereto, Mr. Kaplan was a partner with the law firm of Gibson, Dunn & Crutcher. Mr. Kaplan is a director of Chief Auto Parts, Inc., Vision Hardware Group, Inc., Stratagene Holding Corporation, and Decorative Home Accents, Inc.

    Messrs. Kravis and Roberts are first cousins.

    The business address of Messrs. Kravis, Robbins and Brous is 9 West 57th Street, New York, New York 10019 and of Mr. Roberts is 2800 Sand Hill Road, Suite 200, Menlo Park, California 94025. The business address of Mr. Kaplan is 550 South Hope Street, 22nd Floor, Los Angeles, California 90071.

BOARD COMPENSATION

    All directors are reimbursed for their usual and customary expenses incurred in attending all Board and committee meetings, and it is anticipated that all such directors will continue to be so reimbursed after the Effective Time. The annual fee that each director who is not an employee of the Company will receive will be $30,000. Directors who are also employees of the Company do not receive remuneration for serving as directors.

EXECUTIVE COMPENSATION

    The following table presents certain summary information concerning compensation paid or accrued by the Company for services rendered in all capacities for the fiscal year ended May 31, 1996, the fiscal year ended June 2, 1995, and the fiscal year ended June 3, 1994, for (i) the CEO of the Company during such fiscal years and (ii) each of the five other most highly compensated executive officers of the Company, determined as of May 31, 1996 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG TERM
                                                                                          COMPENSATION
                                                                                             AWARDS
                                                         ANNUAL COMPENSATION             --------------
                                               ----------------------------------------    SECURITIES
            NAME AND                FISCAL                                OTHER ANNUAL     UNDERLYING        ALL OTHER
       PRINCIPLE POSITION            YEAR        SALARY        BONUS      COMPENSATION    OPTIONS (#)    COMPENSATION (a)
--------------------------------  -----------  -----------  -----------  --------------  --------------  -----------------
SANDRA W. SCARR, PH.D. (b)......        1996   $   339,242  $   151,637(c)   $   --           100,000(d)    $    12,064
Chief Executive Officer                 1995       --           --             --              --               --
  and Chairman of the Board             1994       --           --             --              --               --
PHILIP L. MASLOWE...............        1996       226,923       63,000        --              --                11,361
Executive Vice President                1995       211,288       90,000        97,683(e)       25,000(d)        --
  and Chief Financial Officer           1994       173,077       86,400        49,337(f)       50,000(d)        --
REBECCA S. BRYAN................        1996        98,484       24,555        --              --               --
Vice President/General                  1995        90,019       20,475        --              --               --
  Counsel/Corporate Secretary           1994        89,692       20,790        --              --               --
WILLIAM E. BAILEY...............        1996        84,980       20,739        --              --               --
Vice President/Controller               1995        78,057       18,225        --              --               --
                                        1994        73,384       17,010        --              --               --
JERRY B. HILL...................        1996        90,692       20,356        --              --               --
Vice President/                         1995        85,173       19,345        --              --               --
  Human Resources                       1994        83,067       19,254        --              --               --
BOB J. WILLEY...................        1996        98,280       24,344        --              10,000(d)        --
Vice President/                         1995       --           --             --              --               --
  Information Services                  1994       --           --             --              --               --

------------------------

(a) Term life insurance premiums paid by the Company for the benefit of the Named Executive Officers.

(b) As of the Effective Time, Dr. Scarr retired from her position as Chief Executive Officer and Chairman of the Board.

(c) Includes payment of a signing bonus in the amount of $29,137 (which reflects payments made in respect of certain taxes due on such bonus) pursuant to Dr. Scarr's employment agreement.

(d) Stock options granted under the Company's 1993 Stock Option and Incentive Plan. All such options that remained unexercised were canceled and exchanged for payment in the Merger.

(e) Payment of relocation expenses in the amount of $92,665 and the value of the personal use of an automobile in the amount of $5,018.

(f) Payment of relocation expenses in the amount of $48,503 and the value of the personal use of an automobile in the amount of $834.

STOCK OPTION PLANS

    At the Effective Time, each employee or director stock option to purchase shares of Common Stock ("Company Stock Options") granted under any stock option or stock purchase plan, program or arrangement of the Company, including the 1993 Director Stock Option Plan or the 1993 Stock Option and Incentive Plan (the "1993 Stock Option Plan," and together with the 1993 Director Stock Option Plan, the "Stock Plans") outstanding immediately prior to the Effective Time, whether or not then exercisable, was canceled, and each Company Stock Option having an exercise price of less than $19.00 (which constitutes all outstanding Company Stock Options) is being exchanged for a payment from the Company after the Merger (subject to any applicable withholding taxes) equal to the product of (i) the total number of shares of Common Stock previously subject to such Company Stock Option and (ii) the excess of $19.00 over the exercise price per share of Common Stock previously subject to such Company Stock Option, payable in cash immediately following the Effective Time, representing approximately $4.7 million in the aggregate. The Stock Plans terminated as of the Effective Time.

    After the Effective Time, the Company intends to adopt a stock purchase and option plan for key employees of the Company.

SAVINGS AND INVESTMENT PLAN

    The Board of Directors of the Company adopted the Savings and Investment Plan (the "Savings Plan") effective January 1, 1990. All full-time employees of the Company and its subsidiaries are eligible to participate in the Savings Plan upon completion of one year of service and the attainment of age 18. Participants may contribute, in increments of 1%, up to 10% (6% before July 1, 1994) of their compensation to the Savings Plan. In accordance with the provisions of the Savings Plan, the Board of Directors has elected, since April 1, 1991, not to match employee contributions. Pursuant to the Merger Agreement, subject to certain exceptions, the Company will continue to maintain the Savings Plan and other benefit plans of the Company, or substitute plans that are no less favorable in the aggregate to the employees of the Company than such existing plans, until December 31, 1997.

EMPLOYMENT CONTRACTS

    SANDRA W. SCARR, PH.D. Pursuant to an agreement between KCLC Acquisition and Dr. Sandra W. Scarr (the "Scarr Letter Agreement"), as of the Effective Time, Dr. Scarr retired from her position as Chairman of the Board and Chief Executive Officer of the Company. Dr. Scarr continues to serve as a director of the Company following her retirement. In connection with the Scarr Letter Agreement, (i) she received a lump sum payment equal to a pro rata portion of her salary for the period from the Effective Time through June 15, 1997; (ii) the Company will purchase her residence in the Montgomery, Alabama area for an amount up to $360,000 and reimburse her for relocation expenses of up to $25,000; (iii) from the Effective Time until December 15, 1999, she will perform consulting, advisory and other services for the Company and will be subject to a non-competition covenant and (iv) in consideration of the services Dr. Scarr will be required to provide to the Company and her obligation not to compete with the Company, she will receive monthly payments of $36,666.67 from the Company for a period of 30 months beginning July 15, 1997. In addition, pursuant to the Scarr Letter Agreement, the Company will continue to provide certain medical, disability and life insurance coverage through December 15, 1998. Pursuant to the terms of the employment agreement entered into between the Company and Dr. Scarr on June 16, 1995 (the "Scarr Employment Agreement"), which terminated at the Effective Time, Dr. Scarr received an annual base salary of $350,000 for her service as Chief Executive Officer of the Company during the first year of the contract, which was increased to $400,000 as of June 15, 1996. The Company also paid Dr. Scarr a $25,000 signing bonus. The Scarr Employment Agreement also provided for an annual formula-determined incentive bonus of a maximum of 50% of Dr. Scarr's base salary and for participation in benefits plans, pension plans, health and accident plans or other arrangements made generally available to senior executives of the Company. Pursuant to the Scarr Employment Agreement, the Company also purchased life insurance, accidental death coverage and a disability income policy in specified amounts, the payments for each of which will terminate or be modified in accordance with the Scarr Letter Agreement. Under the terms of the Scarr Employment Agreement, Dr. Scarr was granted options under the Company's 1993 Stock Option Plan to purchase an aggregate of 100,000 shares of Common Stock. All such options that remained unexercised were canceled and exchanged for payment in the Merger.

    PHILIP L. MASLOWE. On May 8, 1995, the Company entered into an employment agreement with Mr. Maslowe, which provides for a two-year term with automatic renewals unless (i) one party gives written notice of non-renewal to the other at least three months prior to the expiration of the term or (ii) termination occurs under other certain circumstances. Upon termination, Mr. Maslowe is entitled to certain severance payments and benefits. Under the agreement, Mr. Maslowe agrees to serve as Senior Vice President (after the signing of the contract Mr. Maslowe was promoted to Executive Vice President) and Chief Financial Officer of the Company at an annual base salary of $225,000. In June of 1996, the Board approved a $25,000 base salary increase for Mr. Maslowe. In addition, Mr. Maslowe is to receive an annual incentive bonus payment based on a formula approved by the Board which currently provides for an annual incentive target bonus payment of 40% of his base salary. The agreement further provides that Mr. Maslowe is entitled to participate in or receive benefits under any presently existing or future benefit plans, pension plans, health and accident plans or other arrangements made generally available to senior executives of the Company. The Company is also required to use its best efforts to purchase life insurance for Mr. Maslowe in an amount not less than three times his annual base compensation, an equal amount of accidental death coverage and a disability income policy in an amount not less than 60% of his base compensation. In addition, the Company agreed to provide a temporary housing allowance in the amount of $1,250 per month through May 31, 1996. Under the terms of the employment agreement, Mr. Maslowe was granted options under the Company's 1993 Stock Option Plan to purchase an aggregate of 25,000 shares of Common Stock. All such options that remained unexercised were canceled and exchanged for payment in the Merger. Upon termination of the agreement in the event of Mr. Maslowe's death, his estate is entitled to receive any base salary installments, any accrued incentive bonus payment and any accrued reimbursable expenses due for a period of three months. In the case of termination of the agreement by the Company "without cause" or if Mr. Maslowe terminates his employment for "good reason" as those terms are defined by the agreement, which includes certain events following a "change of control" or a "potential change of control," as those terms are defined by the agreement, the Company is required to pay to Mr. Maslowe an amount equal to (i) his full base salary and any accrued annual incentive bonus payment and any accrued reimbursable expenses, through the date of termination, plus (ii) an amount equal to two times his annual base salary in effect on the date of termination, plus (iii) an amount equal to two times the annual incentive bonus which would have been payable to Mr. Maslowe for the year in which the termination occurs. Such provisions would likely apply upon consummation of the Merger, and such severance payments would be due upon termination of Mr. Maslowe by the Company "without cause" or by Mr. Maslowe for "good reason." Upon termination of Mr. Maslowe's employment under either of such circumstances, the Company is also obligated to continue to provide certain other benefits under the contract. In addition, the agreement contains (i) a confidentiality provision prohibiting Mr. Maslowe during the term of the agreement and for a period of two years thereafter from disclosing, with certain exceptions, any confidential information obtained by him while employed by the Company and (ii) a noncompetition clause prohibiting Mr. Maslowe during the term of the agreement and for a period of 12 months thereafter from competing with, owning, managing, or having any financial interest in any business which competes with the Company.

MANAGEMENT STOCKHOLDER'S AGREEMENTS

    Members of management may be offered the opportunity to become stockholders of the Company. The Company will enter into stockholder's agreements with any management employees that become stockholders of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The following directors served on the Company's Compensation Committee beginning February 1996 to May 31, 1996 (fiscal year 1996 end): Mr. Kaplan (joined Compensation Committee in May of 1996) and Dr. Scarr.

    The Company, from time to time, has made loans or advances to its executive officers, primarily for relocation expenses. On August 14, 1995, the Company loaned Dr. Scarr the amount of $125,000. No interest accrued on this loan and $107,000 was repaid to the Company in August 1996. The balance of the loan was forgiven by the Company pursuant to Dr. Scarr's relocation package. With the exception of this loan, the Company believes that the above-described transactions were on terms as favorable as those which might have been obtained from unaffiliated parties.

                           OWNERSHIP OF COMMON STOCK

    The following table sets forth certain information concerning the beneficial ownership of shares of Common Stock on February 14, 1997 (after the Effective
Time) by: (i) all persons known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each person who is a director of the Company; (iii) each person who is a Named Executive Officer; and (iv) all directors and executive officers of the Company as a group.

                                                                                   BENEFICIAL         PERCENTAGE
                                                                                  OWNERSHIP OF         OF CLASS
NAME OF BENEFICIAL OWNER                                                          COMMON STOCK      OUTSTANDING (a)
-------------------------------------------------------------------------------  ---------------  -------------------

KKR-KLC L.L.C. (and certain affiliated entities) c/o Kohlberg Kravis Roberts &
  Co., L.P.
    9 West 57th Street
    New York, NY 10019 (b).....................................................       7,828,947             83.6%

The TCW Group, Inc. (and certain affiliated entities ("TCW"))
    865 South Figueroa Street
    Los Angeles, CA 90017 (c)..................................................         949,244             10.1%

Henry R. Kravis (b)............................................................        --                 --

George R. Roberts (b)..........................................................        --                 --

Clifton S. Robbins (b).........................................................        --                 --

Nils P. Brous (b)..............................................................        --                 --

Stephen A. Kaplan (c)..........................................................        --                 --

Sandra W. Scarr, Ph.D..........................................................        --                 --

David J. Johnson (d)(e)........................................................         157,895              1.7%

Philip L. Maslowe (d)(f).......................................................          14,363            *

William E. Bailey (d)..........................................................        --                 --

Rebecca S. Bryan (d)...........................................................        --                 --

Jerry B. Hill (d)..............................................................        --                 --

Bob J. Willey (d)..............................................................        --                 --

All directors and executive officers as group (17 persons) (b)(c)..............        --                 --

------------------------

*   Less than one percent.

(a) The amounts and percentage of Common Stock beneficially owned are reported on the basis of regulations of the Commission governing the determination of beneficial ownership of securities. Under the rules of the Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he has no economic interest. The percentage of class outstanding after the Effective Time is based on the 9,368,421 shares of

    Common Stock outstanding as of February 13, 1997 following the purchase of shares by Mr. Johnson described in note (e) below.

(b) Shares of Common Stock shown as beneficially owned by KKR-KLC L.L.C. are held by the Partnership. KKR-KLC L.L.C. is the sole general partner of KKR Associates (KLC). KKR Associates (KLC), a limited partnership, is the sole general partner of the Partnership and possesses sole voting and investment power with respect to such shares. KKR-KLC L.L.C. is a limited liability company, the members of which are Messrs. Henry R. Kravis, George R. Roberts, Robert I. MacDonnell, Paul E. Raether, Michael W. Michelson, James
    H. Greene, Jr., Michael T. Tokarz, Perry Golkin, Clifton S. Robbins, Scott
    M. Stuart and Edward A. Gilhuly. Messrs. Kravis and Roberts are members of the Executive Committee of KKR-KLC L.L.C. Messrs. Kravis, Roberts and Robbins are also directors of the Company. Mr. Nils P. Brous is a limited partner of KKR Associates (KLC) and is also a director of the Company. Each of such individuals may be deemed to share beneficial ownership of the shares shown as beneficially owned by KKR-KLC L.L.C. Each of such individuals disclaims beneficial ownership of such shares. KKR Partners II, L.P. owns 1.1% of the outstanding Common Stock.

(c) As of February 14, 1997, TCW beneficially owned 949,244 shares of Common Stock, or 10.1% of the shares of Common Stock outstanding on such date. TCW and certain of its affiliates have voting and dispositive powers over such shares as an investment manager on behalf of TCW Special Credits Fund V-The Principal Fund (the "Principal Fund"). In addition, Oaktree is an investment subadvisor with respect to the Principal Fund. Stephen A. Kaplan continues to serve as a director of the Company following the Merger pursuant to the terms of the Merger Agreement. To the extent Mr. Kaplan, on behalf of Oaktree or affiliates of TCW, as applicable, participates in the process to vote or dispose of any such shares, Mr. Kaplan may be deemed under such circumstances for the purpose of Section 13 of the Exchange Act to be the beneficial owner of such shares. Mr. Kaplan disclaims beneficial ownership of all shares beneficially held by Oaktree and TCW.

(d) Does not include shares of Common Stock that may be reserved for options and other stock purchase rights that are anticipated to be granted to management under a stock purchase and option plan for key employees of the Company which the Company intends to adopt after the Effective Time.

(e) Following the Effective Time, Mr. Johnson purchased 157,895 shares of Common Stock at a purchase price of $19.00 per share. In accordance with such purchase, Mr. Johnson has been granted options to acquire an additional 421,053 shares of Common Stock.

(f) Comprised of 1,064 shares of Common Stock held in a trust of which Mr. Maslowe is the trustee and 13,299 shares of Common Stock held jointly with Mr. Maslowe's spouse. Mr. Maslowe disclaims beneficial ownership of the shares of Common Stock held in the trust.

                           RELATED PARTY TRANSACTIONS

    KKR-KLC L.L.C. and certain affiliated entities beneficially own approximately 83.6% of the Company's outstanding shares of Common Stock. The members of KKR-KLC L.L.C. are Messrs. Henry R. Kravis, George R. Roberts, Robert
I. MacDonnell, Paul E. Raether, Michael W. Michelson, Michael T. Tokarz, James
H. Greene, Jr., Perry Golkin, Clifton S. Robbins, Scott M. Stuart and Edward A. Gilhuly. Messrs. Kravis, Roberts and Robbins are also directors of the Company, as is Mr. Nils P. Brous who is a limited partner of KKR Associates (KLC). Each of the members of KKR-KLC L.L.C. is also a member of the limited liability company which serves as the general partner of KKR and Mr. Brous is an executive of KKR. KKR, an affiliate of the Partnership and KKR-KLC L.L.C., received a fee of $8.0 million in cash for negotiating the Merger and arranging the financing therefor, plus the reimbursement of its expenses in connection therewith, and, from time to time in the future, KKR may receive customary investment banking fees for services rendered to the Company in connection with divestitures, acquisitions and certain other transactions. In addition, KKR has agreed to render management, consulting and financial

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services to the Company for customary fees. See "Management--Directors and
Executive Officers" and "Ownership of Common Stock."

    KKR-KLC L.L.C. is the general partner of KKR Associates (KLC), a Delaware limited partnership, of which certain past and present employees of KKR and partnerships and trusts for the benefit of the families of such past and present employees and a former partner of KKR are the limited partners. KKR Associates
(KLC) is the general partner of the Partnership, which owns approximately 83.6% of the outstanding Common Stock.

    The Partnership has the right, under certain circumstances and subject to certain conditions, to require the Company to register under the Securities Act shares of Common Stock held by it pursuant to a registration rights agreement entered into in connection with the Merger and certain stockholders' agreements. Such registration rights will generally be available to the Partnership until registration under the Securities Act is no longer required to enable it to resell the Common Stock owned by it. Such registration rights agreement provides, among other things, that the Company will pay all expenses in connection with the first six registrations requested by the Partnership and in connection with any registration commenced by the Company as a primary offering. In addition, Oaktree has the right, under certain circumstances and subject to certain conditions, to participate in any registration process, and other stockholders besides the Partnership and Oaktree, possibly including certain members of management, may be allowed to participate in any registration process, subject to certain conditions and exceptions.

    In addition, certain officers and key employees of the Company and its subsidiaries, including Dr. Scarr and Mr. Maslowe, shared a transaction bonus payment of $1 million in the aggregate in connection with consummation of the Merger.

                        DESCRIPTION OF CREDIT FACILITIES

    The Credit Facilities are provided by a syndicate of banks and other financial institutions (the "Lenders") led by Chase, as administrative agent (the "Administrative Agent"), Chase Securities Inc., as arranger, Bankers Trust Company, as syndication agent, and Wells Fargo Bank, N.A., as documentation agent. The Credit Facilities provide for the Term Loan Facility of up to $90.0 million and the $300.0 million Revolving Credit Facility. Any portion of the Term Loan Facility not drawn at the Effective Time will be available in a single additional drawing for the first six months following the Effective Time. The Revolving Credit Facility includes borrowing capacity of up to $75.0 million for letters of credit, and up to $25.0 million for short-term borrowings ("Swingline Loans"). The Term Loan Facility will mature on the date that is nine years after the Effective Time and will provide for nominal annual amortization. The Revolving Credit Facility commitment will mature seven years after the Effective Time.

    The interest rate under the Term Loan Facility will initially be, at the option of the Company, Adjusted LIBOR plus 3.00% or ABR plus 1.75%. The interest rate under the Revolving Credit Facility will initially be, at the option of the Company, Adjusted LIBOR plus 2.50% or ABR plus 1.25%. The Company may elect interest periods of 1, 2, 3 or 6 months (or 9 or 12 months, to the extent available from all the Lenders under the relevant Facility) for Adjusted LIBOR borrowings. Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months or 90 days, as the case may be. ABR is the Alternate Base Rate, which is the highest of Chase's Prime Rate, the Federal Funds Effective Rate plus 1/2 of 1% and the Base CD Rate plus 1%. Adjusted LIBOR and the Base CD Rate will at all times include statutory reserves to the extent actually incurred (and, in the case of the Base CD Rate, FDIC assessment rates).

    The Company will pay a commitment fee at a rate equal to 1/2 of 1% per annum on the undrawn portion of the commitments in respect of the Credit Facilities, commencing to accrue with respect to each Lender's commitment upon the acceptance by the Company of such Lender's commitment,

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payable at the Effective Time (but only if the Effective Time occurs) and quarterly in arrears after the Effective Time. The commitment fees will at all times be calculated based on the actual number of days elapsed over a 365-day year.

    The Company will pay a letter of credit fee equal to a rate per annum equal to the margin for Adjusted LIBOR loans under the Revolving Credit Facility, less 1/8 of 1%, on the aggregate face amount of outstanding letters of credit under the Revolving Credit Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving Credit Facility, in each case for the actual number of days elapsed over a 365-day year. In addition, the Company will pay to the Fronting Bank, for its own account, (a) a fronting fee of 1/8 of 1% per annum on the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Credit Facility, in each case for the actual number of days elapsed over a 365-day year, and (b) customary issuance, amendment and administration fees.

    The Credit Facilities contain provisions under which commitment fees and interest rates will be adjusted in increments based on the achievement of certain performance goals.

    The Term Loans will be subject to mandatory prepayment with (a) 100% of the net cash proceeds of certain non-ordinary-course asset sales or other dispositions of property by the Company and its subsidiaries, except to the extent that such proceeds are reinvested in the business of the Company and its subsidiaries (subject to the line of business covenant) within a specified time period and subject to certain other exceptions, (b) 100% of the net cash proceeds from certain sale leaseback transactions, asset securitizations or mortgage financings involving the Company's existing centers as of the Effective Time, except for up to an aggregate amount of $50,000,000 during the term of the Credit Facilities in any such net cash proceeds from sale leaseback transactions, asset securitizations or mortgage financings, (c) 50% of excess cash flow, to the extent not reinvested in the business of the Company and its subsidiaries within six months after each yearly test period and (d) 100% of the net proceeds of certain issuances of debt obligations of the Borrower and its subsidiaries. Voluntary prepayments and Revolving Credit Facility commitment reductions are permitted in whole or in part at the option of the Company, in minimum principal amounts, without premium or penalty, subject to reimbursement of certain of the Lenders' costs under certain conditions.

    The Company's obligations under the Credit Facilities are secured by a perfected first priority pledge of and security interest in all the common stock of each existing and subsequently acquired direct domestic subsidiary of the Company and 65% of the common stock of each existing and subsequently acquired direct foreign subsidiary and, in certain circumstances, non-cash consideration received for certain sales of assets. In addition, indebtedness under the Credit Facilities is guaranteed by each existing and subsequently acquired domestic subsidiary of the Company. See "Description of the Exchange Notes--Subordination" and "Risk Factors--Subordination" and "--Encumbrances on Assets to Secure Credit Facilities."

    The Credit Facilities contain customary covenants and restrictions on the Company's ability to engage in certain activities. In addition, the Credit Facilities provide that the Company must meet or exceed an interest coverage ratio and must not exceed a leverage ratio.

    The Credit Facilities include customary events of default.

                               THE EXCHANGE OFFER

GENERAL

    The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), to exchange up to $300 million aggregate principal amount of Exchange Notes for a like aggregate principal amount of Old Notes properly tendered on or prior to the Expiration Date and not withdrawn as permitted pursuant to the procedures described below. The Exchange Offer is being made with respect to all of the Old Notes.

    As of the date of this Prospectus, $300 million aggregate principal amount of the Old Notes is outstanding. This Prospectus, together with the Letter of
Transmittal, is first being sent on or about         , 1997, to all holders of
Old Notes known to the Company. The Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions set forth under "Certain Conditions to the Exchange Offer" below. The Company currently expects that each of the conditions will be satisfied and that no waivers will be necessary.

PURPOSE OF THE EXCHANGE OFFER

    The Old Notes were issued on February 13, 1997 in a transaction exempt from the registration requirements of the Securities Act. Accordingly, the Old Notes may not be reoffered, resold, or otherwise transferred unless so registered or unless an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

    In connection with the issuance and sale of the Old Notes, the Company entered into the Registration Rights Agreement, which requires the Company to file with the Commission a registration statement relating to the Exchange Offer not later than 45 days after the date of issuance of the Old Notes, and to use its best efforts to cause the registration statement relating to the Exchange Offer to become effective under the Securities Act not later than 150 days after the date of issuance of the Old Notes and the Exchange Offer to be consummated not later than 30 days after the date of the effectiveness of the Registration Statement (or use its best efforts to cause to become effective by the 180th calendar day after the Issuance Date (as defined) a shelf registration statement with respect to resales of the Old Notes). A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement.

    The Exchange Offer is being made by the Company to satisfy its obligations with respect to the Registration Rights Agreement. The term "holder," with respect to the Exchange Offer, means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Notes are held of record by The Depository Trust Company. Other than pursuant to the Registration Rights Agreement, the Company is not required to file any registration statement to register any outstanding Old Notes. Holders of Old Notes who do not tender their Old Notes or whose Old Notes are tendered but not accepted would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if they wish to sell their Old Notes.

    The Company is making the Exchange Offer in reliance on the position of the staff of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the staff would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the Staff, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a Holder (other than any Holder who is a broker-dealer or an

"affiliate" of the Company within the meaning of Rule 405 of the Securities Act) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such Holder's business and that such Holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such Exchange Notes. See "--Resale of Exchange Notes." Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

TERMS OF THE EXCHANGE

    The Company hereby offers to exchange, subject to the conditions set forth herein and in the Letter of Transmittal accompanying this Prospectus, $1,000 in principal amount of Exchange Notes for each $1,000 in principal amount of the Old Notes. The terms of the Exchange Notes are identical in all material respects to the terms of the Old Notes for which they may be exchanged pursuant to this Exchange Offer, except that the Exchange Notes will generally be freely transferable by holders thereof and will not be subject to any covenant regarding registration. The Exchange Notes will evidence the same indebtedness as the Old Notes and will be entitled to the benefits of the Indenture. See "Description of Exchange Notes."

    The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

    The Company has not requested, and does not intend to request, an interpretation by the staff of the Commission with respect to whether the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on an interpretation by the staff of the Commission set forth in a series of no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for sale, resold and otherwise transferred by any holder of such Exchange Notes (other than any such holder that is a broker-dealer or is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes and neither such holder nor any other such person is engaging in or intends to engage in a distribution of such Exchange Notes. Since the Commission has not considered the Exchange Offer in the context of a no-action letter, there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Any holder who is an affiliate of the Company or who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

    Interest on the Exchange Notes will accrue from the last Interest Payment Date on which interest was paid on the Old Notes so surrendered or, if no interest has been paid on such Notes, from February 13, 1997.

    Tendering holders of the Old Notes shall not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Old Notes pursuant to the Exchange Offer.

EXPIRATION DATE; EXTENSION; TERMINATION; AMENDMENT

    The Exchange Offer will expire at 5:00 p.m., New York City time, on
          , 1997, unless the Company, in its sole discretion, has extended the period of time for which the Exchange Offer is open (such date, as it may be extended, is referred to herein as the "Expiration Date") . The Expiration Date will be at least 20 business days after the commencement of the Exchange Offer in accordance with Rule 14e-1(a) under the Exchange Act. The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving oral or written notice to the Exchange Agent and by timely public announcement no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer unless properly withdrawn.

    The Company expressly reserves the right to (i) terminate or amend the Exchange Offer and not to accept for exchange any Old Notes not theretofore accepted for exchange upon the occurrence of any of the events specified below under "Certain Conditions to the Exchange Offer" which have not been waived by the Company and (ii) amend the terms of the Exchange Offer in any manner which, in its good faith judgment, is advantageous to the holders of the Old Notes, whether before or after any tender of the Notes. If any such termination or amendment occurs, the Company will notify the Exchange Agent and will either issue a press release or give oral or written notice to the holders of the Old Notes as promptly as practicable.

    For purposes of the Exchange Offer, a "business day" means any day other than Saturday, Sunday or a date on which banking institutions are required or authorized by New York State law to be closed, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. Unless the Company terminates the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, the Company will exchange the Exchange Notes for the Old Notes on the Exchange Date.

PROCEDURES FOR TENDERING OLD NOTES

    The tender to the Company of Old Notes by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal.

    A holder of Old Notes may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Old Notes being tendered and any required signature guarantees and any other documents required by the Letter of Transmittal, to the Exchange Agent at its address set forth below on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below) or (ii) complying with the guaranteed delivery procedures described below.

    THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO INSURE TIMELY DELIVERY. NO OLD NOTES OR LETTERS OF TRANSMITTAL SHOULD BE SENT TO THE COMPANY.

    If tendered Old Notes are registered in the name of the signer of the Letter of Transmittal and the Exchange Notes to be issued in exchange therefor are to be issued (and any untendered Old Notes are to be reissued) in the name of the registered holder (which term, for the purposes described herein, shall include any participant in The Depository Trust Company (also referred to as a "book-entry transfer facility") whose name appears on a security listing as the owner of Old Notes), the signature of such signer need not be guaranteed. In any other case, the tendered Old Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder, and the signature on the endorsement or instrument of transfer must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution (each an "Eligible Institution") that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act. If the Exchange Notes and/or Old Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Old Notes, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

    The Exchange Agent will make a request within two business days after the date of receipt of this Prospectus to establish accounts with respect to the Old Notes at the book-entry transfer facility for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of Old Notes by causing such book-entry transfer facility to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with the book-entry transfer facility's procedures for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the book-entry transfer facility, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

    If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Old Notes to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its address set forth below on or prior to the Expiration Date, a letter, telegram or facsimile transmission (receipt confirmed by telephone and an original delivered by guaranteed overnight courier) from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the Old Notes are registered and, if possible, the certificate numbers of the Old Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three business days after the Expiration Date, the Old Notes in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the book-entry transfer facility), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Old Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of the notice of guaranteed delivery ("Notice of Guaranteed Delivery") which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

    A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the book-entry transfer facility) is received by the Exchange Agent, or (ii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) from an Eligible Institution is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Old Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Old Notes.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or not to accept any particular Old Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

    If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, such Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the Old Notes.

    If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

    By tendering, each holder will represent to the Company that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company, or if it is an affiliate it will comply with the registration and prospectus requirements of the Securities Act to the extent applicable.

    Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

    The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

    The party tendering Notes for exchange (the "Transferor") exchanges, assigns and transfers the Old Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Old Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Old Notes and to acquire Exchange Notes issuable upon the exchange of such tendered Notes, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Notes or transfer ownership of such Old Notes on the account books maintained by a book-entry transfer facility. The Transferor further agrees that acceptance of any tendered Old Notes by the Company and the issuance of Exchange Notes in exchange therefor shall constitute performance in full by the Company of certain of its obligations under the Registration Rights Agreement. All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

    The Transferor certifies that it is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act and that it is acquiring the Exchange Notes offered hereby in the ordinary course of such Transferor's business and that such Transferor has no arrangement with any person to participate in the distribution of such Exchange Notes. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of Exchange Notes. Each Transferor which is a broker-dealer receiving Exchange Notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company will, for a period of 120 days after the Expiration Date, make copies of this Prospectus available to any broker-dealer for use in connection with any such resale.

WITHDRAWAL RIGHTS

    Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date.

    For a withdrawal to be effective, a written notice of withdrawal sent by telegram, facsimile transmission (receipt confirmed by telephone) or letter must be received by the Exchange Agent at the address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having tendered the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) specify the principal amount of Notes to be withdrawn, (iv) include a statement that such holder is withdrawing his election to have such Old Notes exchanged, (v) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered or as otherwise described above (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee under the Indenture register the transfer of such Old Notes into the name of the person withdrawing the tender and (vi) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. The Exchange Agent will return the properly withdrawn Old Notes promptly following receipt of notice of withdrawal. If Old Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Old Notes or otherwise comply with the book-entry transfer facility procedure. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Company and such determination will be final and binding on all parties.

    Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account with such book-entry transfer facility specified by the holder) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

    Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly on the Exchange Date, all Old Notes properly tendered and will issue the Exchange Notes promptly after such acceptance. See "Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

    For each Old Note accepted for exchange, the holder of such Old Note will receive an Exchange Note having a principal amount equal to that of the surrendered Old Note.

    In all cases, issuance of Exchange Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely book-entry confirmation of such Old Notes into the Exchange Agent's account at the book-entry transfer facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, such non-exchanged Old Notes will be credited to an account maintained with such book-entry transfer facility) as promptly as practicable after the expiration of the Exchange Offer.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer (by oral or written notice to the Exchange Agent or by a timely press release) if at any time before the acceptance of such Old Notes for exchange or the exchange of the Exchange Notes for such Old Notes, any of the following conditions exist:

        (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency or regulatory authority or any injunction, order or decree is issued with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Company; or

        (b) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company that is or may be adverse to the Company, or the Company shall have become aware of facts that have or may have adverse significance with respect to the value of the Old Notes or the Exchange Notes or that may materially impair the contemplated benefits of the Exchange Offer to the Company; or

        (c) any law, rule or regulation or applicable interpretations of the staff of the Commission is issued or promulgated which, in the good faith determination of the Company, do not permit the Company to effect the Exchange Offer; or

        (d) any governmental approval has not been obtained, which approval the Company, in its sole discretion, deems necessary for the consummation of the Exchange Offer; or

        (e) there shall have been proposed, adopted or enacted any law, statute, rule or regulation (or an amendment to any existing law statute, rule or regulation) which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Company; or

        (f) there shall occur a change in the current interpretation by the staff of the Commission which permits the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes to be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Exchange Notes; or

        (g) there shall have occurred (i) any general suspension of, shortening of hours for, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market (whether or not mandatory), (ii) any limitation by any govermental agency or authority which may adversely affect the ability of the Company to complete the transactions contemplated by the Exchange Offer, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks by Federal or state authorities in the United States (whether or not mandatory), (iv) a commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States, (v) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other leading institutions in the United States, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof.

    The Company expressly reserves the right to terminate the Exchange Offer and not accept for exchange any Old Notes upon the occurrence of any of the foregoing conditions (which represent all of the material conditions to the acceptance by the Company of properly tendered Old Notes). In addition, the Company may amend the Exchange Offer at any time prior to the Expiration Date if any of the conditions set forth above occur. Moreover, regardless of whether any of such conditions has occurred, the Company may amend the Exchange Offer in any manner which, in its good faith judgment, is advantageous to holders of the Old Notes.

    The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. If the Company waives or amends the foregoing conditions, it will, if required by law, extend the Exchange Offer for a minimum of five business days from the date that the Company first gives notice, by public announcement or otherwise, of such waiver or amendment, if the Exchange Offer would otherwise expire within such five business-day period. Any determination by the Company concerning the events described above will be final and binding upon all parties.

    In addition, the Company will not accept for exchange any Old Notes tendered, and no Exchange Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended. In any such event the Company is required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

    The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange.

EXCHANGE AGENT

    Marine Midland Bank has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below:

         BY HAND/OVERNIGHT COURIER:                              BY MAIL:
             Marine Midland Bank                            Marine Midland Bank
      Attn: Corporate Trust Operations               Attn: Corporate Trust Operations
            140 Broadway, Level A                          140 Broadway, Level A
        New York, New York 10005-1180                  New York, New York 10005-1180
                                       BY FACSIMILE:
                                       (212) 658-2292
                                    Attn.: Paulette Shaw
                                 Telephone: (212) 658-5931

Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent at the address and telephone number set forth in the Letter of Transmittal.

    DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ON THE LETTER OF TRANSMITTAL, OR TRANSMISSIONS OF INSTRUCTIONS VIA A FACSIMILE OR TELEX NUMBER OTHER THAN THE ONES SET FORTH ON THE LETTER OF TRANSMITTAL, WILL NOT CONSTITUTE A VALID DELIVERY.

SOLICITATION OF TENDERS; FEES AND EXPENSES

    The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this and other related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for their customers.

    The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $500,000, which includes fees and expenses of the Exchange Agent, Trustee, registration fees, accounting, legal, printing and related fees and expenses.

    No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company.

Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Old Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Old Notes in such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Company by one or more registered brokers or dealers which are licensed under the laws of such jurisdication.

TRANSFER TAXES

    The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

    The Exchange Notes will be recorded at the carrying value of the Old Notes as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company upon the exchange of Exchange Notes for Old Notes. Expenses incurred in connection with the issuance of the Exchange Notes will be amortized over the term of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon. Old Notes not exchanged pursuant to the Exchange Offer will continue to remain outstanding in accordance with their terms. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act.

    Participation in the Exchange Offer is voluntary, and holders of Old Notes should carefully consider whether to participate. Holders of Old Notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

    As a result of the making of, and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of, this Exchange Offer, the Company will have fulfilled a covenant contained in the Registration Rights Agreement. Holders of Old Notes who do not tender their Old Notes in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture, except for any such rights under the Registration Rights Agreement that by their terms terminate or cease to have further effectiveness as a result of the making of this Exchange

Offer. All untendered Old Notes will continue to be subject to the restrictions on transfer set forth in the Indenture. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Old Notes could be adversely affected.

    The Company may in the future seek to acquire, subject to the terms of the Indenture, untendered Old Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plan to acquire any Old Notes which are not tendered in the Exchange Offer.

RESALE OF EXCHANGE NOTES

    The Company is making the Exchange Offer in reliance on the position of the staff of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the Staff would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a Holder (other than any Holder who is a broker-dealer or an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such Holder's business and that such Holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities
Act) of such Exchange Notes. However, any holder who is an "affiliate" of the Company or who has an arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired pursuant to the Exchange Offer, or any broker-dealer who purchased Old Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act
(i) could not rely on the applicable interpretations of the staff and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act. A broker-dealer who holds Old Notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Notes. Each such broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

    In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the Exchange Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the Exchange Notes reasonably requests. Such registration or qualification may require the imposition of restrictions or conditions (including suitability requirements for offerees or purchasers) in connection with the offer or sale of any Exchange Notes.

                       DESCRIPTION OF THE EXCHANGE NOTES

    The Old Notes were issued and the Exchange Notes offered hereby will be issued under an indenture dated as of February 13, 1997 (the "Indenture") between the Company, as issuer, and Marine Midland Bank, as trustee (the "Trustee"). The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Exchange Notes are subject to all such terms, and holders of the Exchange Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture describes the material terms of the Indenture but does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act. For definitions of certain capitalized terms used in the following summary, see "--Certain Definitions." The Indenture is an exhibit to the Registration Statement of which this Prospectus is a part.

    On February 13, 1997, the Company issued $300 million aggregate principal amount of Old Notes under the Indenture. The terms of the Exchange Notes are identical in all material respects to the Old Notes, except for certain transfer restrictions and registration and other rights relating to the exchange of the Old Notes for Exchange Notes. The Trustee will authenticate and deliver Exchange Notes for original issue only in exchange for a like principal amount of Old Notes. Any Old Notes that remain outstanding after the consummation of the Exchange Offer, together with the Exchange Notes, will be treated as a single class of securities under the Indenture. Accordingly, all references herein to specified percentages in aggregate principal amount of the outstanding Exchange Notes shall be deemed to mean, at any time after the Exchange Offer is consummated, such percentage in aggregate principal amount of the Old Notes and Exchange Notes then outstanding.

GENERAL

    The Exchange Notes will mature on February 15, 2009, will be limited to $300,000,000 aggregate principal amount and will be unsecured senior subordinated obligations of the Company. Each Exchange Note will bear interest at the rate set forth on the cover page hereof from February 13, 1997, or from the most recent interest payment date to which interest has been paid or duly provided for, payable on August 15, 1997, and semiannually thereafter on February 15 and August 15 in each year until the principal thereof is paid or duly provided for to the Person in whose name the Exchange Note (or any predecessor Exchange Note) is registered at the close of business on the February 1 or August 1 next preceding such interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

    Principal of, premium, if any, and interest on the Exchange Notes will be payable, and the Exchange Notes will be exchangeable and transferable, at the office or agency of the Company in the City of New York maintained for such purposes (which initially will be the Trustee); PROVIDED, HOWEVER, that, at the option of the Company, interest may be paid by check mailed to the address of the Person entitled thereto as such address appears on the security register. The Exchange Notes will be issued only in fully registered form without coupons and only in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange or redemption of Exchange Notes, but the Company may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

    Old Notes that remain outstanding after the consummation of the Exchange Offer and Exchange Notes issued in connection with the Exchange Offer will be treated as a single class of securities under the Indenture.

SUBORDINATION

    The payment of the Subordinated Note Obligations will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash equivalents of all Senior Indebtedness, whether outstanding on the date of the Indenture or thereafter incurred. Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, the holders of Senior Indebtedness will be entitled to receive payment in full in cash equivalents of such Senior Indebtedness before the holders of Exchange Notes will be entitled to receive any payment with respect to the Subordinated Note Obligations, and until all Senior Indebtedness is paid in full in cash equivalents, any distribution to which the holders of Exchange Notes would be entitled shall be made to the holders of Senior Indebtedness (except that holders of Exchange Notes may receive (i) shares of stock and any debt securities that are subordinated at least to the same extent as the Exchange Notes to (a) Senior Indebtedness and (b) any securities issued in exchange for Senior Indebtedness and (ii) payments made from the trusts described under "--Legal Defeasance and Covenant Defeasance").

    The Company also may not make any payment upon or in respect of the Subordinated Note Obligations (except in such subordinated securities or from the trust described under "--Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of, premium, if any, or interest on, or of unreimbursed amounts under drawn letters of credit or in respect of bankers' acceptances or fees relating to letters of credit or bankers' acceptances constituting, Designated Senior Indebtedness occurs and is continuing beyond any applicable period of grace (a "payment default") or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity (a "non-payment default") and the Trustee receives a notice of such default (a "Payment Blockage Notice") from a representative of holders of such Designated Senior Indebtedness. Payments on the Exchange Notes, including any missed payments, may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived or shall have ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full in cash equivalents and (b) in case of a nonpayment default, the earlier of (x) the date on which such nonpayment default is cured or waived, (y) 179 days after the date on which the applicable Payment Blockage Notice is received (each such period, the "Payment Blockage Period") or (z) the date such Payment Blockage Period shall be terminated by written notice to the Trustee from the requisite holders of such Designated Senior Indebtedness necessary to terminate such period or from their representative. No new period of payment blockage may be commenced unless and until 365 days have elapsed since the effectiveness of the immediately preceding Payment Blockage Notice. However, if any Payment Blockage Notice within such 365-day period is given by or on behalf of any holders of Designated Senior Indebtedness (other than the agent under the Senior Credit Facility), the agent under the Senior Credit Facility may give another Payment Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 365 consecutive day period. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 days.

    If the Company fails to make any payment on the Exchange Notes when due or within any applicable grace period, whether or not on account of the payment blockage provision referred to above, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Exchange Notes to accelerate the maturity thereof.

    The Indenture further requires that the Company promptly notify holders of Senior Indebtedness if payment of the Exchange Notes is accelerated because of an Event of Default.

    As a result of the subordination provisions described above, in the event of insolvency, bankruptcy, administration, reorganization, receivership or similar proceedings relating to the Company, holders of Exchange Notes may recover less ratably than creditors of the Company who are holders of Senior Indebtedness. At December 13, 1996, on a pro forma basis after giving effect to the Merger and the Financings (including the Offering), the Company would have had approximately $122.2 million of Senior Indebtedness outstanding and the Company would have had additional availability of $251.1 million (reduced by $48.9 million of outstanding letters of credit) for borrowings under the Senior Credit Facility, all of which would be Senior Indebtedness of the Company. In addition, the Exchange Notes will be structurally subordinated to the liabilities of Subsidiaries of the Company. Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and its Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "--Certain Covenants--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock."

    "Designated Senior Indebtedness" means (i) Senior Indebtedness under the Senior Credit Facility and (ii) any other Senior Indebtedness permitted under the Indenture the principal amount of which is $50 million or more and that has been designated by the Company as Designated Senior Indebtedness.

    "Senior Indebtedness" means (i) the Obligations under the Senior Credit Facility and (ii) any other Indebtedness permitted to be incurred by the Company under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Exchange Notes, including, with respect to (i) and (ii), interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, whether or not such interest is an allowable claim in such bankruptcy proceeding. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include (1) any liability for federal, state, local or other taxes owed or owing by the Company, (2) any obligation of the Company to any of its Subsidiaries, (3) any accounts payable or trade liabilities arising in the ordinary course of business (including instruments evidencing such liabilities) other than obligations in respect of bankers' acceptances and letters of credit under the Senior Credit Facility, (4) any Indebtedness that is incurred in violation of the Indenture, (5) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company, (6) any Indebtedness, guarantee or obligation of the Company which is subordinate or junior to any other Indebtedness, guarantee or obligation of the Company, (7) Indebtedness evidenced by the Exchange Notes and (8) Capital Stock of the Company.

    "Subordinated Note Obligations" means any principal of, premium, if any, and interest on the Exchange Notes payable pursuant to the terms of the Exchange Notes or upon acceleration, together with and including any amounts received upon the exercise of rights of rescission or other rights of action (including claims for damages) or otherwise, to the extent relating to the purchase price of the Exchange Notes or amounts corresponding to such principal, premium, if any, or interest on the Exchange Notes.

    The Exchange Notes will rank senior in right of payment to all Subordinated Indebtedness of the Company. At the Issuance Date the Company had no Subordinated Indebtedness.

MANDATORY REDEMPTION

    The Company will not be required to make mandatory redemptions or sinking fund payments prior to maturity of the Exchange Notes.

OPTIONAL REDEMPTION

    Except as described below, the Exchange Notes will not be redeemable at the Company's option prior to February 15, 2002. From and after February 15, 2002, the Exchange Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' written notice, at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on February 15 of each of the years indicated below:

                                                                                       REDEMPTION
YEAR                                                                                     PRICE
------------------------------------------------------------------------------------  ------------
2002................................................................................      104.750%
2003................................................................................      103.167%
2004................................................................................      101.583%
2005 and thereafter.................................................................      100.000%

    In addition, at any time or from time to time, on or prior to February 15, 2000, the Company may, at its option, redeem up to 40% of the aggregate principal amount of Exchange Notes originally issued under the Indenture on the Issuance Date at a redemption price equal to 109.5% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date, with the net proceeds of one or more Equity Offerings; provided that at least 60% of the aggregate principal amount of Exchange Notes originally issued under the Indenture on the Issuance Date remains outstanding immediately after the occurrence of such redemption; PROVIDED FURTHER that such redemption occurs within 60 days of the date of closing of each such Equity Offering. The Trustee shall select the Exchange Notes to be purchased in the manner described under "Repurchase at the Option of Holders--Selection and Notice."

REPURCHASE AT THE OPTION OF HOLDERS

    CHANGE OF CONTROL. The Indenture provides that, upon the occurrence of a Change of Control, the Company will make an offer to purchase all or any part (equal to $1,000 or an integral multiple thereof) of the Exchange Notes pursuant to the offer described below (the "Change of Control Offer") at a price in cash (the "Change of Control Payment") equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. The Indenture provides that within 30 days following any Change of Control, the Company will mail a notice to each Holder of Exchange Notes issued under the Indenture, with a copy to the Trustee, with the following information:
(1) a Change of Control Offer is being made pursuant to the covenant entitled "Change of Control," and that all Exchange Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment; (2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed, except as may be otherwise required by applicable law (the "Change of Control Payment Date"); (3) any Exchange Note not properly tendered will remain outstanding and continue to accrue interest; (4) unless the Company defaults in the payment of the Change of Control Payment, all Exchange Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date; (5) Holders electing to have any Exchange Notes purchased pursuant to a Change of Control Offer will be required to surrender the Exchange Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Exchange Notes completed, to the paying agent and at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (6) Holders will be entitled to withdraw their tendered Exchange Notes and their election to require the Company to purchase such Exchange Notes, provided that the paying agent receives, not later than the close of business on the last day of the offer period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Exchange Notes tendered for purchase, and a statement that such Holder is withdrawing his tendered Exchange Notes and his election to have such Exchange Notes purchased; and (7) that Holders whose Exchange Notes are being purchased only in part will be issued new Exchange Notes equal in principal amount to the unpurchased portion of the

Exchange Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

    The Indenture provides that, prior to complying with the provisions of this covenant, but in any event within 30 days following a Change of Control, the Company will either repay all outstanding amounts under the Senior Credit Facility or offer to repay in full all outstanding amounts under the Senior Credit Facility and repay the Obligations held by each lender who has accepted such offer or obtain the requisite consents, if any, under the Senior Credit Facility to permit the repurchase of the Exchange Notes required by this covenant.

    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Exchange Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

    The Indenture provides that on the Change of Control Payment Date, the Company will, to the extent permitted by law, (1) accept for payment all Exchange Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Exchange Notes or portions thereof so tendered and (3) deliver, or cause to be delivered, to the Trustee for cancellation the Exchange Notes so accepted together with an Officers' Certificate stating that such Exchange Notes or portions thereof have been tendered to and purchased by the Company. The Indenture provides that the paying agent will promptly mail to each Holder of Exchange Notes the Change of Control Payment for such Exchange Notes, and the Trustee will promptly authenticate and mail to each Holder a new Exchange Note equal in principal amount to any unpurchased portion of the Exchange Notes surrendered, if any, provided, that each such new Exchange Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    The Senior Credit Facility does, and future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may, prohibit the Company from purchasing any Exchange Notes as a result of a Change of Control and/or provide that certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing the Exchange Notes, the Company could seek the consent of its lenders to the purchase of the Exchange Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing the Exchange Notes. In such case, the Company's failure to purchase tendered Exchange Notes would constitute an Event of Default under the Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indenture would likely restrict payments to the Holders of the Exchange Notes.

    The existence of a Holder's right to require the Company to repurchase such Holder's Exchange Notes upon the occurrence of a Change of Control may deter a third party from seeking to acquire the Company in a transaction that would constitute a Change of Control.

    ASSET SALES. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist an Asset Sale, unless (x) the Company, or its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Company) of the assets sold or otherwise disposed of and (y) at least 75% of the proceeds from such Asset Sale when received consists of cash or Cash Equivalents; provided that the amount of (a) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Exchange Notes) that are assumed by the transferee of any such assets, (b) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days after such Asset Sale (to the extent of the cash received) and (c) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $100 million or
(y) 20% of Total Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be cash for the purposes of this provision.

    Within 30 months after the Company's or any Restricted Subsidiary's receipt of the Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option, (i) to permanently reduce Obligations under the Senior Credit Facility (and to correspondingly reduce commitments with respect thereto) or other Senior Indebtedness or Pari Passu Indebtedness (provided that if the Company shall so reduce Obligations under Pari Passu Indebtedness, it will equally and ratably reduce Obligations under the Exchange Notes if the Exchange Notes are then prepayable or, if the Exchange Notes may not be then prepaid, the Company shall make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase at 100% of the principal amount thereof the amount of Exchange Notes that would otherwise be prepaid), (ii) to an investment in any one or more businesses, capital expenditures or acquisitions of other assets in each case, used or useful in a Similar Business and/or (iii) to an investment in properties or assets that replace the properties and assets that are the subject of such Asset Sale. Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents or Investment Grade Securities. The Indenture provides that any Net Proceeds from the Asset Sale that are not invested as provided and within the time period set forth in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15 million, the Company shall make an offer to all Holders of Exchange Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Exchange Notes, that is an integral multiple of $1,000, that may be purchased out of the Excess Proceeds at an offer price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Company will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceeds $15 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Exchange Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Exchange Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Exchange Notes to be purchased in the manner described under the caption "Selection and Notice" below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Exchange Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

    SELECTION AND NOTICE. If less than all of the Exchange Notes are to be redeemed at any time or if more Exchange Notes are tendered pursuant to an Asset Sale Offer than the Company is required to purchase, selection of such Exchange Notes for redemption or purchase, as the case may be, will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Exchange Notes are listed, or, if such Exchange Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no Exchange Notes of $1,000 or less shall be purchased or redeemed in part.

    Notices of purchase or redemption shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of Exchange Notes to be purchased or redeemed at such Holder's registered address. If any Exchange Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Exchange Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

    A new Exchange Note in principal amount equal to the unpurchased or unredeemed portion of any Exchange Note purchased or redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original Exchange Note. On and after the purchase or redemption date, unless the Company defaults in payment of the purchase or redemption price, interest shall cease to accrue on Exchange Notes or portions thereof purchased or called for redemption.

CERTAIN COVENANTS

    LIMITATION ON RESTRICTED PAYMENTS. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (A) dividends or distributions by the Company payable in Equity Interests (other than Disqualified Stock) of the Company or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly Owned Subsidiary, the Company or a Restricted Subsidiary receives at least its PRO RATA share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities); (ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company; (iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, or maturity, any Subordinated Indebtedness; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

        (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

        (b) immediately before and immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of "--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock"; and

        (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issuance Date (including Restricted Payments permitted by clauses
    (i), (ii) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (b) thereof), (iv) (only to the extent that amounts paid pursuant to such clause are greater than amounts that would have been paid pursuant to such clause if $5 million and $10 million were substituted in such clause for $10 million and $20 million, respectively),

    (v), (viii) and (ix) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the fiscal quarter that first begins after the Issuance Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit); PROVIDED, HOWEVER, that for the purposes of this clause (i), Consolidated Net Income shall be deemed to include any increases during such period to Consolidated Additional Paid-In Capital of the Company, which increases are attributable to tax benefits from net operating losses incurred prior to the Issuance Date and are not otherwise included in Consolidated Net Income of the Company for such period, plus (ii) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors, of marketable securities received by the Company since immediately after the closing of the Merger and the Financings from the issue or sale of Equity Interests (including Retired Capital Stock (as defined below), but excluding cash proceeds and marketable securities received from the sale of Equity Interests to members of management, directors or consultants of the Company and its Subsidiaries after the Issuance Date to the extent such amounts have been applied to Restricted Payments in accordance with clause (iv) of the next succeeding paragraph) or debt securities of the Company that have been converted into such Equity Interests of the Company (other than Refunding Capital Stock (as defined below) or Equity Interests or convertible debt securities of the Company sold to a Restricted Subsidiary and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus
    (iii) 100% of the aggregate amount of cash and marketable securities contributed to the capital of the Company following the Issuance Date, plus
    (iv) 100% of the aggregate amount received in cash and the fair market value of marketable securities (other than Restricted Investments) received from
    (A) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company and its Restricted Subsidiaries or (B) a dividend from, or the sale (other than to the Company or a Restricted Subsidiary) of the stock of, an Unrestricted Subsidiary (other than an Unrestricted Subsidiary the Investment in which was made by the Company or a Restricted Subsidiary pursuant to clauses (vi) or (x) below).

        The foregoing provisions will not prohibit:

         (i) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

        (ii) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (the "Retired Capital Stock") or Subordinated Indebtedness of the Company in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Company (other than any Disqualified Stock) (the "Refunding Capital Stock"), and (b) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (v) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement; PROVIDED, HOWEVER, that at the time of the declaration of any such dividends, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

        (iii) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired), (B) such Indebtedness is subordinated to the Senior Indebtedness and the Exchange Notes at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value, (C) such Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (D) such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

        (iv) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of the Company held by any future, present or former employee, director or consultant of the Company or any Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; PROVIDED, HOWEVER, that the aggregate Restricted Payments made under this clause (iv) does not exceed in any calendar year $10 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $20 million in any calendar year); PROVIDED FURTHER that such amount in any calendar year may be increased by an amount not to exceed (i) the cash proceeds from the sale of Equity Interests of the Company to members of management, directors or consultants of the Company and its Subsidiaries that occurs after the Issuance Date (to the extent the cash proceeds from the sale of such Equity Interest have not otherwise been applied to the payment of Restricted Payments by virtue of the preceding paragraph (c)) plus (ii) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Issuance Date less (iii) the amount of any Restricted Payments previously made pursuant to clauses (i) and (ii) of this subparagraph (iv); and PROVIDED FURTHER that cancellation of Indebtedness owing to the Company from members of management of the Company or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Company will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

        (v) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issuance Date (including, without limitation, the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to clause (ii)); PROVIDED, HOWEVER, that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance on a pro forma basis, the Company and its Restricted Subsidiaries would have had a Fixed Charge Coverage Ratio of at least 1.75 to 1.00;

        (vi) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (vi) that are at that time outstanding, not to exceed $20 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

       (vii) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

       (viii) the payment of dividends on the Company's Common Stock, following the first public offering of the Company's Common Stock after the Issuance Date, of up to 6% per annum of the net proceeds received by the Company in such public offering, other than public offerings with respect to the Company's Common Stock registered on Form S-8;

        (ix) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Company in existence on the Issuance Date and which are not held by KKR or any of their Affiliates or the Management Group on the Issuance Date (including any Equity Interests issued in respect of such Equity Interests as a result of a stock split, recapitalization, merger, combination, consolidation or otherwise, but excluding any management equity plan or stock option plan or similar agreement), provided that the aggregate Restricted Payments made under this clause (ix) shall not exceed $30 million, PROVIDED FURTHER that notwithstanding the foregoing proviso, the Company shall be permitted to make Restricted Payments under this clause (ix) only if after giving effect thereto, the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under "--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock"; and

        (x) other Restricted Payments in an aggregate amount not to exceed $20 million; PROVIDED, HOWEVER, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (iii), (iv), (v), (vi),
    (vii), (viii), (ix) and (x), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and PROVIDED FURTHER that for purposes of determining the aggregate amount expended for Restricted Payments in accordance with clause (c) of the immediately preceding paragraph, only the amounts expended under clauses
    (i), (ii) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (b) thereof), (iv) (only to the extent that amounts paid pursuant to such clause are greater than amounts that would have been paid pursuant to such clause if $5 million and $10 million were substituted in such clause for $10 million and $20 million, respectively), (v), (viii) and (ix) shall be included.

    As of the Issuance Date, all of the Company's Subsidiaries will be Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of "Unrestricted Subsidiary." For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of "Investments." Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

    LIMITATIONS ON INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF DISQUALIFIED STOCK. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, "incur" and collectively, an "incurrence" of) any Indebtedness (including Acquired Indebtedness) or any shares of Disqualified Stock; PROVIDED, HOWEVER, that the Company may incur Indebtedness or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such incurrence would have been at least 1.75 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, and the application of proceeds had occurred at the beginning of such four-quarter period.

    The foregoing limitations will not apply to:

        (a) the incurrence by the Company of Indebtedness under the Senior Credit Facility and the issuance and creation of letters of credit and banker's acceptances thereunder (with letters of credit and banker's acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of $550 million outstanding at any one time;

        (b) any Real Estate Financing Transaction; PROVIDED, HOWEVER, that the amount of Indebtedness outstanding under clause (a) above and this clause
    (b) shall not in the aggregate exceed $550 million at any time outstanding;

        (c) the incurrence by the Company of Indebtedness represented by the Old Notes issued on the Issuance Date;

        (d) Existing Indebtedness (other than Indebtedness described in clauses
    (a) and (c));

        (e) Indebtedness (including Capitalized Lease Obligations) incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (e) (together with any Refinancing Indebtedness with respect thereto), does not exceed the greater of (x) $50 million or (y) 10% of Total Assets;

        (f) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; PROVIDED, HOWEVER, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

        (g) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; PROVIDED, HOWEVER, that (i) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause
    (i)) and (ii) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

        (h) Indebtedness of the Company to a Restricted Subsidiary; provided that any such Indebtedness is made pursuant to an intercompany note and is subordinated in right of payment to the Exchange Notes; PROVIDED FURTHER that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness;

        (i) Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that (i) any such Indebtedness is made pursuant to an intercompany note and (ii) if a Guarantor incurs such Indebtedness from a Restricted Subsidiary that is not a Guarantor such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; PROVIDED FURTHER that any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness;

        (j) Hedging Obligations that are incurred in the ordinary course of business (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by

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    the terms of the Indenture to be outstanding or (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges;

        (k) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

        (l) Indebtedness of any Guarantor in respect of such Guarantor's Guarantee;

        (m) Indebtedness of the Company and any of its Foreign Subsidiaries not otherwise permitted hereunder in an aggregate principal amount, which when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (m), does not exceed $150 million at any one time outstanding; PROVIDED, HOWEVER, that Indebtedness of Foreign Subsidiaries, which when aggregated with the principal amount of all other Indebtedness of Foreign Subsidiaries then outstanding and incurred pursuant to this clause (m), does not exceed $75 million (or the equivalent thereof in any other currency) at any one time outstanding;

        (n) (i) any guarantee by the Company of Indebtedness or other obligations of any of its Restricted Subsidiaries so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture and (ii) any Excluded Guarantee (as defined below under "--Limitation on Guarantees of Indebtedness by Restricted Subsidiaries") of a Restricted Subsidiary;

        (o) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness which serves to refund, refinance or restructure any Indebtedness incurred as permitted under the first paragraph of this covenant and clauses (c) and (d) above, or any Indebtedness issued to so refund, refinance or restructure such Indebtedness including additional Indebtedness incurred to pay premiums and fees in connection therewith (the "Refinancing Indebtedness") prior to its respective maturity; PROVIDED, HOWEVER, that such Refinancing Indebtedness (i) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of Indebtedness being refunded or refinanced, (ii) to the extent such Refinancing Indebtedness refinances Indebtedness subordinated or pari passu to the Exchange Notes, such Refinancing Indebtedness is subordinated or pari passu to the Exchange Notes at least to the same extent as the Indebtedness being refinanced or refunded and (iii) shall not include (x) Indebtedness of a Subsidiary that refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and PROVIDED FURTHER that subclauses (i) and (ii) of this clause (o) will not apply to any refunding or refinancing of any Senior Indebtedness; and

        (p) Indebtedness or Disqualified Stock of Persons that are acquired by the Company or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of the Indenture; provided that such Indebtedness or Disqualified Stock is not incurred in contemplation of such acquisition or merger; and PROVIDED FURTHER that after giving effect to such acquisition, either (i) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant or (ii) the Fixed Charge Coverage Ratio is greater than immediately prior to such acquisition.

    LIENS. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien that secures obligations under any Pari Passu Indebtedness or Subordinated Indebtedness on any asset or property of the Company or such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless the Exchange Notes are equally and ratably secured with the obligations so secured or until such time as such obligations are no longer secured by a Lien.

    The Indenture provides that no Guarantor will directly or indirectly create, incur, assume or suffer to exist any Lien that secures obligations under any Pari Passu Indebtedness or Subordinated Indebtedness of such Guarantor on any asset or property of such Guarantor or any income or profits therefrom, or

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assign or convey any right to receive income therefrom, unless the Guarantee of such Guarantor is equally and ratably secured with the obligations so secured or until such time as such obligations are no longer secured by a Lien.

    Notwithstanding the foregoing, no such equal and ratable security need be provided if the Indebtedness secured is incurred pursuant to a Real Estate Financing Transaction.

    MERGER, CONSOLIDATION, OR SALE OF ALL OR SUBSTANTIALLY ALL ASSETS. The Indenture provides that the Company may not consolidate or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions (other than pursuant to a Real Estate Financing Transaction) to, any Person unless (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Company or such Person, as the case may be, being herein called the "Successor Company"); (ii) the Successor Company (if other than the Company) expressly assumes all the obligations of the Company under the Indenture and the Exchange Notes pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; (iv) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, (A) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under "--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock" or (B) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such Ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;
(v) each Guarantor, if any, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person's obligations under the Indenture and the Exchange Notes; and (vi) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture. The Successor Company will succeed to, and be substituted for, the Company under the Indenture and the Exchange Notes. Notwithstanding the foregoing clause (iv), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (b) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another State of the United States so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

    Each Guarantor, if any, shall not, and the Company will not permit a Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless (i) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the "Successor Guarantor"); (ii) the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor's Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;
(iii) immediately after such transaction no Default or Event of Default exists; and (iv) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with

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the Indenture. The Successor Guarantor will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor's Guarantee.

    TRANSACTIONS WITH AFFILIATES. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction") involving aggregate consideration in excess of $5 million, unless:

        (a) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

        (b) the Company delivers to the Trustee with respect to any Affiliate Transaction involving aggregate payments in excess of $10 million, a resolution adopted by a majority of the Board of Directors approving such Affiliate Transaction and set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above.

    The foregoing provisions will not apply to the following: (i) transactions between or among the Company and/or any of its Restricted Subsidiaries; (ii) Restricted Payments permitted by the provisions of the Indenture described above under the covenant "--Limitation on Restricted Payments"; (iii) the payment of customary annual management, consulting and advisory fees and related expenses to KKR and its Affiliates; (iv) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary; (v) payments by the Company or any of its Restricted Subsidiaries to KKR and its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the Board of Directors of the Company in good faith; (vi) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause
(a) of the preceding paragraph; (vii) payments or loans to employees or consultants which are approved by a majority of the Board of Directors of the Company in good faith; (viii) any agreement as in effect as of the Issuance Date or any amendment thereto (so long as any such amendment is not disadvantageous to the holders of the Exchange Notes in any material respect) or any transaction contemplated thereby; (ix) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issuance Date and any similar agreements which it may enter into thereafter; PROVIDED, HOWEVER, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issuance Date shall only be permitted by this clause (ix) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the holders of the Exchange Notes in any material respect; (x) the payment of all fees and expenses related to the Merger and the Financings; and (xi) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

    DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause to become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

        (a) (i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or any other interest or participation in, or measured by, its profits or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

        (b) make loans or advances to the Company or any of its Restricted Subsidiaries; or

        (c) sell, lease, or transfer any of its properties or assets to the Company, or any of its Restricted Subsidiaries;

except (in each case) for such encumbrances or restrictions existing under or by reason of:

        (1) contractual encumbrances or restrictions in effect on the Issuance Date, including pursuant to the Senior Credit Facility and its related documentation;

        (2) the Indenture, the Exchange Notes and the Old Notes;

        (3) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

        (4) applicable law or any applicable rule, regulation or order;

        (5) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

        (6) contracts for the sale of assets, including, without limitation customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

        (7) secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock" and "Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness;

        (8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

        (9) other Indebtedness of Foreign Subsidiaries permitted to be incurred subsequent to the Issuance Date pursuant to the provisions of the covenant described under "--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock";

        (10) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

        (11) customary provisions contained in leases and other agreements entered into in the ordinary course of business;

        (12) restrictions created in connection with any Real Estate Financing Transaction that, in the good faith determination of the Board of Directors of the Company, are necessary or advisable to effect such Real Estate Financing Transaction; and

        (13) any encumbrances or restrictions of the type referred to in clauses
    (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company's Board of Directors, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

    LIMITATION ON GUARANTEES OF INDEBTEDNESS BY RESTRICTED SUBSIDIARIES. (a) The Indenture provides that the Company will not permit any Restricted Subsidiary to guarantee the payment of any Indebtedness of the Company or any Indebtedness of any other Restricted Subsidiary unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of payment of the Exchange Notes by such Restricted Subsidiary except that (A) if the Exchange Notes are subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary's guarantee with respect to such Indebtedness substantially to the same extent as the Exchange Notes are subordinated to such Indebtedness under the Indenture and (B) if such Indebtedness is by its express terms subordinated in right of payment to the Exchange Notes, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary's Guarantee with respect to the Exchange Notes substantially to the same extent as such Indebtedness is subordinated to the Exchange Notes; (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; and (iii) such Restricted Subsidiary shall deliver to the Trustee an opinion of counsel to the effect that (A) such Guarantee of the Exchange Notes has been duly executed and authorized and (B) such Guarantee of the Exchange Notes constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity; provided that this paragraph (a) shall not be applicable to any guarantee of any Restricted Subsidiary (x) that (A) existed at the time such Person became a Restricted Subsidiary of the Company and (B) was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of the Company or (y) that guarantees the payment of Obligations of the Company or any Restricted Subsidiary under the Senior Credit Facility or any other bank facility which is designated as Senior Indebtedness and any refunding, refinancing or replacement thereof, in whole or in part, provided that such refunding, refinancing or replacement thereof constitutes Senior Indebtedness and is not incurred pursuant to a registered offering of securities under the Securities Act or a private placement of securities (including under Rule 144A) pursuant to an exemption from the registration requirements of the Securities Act, which private placement provides for registration rights under the Securities Act (any guarantee excluded by operations of this clause (y) being an "Excluded Guarantee").

    (b) Notwithstanding the foregoing and the other provisions of the Indenture, any Guarantee by a Restricted Subsidiary of the Exchange Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee.

    LIMITATION ON OTHER SENIOR SUBORDINATED INDEBTEDNESS. The Indenture provides that the Company will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinate in right of payment to any Indebtedness of the Company or any Indebtedness of any Guarantor, as the case may be, unless such Indebtedness is either (a) pari passu in right of payment with the Exchange Notes or such Guarantor's Guarantee, as the case may be or (b) subordinate in right of payment to the Exchange Notes, or such Guarantor's Guarantee, as the case may be, in the same manner and at least to the same extent as the Exchange Notes are subordinate to Senior Indebtedness or such Guarantor's Guarantee is subordinate to such Guarantor's Senior Indebtedness, as the case may be.

    REPORTS AND OTHER INFORMATION. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Securities and Exchange Commission (the "Commission"), the Indenture requires the Company to file with the Commission (and provide the Trustee and Holders with copies thereof, without cost to each Holder, within 15 days after it files them with the Commission), (a) within 90 days after the end of each fiscal year, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form); (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q (or any successor or comparable form); (c) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K (or any successor or comparable form); and (d) any other information, documents and other reports which the Company would be required to file with the Commission if it were subject to Section 13 or 15(d) of the Exchange Act; PROVIDED, HOWEVER, the Company shall not be so obligated to file such reports with the Commission if the Commission does not permit such filing, in which event the Company will make available such information to prospective purchasers of Exchange Notes, in addition to providing such information to the Trustee and the Holders, in each case within 15 days after the time the Company would be required to file such information with the Commission, if it were subject to Sections 13 or 15(d) of the Exchange Act.

EVENTS OF DEFAULT AND REMEDIES

        The following events constitute Events of Default under the Indenture:

         (i) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium on, if any, the Exchange Notes whether or not such payment shall be prohibited by the subordination provisions relating to the Exchange Notes;

        (ii) default for 30 days or more in the payment when due of interest on or with respect to the Exchange Notes whether or not such payment shall be prohibited by the subordination provisions relating to the Exchange Notes;

        (iii) failure by the Company or any Guarantor for 30 days after receipt of written notice given by the Trustee or the holders of at least 30% in principal amount of the Exchange Notes then outstanding to comply with any of its other agreements in the Indenture or the Exchange Notes;

        (iv) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries (other than Indebtedness owed to the Company or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the Issuance Date, if both (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $20 million or more at any one time outstanding;

        (v) failure by the Company or any of its Significant Subsidiaries to pay final judgments aggregating in excess of $20 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

        (vi) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries; or

       (vii) any Guarantee shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of the Company or any Guarantor denies that it has any further liability under any Guarantee or gives notice to such effect (other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture).

    If any Event of Default (other than of a type specified in clause (vi) above) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 30% in principal amount of the then outstanding Exchange Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Exchange Notes to be due and payable immediately; PROVIDED, HOWEVER, that, so long as any Indebtedness permitted to be incurred pursuant to the Senior Credit Facility shall be outstanding, no such acceleration shall be effective until the earlier of (i) acceleration of any such Indebtedness under the Senior Credit Facility or (ii) five business days after the giving of written notice to the Company and the administrative agent under the Senior Credit Facility of such acceleration. Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (vi) of the first paragraph of this section, all outstanding Exchange Notes will become due and payable without further action or notice. Holders of Exchange Notes may not enforce the Indenture or the Exchange Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Exchange Notes may direct the Trustee in its exercise of any trust or power. The Indenture provides that the Trustee may withhold from Holders of Exchange Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the Exchange Notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of such Exchange Notes.

    The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Exchange Notes issued thereunder by notice to the Trustee may on behalf of the Holders of all of such Exchange Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, premium, if any, or the principal of, any such Exchange Note held by a non-consenting Holder. In the event of any Event of Default specified in clause
(iv) above, such Event of Default and all consequences thereof (including without limitation any acceleration or resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders of the Exchange Notes, if within 20 days after such Event of Default arose (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or (z) if the default that is the basis for such Event of Default has been cured.

    The Indenture provides that the Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, within five Business Days, upon becoming aware of any Default or Event of Default or any default under any document, instrument or agreement representing Indebtedness of the Company or any Guarantor, to deliver to the Trustee a statement specifying such Default or Event of Default.

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NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of the Company or any Guarantor shall have any liability for any obligations of the Company or the Guarantors under the Exchange Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Exchange Notes by accepting an Exchange Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Exchange Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The obligations of the Company and the Guarantors, if any, under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the Exchange Notes. The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Exchange Notes and have each Guarantor's obligation discharged with respect to its Guarantee ("Legal Defeasance") and cure all then existing Events of Default except for (i) the rights of Holders of outstanding Exchange Notes to receive payments in respect of the principal of, premium, if any, and interest on such Exchange Notes when such payments are due solely out of the trust created pursuant to the Indenture, (ii) the Company's obligations with respect to Exchange Notes concerning issuing temporary Exchange Notes, registration of such Exchange Notes, mutilated, destroyed, lost or stolen Exchange Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and each Guarantor released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Exchange Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment on other indebtedness, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Exchange Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Exchange Notes:

         (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Exchange Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the outstanding Exchange Notes on the stated maturity date or on the applicable redemption date, as the case may be, of such principal, premium, if any, or interest on the outstanding Exchange Notes;

        (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, (A) the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling or (B) since the Issuance Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the Holders of the outstanding Exchange Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

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        (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding Exchange Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

        (iv) no Default or Event of Default shall have occurred and be continuing with respect to certain Events of Default on the date of such deposit;

        (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

        (vi) the Company shall have delivered to the Trustee an opinion of counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally under any applicable U.S. federal or state law, and that the Trustee has a perfected security interest in such trust funds for the ratable benefit of the Holders;

       (vii) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or any Guarantor or others; and

       (viii) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel in the United States (which opinion of counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

    The Indenture will be discharged and will cease to be of further effect as to all Exchange Notes issued thereunder, when either (a) all such Exchange Notes theretofore authenticated and delivered (except lost, stolen or destroyed Exchange Notes which have been replaced or paid and Exchange Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or (b) (i) all such Exchange Notes not theretofore delivered to such Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust an amount of money sufficient to pay and discharge the entire indebtedness on such Exchange Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; (ii) no Default or Event of Default with respect to the Indenture or the Exchange Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound; (iii) the Company or any Guarantor has paid or caused to be paid all sums payable by it under such Indenture; and (iv) the Company has delivered irrevocable instructions to the Trustee under such Indenture to apply the deposited money toward the payment of such Exchange Notes at maturity or the redemption date, as the case may be. In addition, the Company must deliver an Officers' Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

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AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the Exchange Notes issued thereunder may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Exchange Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Exchange Notes), and any existing default or compliance with any provision of the Indenture or the Exchange Notes may be waived with the consent of the Holders of a majority in principal amount of the outstanding Exchange Notes (including consents obtained in connection with a tender offer or exchange offer for the Exchange Notes).

    The Indenture provides that without the consent of each Holder affected, an amendment or waiver may not (with respect to any Exchange Notes held by a nonconsenting Holder of the Exchange Notes): (i) reduce the principal amount of the Exchange Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any such Exchange Note or alter or waive the provisions with respect to the redemption of the Exchange Notes (other than provisions relating to the covenants described under "--Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Exchange Note, (iv) waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Exchange Notes (except a rescission of acceleration of the Exchange Notes by the Holders of at least a majority in aggregate principal amount of such Exchange Notes and a waiver of the payment default that resulted from such acceleration), or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders, (v) make any Exchange Note payable in money other than that stated in such Exchange Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of such Exchange Notes to receive payments of principal of, premium, if any, or interest on such Exchange Notes, (vii) make any change in the foregoing amendment and waiver provisions, (viii) impair the right of any Holder of the Exchange Notes to receive payment of principal of, or interest on such Holder's Exchange Notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such Holder's Exchange Notes, or (ix) make any change in the subordination provisions of the Indenture that would adversely affect the holders of the Exchange Notes.

    The Indenture provides that, notwithstanding the foregoing, without the consent of any Holder of Exchange Notes, the Company, any Guarantor (with respect to a Guarantee or the Indenture to which it is party) and the Trustee together may amend or supplement the Indenture, any Guarantee or the Exchange Notes (i) to cure any ambiguity, defect or inconsistency, (ii) to provide for uncertificated Exchange Notes in addition to or in place of certificated Exchange Notes, (iii) to comply with the covenant relating to mergers, consolidations and sales of assets, (iv) to provide for the assumption of the Company's or any Guarantor's obligations to Holders of such Exchange Notes, (v) to make any change that would provide any additional rights or benefits to the Holders of the Exchange Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, (vi) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company, (vii) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or (viii) to add a Guarantor under the Indenture.

    The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

CONCERNING THE TRUSTEE

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other

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transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

    The Indenture provides that the Holders of a majority in principal amount of the outstanding Exchange Notes issued thereunder will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of such Exchange Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

GOVERNING LAW

    The Indenture, the Exchange Notes and the Guarantees, if any, are and will be, subject to certain exceptions, governed by and construed in accordance with the internal laws of the State of New York, without regard to the choice of law rules thereof.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided. For purposes of the Indenture, unless otherwise specifically indicated, the term "consolidated" with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

    "Acquired Indebtedness" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person and (ii) Indebtedness encumbering any asset acquired by such specified Person.

    "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise, PROVIDED, HOWEVER, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

    "Asset Sale" means:

         (i) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a sale and leaseback) of the Company or any Restricted Subsidiary (each referred to in this definition as a "disposition") or

        (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case, other than:

        (a) a disposition of Cash Equivalents or Investment Grade Securities or obsolete equipment in the ordinary course of business;

        (b) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under "--Merger, Consolidation or Sale of All or Substantially All Assets" or any disposition that constitutes a Change of Control pursuant to the Indenture;

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        (c) any Restricted Payment that is permitted to be made, and is made, under the first paragraph of the covenant described above under "Limitation on Restricted Payments";

        (d) any disposition of assets with an aggregate fair market value of less than $1 million;

        (e) any disposition of property or assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Restricted Subsidiary;

        (f) any exchange of like property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Similar Business;

        (g) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issuance Date including, without limitation, sale-leasebacks and asset securitizations;

        (h) foreclosures on assets; and

        (i) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary.

    "Capital Stock" means with respect to any Person, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock of such Person, including, without limitation, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

    "Capitalized Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet in accordance with GAAP.

    "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, (iii) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500 million, (iv) repurchase obligations for underlying securities of the types described in clauses (ii) and (iii) entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper rated A-1 or the equivalent thereof by Moody's or S&P and in each case maturing within one year after the date of acquisition, (vi) investment funds investing 95% of their assets in securities of the types described in clauses (i)-(v) above, (vii) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P and (viii) Indebtedness or preferred stock issued by Persons with a rating of "A" or higher from S&P or "A2" or higher from Moody's.

        "Change of Control" means the occurrence of any of the following:

         (i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole (other than pursuant to a Real Estate Financing Transaction); or

        (ii) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders and their Related Parties, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of beneficial ownership of more of the total voting power of the Voting Stock of the Company than the Permitted Holders and their Related Parties beneficially own at the time the Company so becomes aware of such acquisition and the Permitted Holders and their Related Parties do not, at such time, have the right or the ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company.

    "Consolidated Additional Paid-In Capital" means, with respect to any Person for any period, the aggregate of the additional paid-in capital of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP.

    "Consolidated Depreciation and Amortization Expense" means with respect to any Person for any period, the total amount of depreciation and amortization expense and other noncash charges (excluding any noncash item that represents an accrual, reserve or amortization of a cash expenditure for a future period) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

    "Consolidated Interest Expense" means, with respect to any period, the sum of: (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, non-cash interest payments, the interest component of Capitalized Lease Obligations, and net payments (if any) pursuant to Hedging Obligations, excluding amortization of deferred financing fees) and (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income.

    "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; PROVIDED, HOWEVER, that (i) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto) shall be excluded, (ii) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period, (iii) any net after-tax income
(loss) from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded, (iv) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Company) shall be excluded, (v) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Wholly Owned Restricted Subsidiary thereof in respect of such period, (vi) the Net Income of any Person acquired in a pooling of interests transaction shall not be included for any period prior to the date of such acquisition and (vii) the Net Income for such period of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived.

    "Contingent Obligations" means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,
(i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the

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primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

    "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

    "Designated Noncash Consideration" means the fair market value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, executed by the principal executive officer and the principal financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a sale of such Designated Noncash Consideration.

    "Designated Preferred Stock" means preferred stock of the Company (other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate executed by the principal executive officer and the principal financial officer of the Company, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in paragraph
(c) of the "Restricted Payments" covenant.

    "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, in each case prior to the date 91 days after the maturity date of the Exchange Notes; PROVIDED, HOWEVER, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations.

    "EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (a) provision for taxes based on income or profits of such Person for such period deducted in computing Consolidated Net Income, plus (b) Consolidated Interest Expense of such Person for such period, plus (c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income, plus (d) any expenses or charges related to any Equity Offering or Indebtedness permitted to be incurred by the Indenture (including such expenses or charges related to the Merger and the Financings) and deducted in such period in computing Consolidated Net Income, plus (e) the amount of any restructuring charge or reserve deducted in such period in computing Consolidated Net Income, plus (f) without duplication, any other non-cash charges reducing Consolidated Net Income for such period (excluding any such charge which requires an accrual of a cash reserve for anticipated cash charges for any future period), less (g) without duplication, non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).

    "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "Equity Offering" means any public or private sale of common stock or preferred stock of the Company (excluding Disqualified Stock), other than public offerings with respect to the Company's Common Stock registered on Form S-8.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

    "Existing Indebtedness" means Indebtedness of the Company or its Restricted Subsidiaries in existence on the Issuance Date, plus interest accruing thereon, after application of the net proceeds of the sale of the Exchange Notes as described in this Prospectus.

    "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than in the case of revolving credit borrowings, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Company or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, discontinued operations, mergers and consolidations (and the reduction of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, discontinued operation, merger or consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

    "Fixed Charges" means, with respect to any Person for any period, the sum of
(a) Consolidated Interest Expense of such Person for such period and (b) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock of such Person.

    "Foreign Subsidiary" means a Restricted Subsidiary not organized or existing under the laws of the United States, any State thereof, the District of Columbia or any territory thereof.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issuance Date. For the purposes of the Indenture, the term "consolidated" with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary.

    "Government Securities" means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

    "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

    "Guarantee" means any guarantee of the obligations of the Company under the Indenture and the Exchange Notes by any Person in accordance with the provisions of the Indenture. When used as a verb, "Guarantee" shall have a corresponding meaning. No Guarantees will be issued in connection with the initial offering and sale of the Exchange Notes.

    "Guarantor" means any Person that incurs a Guarantee; provided that upon the release and discharge of such Person from its Guarantee in accordance with the Indenture, such Person shall cease to be a Guarantor. No Guarantees will be issued in connection with the initial offering and sale of the Exchange Notes.

    "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) currency exchange or interest rate swap agreements, currency exchange or interest rate cap agreements and currency exchange or interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange or interest rates.

    "Holder" means a holder of the Exchange Notes.

    "Indebtedness" means, with respect to any Person, (a) any indebtedness of such Person, whether or not contingent (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers' acceptances (or, without double counting, reimbursement agreements in respect thereof), (iii) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business or (iv) representing any Hedging Obligations, if and to the extent of any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) that would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business) and (c) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); PROVIDED, HOWEVER, that Contingent Obligations incurred in the ordinary course of business shall be deemed not to constitute Indebtedness.

    "Independent Financial Advisor" means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the judgment of the Company's Board of Directors, qualified to perform the task for which it has been engaged.

    "Investment Grade Securities" means (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents), (ii) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries, and (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii) which fund may also hold immaterial amounts of cash pending investment and/or distribution.

    "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding advances to customers, commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "--Certain Covenants--Restricted Payments," (i) "Investments" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; PROVIDED, HOWEVER, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

    "Issuance Date" means the closing date for the sale and original issuance of the Old Notes under the Indenture.

    "Letter of Credit/Bankers' Acceptance Obligations" means Indebtedness of the Company or any of its Restricted Subsidiaries with respect to letters of credit or bankers' acceptances constituting Senior Indebtedness or Pari Passu Indebtedness which shall be deemed to consist of (i) the aggregate maximum amount then available to be drawn under all such letters of credit (the determination of such maximum amount to assume compliance with all conditions for drawing), (ii) the aggregate face amount of all unmatured bankers' acceptances and (iii) the aggregate amount that has then been paid by, and not reimbursed to, the issuers under such letters of credit or creation of such bankers' acceptances.

    "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

    "Management Group" means the group consisting of the Officers of the Company.

    "Moody's" means Moody's Investors Service, Inc.

    "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

    "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than required by clause (i) of the second paragraph of "--Repurchase at the Option of Holders--Asset Sales") to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

    "Oaktree" means Oaktree Capital Management, LLC, a California limited liability company.

    "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and banker's acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

    "Officer" means the Chairman of the Board, the President, any Executive Vice President or Vice President, the Treasurer or the Secretary of the Company.

    "Officers' Certificate" means a certificate signed on behalf of the Company by two officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company that meets the requirements set forth in the Indenture.

    "Pari Passu Indebtedness" means (a) with respect to the Exchange Notes, Indebtedness which ranks pari passu in right of payment to the Exchange Notes and (b) with respect to any Guarantee, Indebtedness which ranks pari passu in right of payment to such Guarantee.

    "Permitted Holders" means Oaktree, KKR and any of their Affiliates and the Management Group.

    "Permitted Investments" means (a) any Investment in the Company or any Restricted Subsidiary; (b) any Investment in cash and Cash Equivalents or Investment Grade Securities; (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person that is a Similar Business if as a result of such Investment (i) such Person becomes a Restricted Subsidiary or (ii) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary; (d) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of "--Repurchase at the Option of Holders--Asset Sales" or any other disposition of assets not constituting an Asset Sale; (e) any Investment existing on the Issuance Date; (f) advances to employees not in excess of $10 million outstanding at any one time; (g) any Investment acquired by the Company or any of its Restricted Subsidiaries (i) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (ii) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; (h) Hedging Obligations permitted under clause (j) of the "Limitation of Incurrence of Indebtedness and Issuance of Disqualified Stock" covenant; (i) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of

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
business; (j) any Investment in a Similar Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (j) that are at that time outstanding, not to exceed the greater of (x) $80 million or (y) 15% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); (k) Investments the payment for which consists of Equity Interests of the Company (exclusive of Disqualified Stock); PROVIDED, HOWEVER, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the "Restricted Payments" covenant; (l) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (l) that are at that time outstanding, not to exceed the greater of (x) $25 million or (y) 5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); (m) any transaction to the extent it constitutes an investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under "--Certain Covenants--Transactions with Affiliates" (except transactions described in clauses (ii) and (vi) of such paragraph); (n) any Investment by Restricted Subsidiaries in other Restricted Subsidiaries and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries; and (o) Investments in any special purpose, Wholly Owned Subsidiary of the Company organized after the Issuance Date in connection with a Real Estate Financing Transaction that, in the good faith determination of the Board of Directors of the Company, are necessary or advisable to effect such Real Estate Financing Transaction.

    "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "preferred stock" means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

    "Real Estate Financing Transaction" means a financing or series of financings consisting principally of one or more mortgage financings, real estate sale or leaseback transactions or an asset-backed program based on real estate owned by the Company or any of its Subsidiaries (funded by the issuance of commercial paper, medium term notes or other forms of borrowing and including credit enhancement facilities), and which may consist of or include such other forms of financing consistent with the foregoing as the Board of Directors of the Company shall approve in good faith.

    "Related Parties" means any Person controlled by a Permitted Holder, including any partnership of which a Permitted Holder or its Affiliates is the general partner.

    "Repurchase Offer" means an offer made by the Company to purchase all or any portion of a Holder's Exchange Notes pursuant to the provisions described under the covenants entitled "--Repurchase at the Option of Holders--Change of Control" or "--Repurchase at the Option of Holders--Asset Sales."

    "Restricted Investment" means an Investment other than a Permitted
Investment.

    "Restricted Subsidiary" means, at any time, any direct or indirect Subsidiary of the Company that is not then an Unrestricted Subsidiary; PROVIDED, HOWEVER, that upon the occurrence of any Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of "Restricted Subsidiary."

    "S&P" means Standard and Poor's Ratings Group.

    "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

    "Senior Credit Facility" means that certain credit facility described in this Prospectus among the Company and the lenders from time to time party thereto, including any collateral documents, instruments and agreements executed in connection therewith, and the term Senior Credit Facility shall also

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
include any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any credit facilities that replace, refund or refinance any part of the loans, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility that increases the amount borrowable thereunder or alters the maturity thereof, PROVIDED, HOWEVER, that there shall not be more than one facility at any one time that constitutes the Senior Credit Facility and, if at any time there is more than one facility which would constitute the Senior Credit Facility, the Company will designate to the Trustee which one of such facilities will be the Senior Credit Facility for purposes of the Indenture.

    "Significant Subsidiary" means any Subsidiary which would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issuance Date.

    "Similar Business" means a business, the majority of whose revenues are derived from preschool and child care services, or from any educational activities, or whose revenues are derived from the licensing of the KinderCare name, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto, including, without limitation, educational materials, clothes, toys, and other similar consumer products, as well as the operation of primary and private schools.

    "Subordinated Indebtedness" means (a) with respect to the Exchange Notes, any Indebtedness of the Company which is by its terms subordinated in right of payment to the Exchange Notes and (b) with respect to any Guarantee, any Indebtedness of the applicable Guarantor which is by its terms subordinated in right of payment to such Guarantee.

    "Subsidiary" means, with respect to any Person, (i) any corporation, association, or other business entity (other than a partnership) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and (ii) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

    "Total Assets" means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

    "Unrestricted Subsidiary" means (i) any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests of, or owns, or holds any Lien on, any property of, the Company or any Subsidiary of the Company (other than any Subsidiary of the Subsidiary to be so designated), provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the capital stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Company, (b) the Company certifies that such designation complies with the covenants described under "--Certain Covenants--Restricted Payments" and (c) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, the Company could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under "--Certain Covenants--Limitations on Incurrence of Indebtedness and Disqualified Stock" on a pro forma basis taking into account such designation. Any such designation by the Board of Directors shall be notified by the Company to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

    "Voting Stock" means, with respect to any Person, any class or series of capital stock of such Person that is ordinarily entitled to vote in the election of directors thereof at a meeting of stockholders called for such purpose, without the occurrence of any additional event or contingency.

    "Weighted Average Life to Maturity" means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (ii) the sum of all such payments.

    "Wholly Owned Restricted Subsidiary" is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

    "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY DELIVERY AND FORM

    The certificates representing the Exchange Notes will be issued in fully registered form. Except as described in the next paragraph, the Exchange Notes initially will be represented by a single, permanent global Exchange Note, in definitive, fully registered form without interest coupons (the "Global Exchange Note") and will be deposited with the Trustee as custodian for The Depository Trust Company, New York, New York ("DTC") and registered in the name of a nominee of DTC.

    Exchange Notes held by persons who elect to take physical delivery of their certificates instead of holding their interest through the Global Exchange Note (collectively referred to herein as the "Non-Global Holders") will be issued in registered certificated form (a "Certificated Exchange Note"). Upon the transfer of any Certificated Exchange Note initially issued to a Non-Global Holder, such Certificated Exchange Note will, unless the transferee requests otherwise or a Global Exchange Note has previously been exchanged in whole for Certificated Exchange Notes, be exchanged for an interest in such Global Exchange Note.

    DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provision of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

    Upon the issuance of the Global Exchange Note, DTC or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global

Exchange Note to the accounts of persons who have accounts with such depositary. Such accounts initially will be designated by or on behalf of the Initial Purchasers. Ownership of beneficial interests in the Global Exchange Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Exchange Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

    So long as DTC or its nominee is the registered owner or holder of the Global Exchange Note, DTC or such nominee, as the case may be, will be considered the sole record owner or holder of the Exchange Notes represented by such Global Exchange Note for all purposes under the Indenture and the Exchange Notes. No beneficial owners of an interest in the Global Exchange Note will be able to transfer that interest except in accordance with DTC's applicable procedures.

    The Company understands that, under existing industry practices, in the event that the Company requests any action of Holders, or an owner of a beneficial interest in such permanent Global Exchange Note desires to give or take any action (including a suit for repayment of principal, premium or interest) that a Holder is entitled to give or take under the Notes, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instruction of beneficial owners owning through them.

    Payments of the principal of, premium, if any, and interest on the Global Exchange Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Exchange Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of the Global Exchange Note will credit participants' accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of such Global Exchange Note, as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Exchange Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

    Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a Holder requires physical delivery of Certificated Exchange Notes for any reason, including to sell Exchange Notes to persons in states which require such delivery of such Exchange Notes or to pledge such Exchange Notes, such holder must transfer its interest in the Global Exchange Note, in accordance with the normal procedures of DTC and the procedures set forth in the Indenture.

    Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

    Subject to certain conditions, any person having a beneficial interest in the Global Exchange Note may, upon request to the Trustee, exchange such beneficial interest for Exchange Notes in the form of Certificated Exchange Notes. Upon any such issuance, the Trustee is required to register such Certificated Exchange Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if DTC is at any time unwilling or unable to continue as a depositary for the Global Exchange Note and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Exchange Notes in exchange for the Global Exchange Note.

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
                      EXCHANGE OFFER; REGISTRATION RIGHTS

    EXCHANGE OFFER. The Company and the Initial Purchasers entered into the Registration Rights Agreement on the Issuance Date, pursuant to which the Company agreed, for the benefit of the holders of the Old Notes, that it will, at its own expense, (i) file the Exchange Offer Registration Statement with the Commission with respect to the Exchange Offer to exchange the Old Notes for Exchange Notes having substantially identical terms in all material respects to the Old Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions or interest rate increases as described herein) within 45 calendar days after the Issuance Date, (ii) use its best efforts to cause the Exchange Offer Registration Statement to be declared effective by the Commission under the Securities Act within 150 calendar days after the Issuance Date and (iii) use its best efforts to consummate the Exchange Offer within 180 calendar days after the Issuance Date. Upon the Exchange Offer Registration Statement being declared effective, the Company will offer the Exchange Notes in exchange for surrender of the Old Notes. The Company will keep the Exchange Offer open for at least 20 business days (or longer if required by applicable law) after the date that notice of the Exchange Offer is mailed to the holders of the Old Notes. For each Old Note surrendered to the Company pursuant to the Exchange Offer, the holder who surrendered such Old Note will receive an Exchange Note having a principal amount equal to that of the surrendered Old Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Old Note surrendered in exchange therefor or, if no interest has been paid on such Old Note, from the original issue date of such Exchange Note. Under existing interpretations of the staff of the Commission contained in several no-action letters to third parties, the Exchange Notes would generally be freely transferable after the Exchange Offer without further registration under the Securities Act (subject to certain representations required to be made by each holder of Old Notes, as set forth below). However, any purchaser of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) will not be able to rely on the interpretations of the staff of the Commission, (ii) will not be able to tender its Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Notes unless such sale or transfer is made pursuant to an exemption from such requirements. In addition, in connection with any resales of Exchange Notes, any broker-dealer (a "Participating Broker-Dealer") which acquired the Old Notes for its own account as a result of market making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with the prospectus contained in the Exchange Offer Registration Statement. The Company has agreed to make available for a period of up to 120 days after consummation of the Exchange Offer a prospectus meeting the requirements of the Securities Act to any Participating Broker-Dealer and any other persons, if any, with similar prospectus delivery requirements, for use in connection with any resale of Exchange Notes. A Participating Broker-Dealer or any other person that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations thereunder).

    Each holder of the Old Notes (other than certain specified holders) who wishes to exchange Old Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes, (iii) it is not an "affiliate" (as defined in Rule 405 under the Securities Act) of the Company or, if it is such an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable and (iv) it is not acting on behalf of any person who could not truthfully make the foregoing representations.

    SHELF REGISTRATION. In the event that (i) any changes in law or the applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, (ii) for any other reason the Exchange Offer is not consummated within 180 calendar days after the Issuance Date, (iii) under certain circumstances, if the Initial Purchasers shall so request or (iv) any holder of Old Notes (other than the Initial Purchasers) is not eligible to participate in the Exchange Offer, the Company will, at its expense, (a) as promptly as reasonably practicable file the Shelf Registration Statement covering resales of the Old Notes, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act by the 180th calendar day after the Issuance Date and (c) use its best efforts to keep effective the Shelf Registration Statement until the earlier of three years from the Issuance Date (or one year from the date the Shelf Registration Statement is declared effective if such Shelf Registration Statement is filed upon the request of any Initial Purchaser pursuant to clause (iii) above) or such shorter period ending when all Old Notes covered by the Shelf Registration Statement have been sold in the manner set forth and as contemplated in the Shelf Registration Statement or when the Old Notes become eligible for resale pursuant to Rule 144 under the Securities Act without volume restrictions, if any. The Company, will, in the event of the filing of the Shelf Registration Statement, provide to each holder of the Old Notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes. A holder of Old Notes that sells its Old Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification rights and obligations thereunder). In addition, each holder of the Old Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Old Notes included in the Shelf Registration Statement and to benefit from the provisions regarding liquidated damages set forth in the following paragraph.

    Although the Company intends to file the registration statements described above, as required, there can be no assurance that such registration statements will be filed, or, if filed, that they will become effective. In the event that
(a) the Exchange Offer Registration Statement is not filed with the Commission on or prior to the 45th calendar day following the Issuance Date, (b) the Exchange Offer Registration Statement has not been declared effective on or prior to the 150th calendar day following the Issuance Date or (c) the Exchange Offer is not consummated or a Shelf Registration Statement is not declared effective on or prior to the 180th calendar day following the Issuance Date, the interest rate borne by the Old Notes shall be increased by one-quarter of one percent per annum following such 45-day period in the case of clause (a) above, following such 150-day period in the case of clause (b) above or following such 180-day period in the case of clause (c) above, which rate will be increased by an additional one-quarter of one percent per annum for each 90-day period that any additional interest continues to accrue; provided that the aggregate increase in such annual interest rate may in no event exceed one percent. Upon
(x) the filing of the Exchange Offer Registration Statement after the 45-day period described in clause (a) above, (y) the effectiveness of the Exchange Offer Registration Statement after the 150-day period described in clause (b) above or (z) the consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement, as the case may be, after the 180-day period described in clause (c) above, the interest rate borne by the Old Notes from the date of such filing, effectiveness or consummation, as the case may be, will be reduced to the original interest rate if the Company is otherwise in compliance with this paragraph; PROVIDED, HOWEVER, that if, after any such reduction in interest rate, a different event specified in clause (a), (b) or (c) above occurs, the interest rate may again be increased and thereafter reduced pursuant to the foregoing provisions. Pending the announcement of a material corporate transaction, if the Company issues a notice that the Shelf Registration Statement is unusable, or such a notice is required under applicable securities laws to be issued by the Company, and the aggregate number of days in any consecutive twelve-month period for which all such notices are issued or required to be issued exceeds 30 days in the aggregate, then the interest rate borne by the Old Notes will be increased by one-quarter of one percent per annum following the date that such Shelf Registration Statement ceases to be usable beyond the 30-day period permitted above, which rate shall be increased by an additional one-quarter of one percent per annum at the beginning of each subsequent 90-day period that such additional interest continues to accrue; provided that the aggregate increase in such annual interest rate may in no event exceed one percent per annum. Upon the Company declaring that the Shelf Registration Statement is usable after the period of time described in the preceding sentence, the interest rate borne by the Old Notes will be reduced to the original interest rate if the Company is otherwise in compliance with this paragraph; PROVIDED, HOWEVER, that if after any such reduction in interest rate the Shelf Registration Statement again ceases to be usable beyond the period permitted above, the interest rate may again be increased and thereafter reduced pursuant to the foregoing provisions.

    The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Registration Rights Agreement. The Registration Rights Agreement is an exhibit to the Registration Statement of which this Prospectus is a part.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

    The exchange of Old Notes for Exchange Notes should not constitute recognition events for federal income tax purposes. Consequently, no gain or loss should be recognized by Holders upon receipt of the Exchange Notes. For purposes of determining gain or loss upon the subsequent sale or exchange of Exchange Notes, a Holder's basis in Exchange Notes should be the same as such Holder's basis in the Old Notes exchanged therefor. Holders should be considered to have held the Exchange Notes from the time of their original acquisition of the Old Notes.

    IN ANY EVENT, PERSONS CONSIDERING THE EXCHANGE OF OLD NOTES FOR EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTIONS.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the Exchange Offer and so notifies the Company, or causes the Company to be so notified in writing, the Company has agreed that a period of 120 days after the date of this Prospectus, it will make this Prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal.

    The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers or any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    The Company has agreed to pay all expenses incident to the Exchange Offer (other than commissions and concessions of any broker-dealers), subject to certain prescribed limitations, and will indemnify the holders of the Old Notes against certain liabilities, including certain liabilities that may arise under the Securities Act.

    By its acceptance of the Exchange Offer, any broker-dealer that receives Exchange Notes pursuant to the Exchange Offer hereby agrees to notify the Company prior to using the Prospectus in connection with the sale or transfer of Exchange Notes, and acknowledges and agrees that, upon receipt of notice from the Company of the happening of any event which makes any statement in the Prospectus untrue in any material respect or which requires the making of any changes in the Prospectus in order to make the statements therein not misleading or which may impose upon the Company disclosure obligations that may have a material adverse effect on the Company (which notice the Company agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the Prospectus until the Company has notified such broker-dealer that delivery of the Prospectus may resume and has furnished copies of any amendment or supplement to the Prospectus to such broker-dealer.

                                 LEGAL MATTERS

    Certain legal matters will be passed upon for the Company by Alston & Bird, Atlanta, Georgia and by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York.

                                    EXPERTS

    The consolidated balance sheets as of May 31, 1996 and June 2, 1995 and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended May 31, 1996, June 2, 1995, and June 3, 1994 of KinderCare Learning Centers, Inc. have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      INCORPORATION OF CERTAIN INFORMATION
                                  BY REFERENCE

    The following documents filed by the Company with the Commission are incorporated herein by reference and shall be deemed to be a part hereof:

        1. Annual Report of the Company on Form 10-K for the year ended May 31, 1996 (as amended by Form 10-K/A filed with the Commission on September 30,
    1996);

        2. Current Reports of the Company on Form 8-K dated October 3, 1996, November 14, 1996, December 27, 1996 and February 13, 1997; and

        3. Quarterly Reports of the Company on Form 10-Q for the sixteen weeks ended September 20, 1996 and for the twelve weeks ended December 13, 1996.

    All documents and reports filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus shall be deemed incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents and reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide, without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits, unless such exhibits specifically are incorporated by reference into such documents or this Prospectus). Requests for such documents should be submitted in writing, addressed to the Corporate Secretary, KinderCare Learning Centers, Inc., 2400 Presidents Drive, Montgomery, Alabama 36116.

                         INDEX TO FINANCIAL STATEMENTS

Consolidated Financial Statements

  Independent Auditors' Report.......................................................        F-2

  Consolidated Statements of Operations for the fiscal years ended May 31, 1996, June
    2, 1995, and June 3, 1994........................................................        F-3

  Consolidated Balance Sheets as of May 31, 1996 and June 2, 1995....................        F-4

  Consolidated Statements of Shareholders' Equity for the fiscal years ended May 31,
    1996, June 2, 1995, and June 3, 1994.............................................        F-5

  Consolidated Statements of Cash Flows for the fiscal years ended May 31, 1996, June
    2, 1995, and June 3, 1994........................................................        F-6

  Notes to Consolidated Financial Statements.........................................        F-7

Unaudited Consolidated Financial Statements

  Consolidated Statements of Operations for the (unaudited) twelve weeks and
    twenty-eight weeks ended December 13, 1996 and December 15, 1995.................       F-19

  Consolidated Balance Sheet as of (unaudited) December 13, 1996.....................       F-20

  Consolidated Statements of Cash Flows for the (unaudited) twenty-eight weeks ended
    December 13, 1996 and December 15, 1995..........................................       F-21

  Notes to Unaudited Consolidated Financial Statements...............................       F-22

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
KinderCare Learning Centers, Inc.:

We have audited the consolidated balance sheets of KinderCare Learning Centers, Inc. and subsidiaries as of May 31, 1996 and June 2, 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended May 31, 1996, June 2, 1995, and June 3, 1994. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of KinderCare Learning Centers, Inc. and subsidiaries as of May 31, 1996 and June 2, 1995, and the results of their operations and their cash flows for the years ended May 31, 1996, June 2, 1995, and June 3, 1994, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, during the year ended May 31, 1996, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121 and changed its method of accounting for the impairment of long-lived assets and for long-lived assets to be disposed of.

KPMG PEAT MARWICK LLP

Atlanta, Georgia

August 9, 1996

               KINDERCARE LEARNING CENTERS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                       FISCAL YEAR    FISCAL YEAR    FISCAL YEAR
                                                                          ENDED          ENDED          ENDED
                                                                      JUNE 3, 1994   JUNE 2, 1995   MAY 31, 1996
                                                                      -------------  -------------  -------------
Operating revenues..................................................   $   488,726    $   506,505    $   541,264
Operating expenses:
  Salaries, wages and benefits......................................       256,468        263,527        284,115
  Depreciation......................................................        25,148         28,071         33,972
  Rent..............................................................        22,563         26,099         26,515
  Provision for allowance for doubtful accounts.....................         3,885          3,612          3,908
  Other.............................................................       133,496        135,298        139,561
  Litigation settlements and restructuring costs (income), net......            --           (888)         1,484
                                                                      -------------  -------------  -------------
    Total operating expenses........................................       441,560        455,719        489,555
                                                                      -------------  -------------  -------------
Operating income....................................................        47,166         50,786         51,709
Net investment income...............................................         3,176          2,635            250
Interest expense....................................................        17,675         17,318         16,727
                                                                      -------------  -------------  -------------
Income before income taxes and extraordinary item...................        32,667         36,103         35,232
Income tax expense..................................................        12,837         14,037         13,549
                                                                      -------------  -------------  -------------
Income before extraordinary item....................................        19,830         22,066         21,683
Extraordinary item -- loss on debt discharge, net of income taxes of
  $1,597 in 1994....................................................        (2,397)            --             --
    Net income......................................................   $    17,433    $    22,066    $    21,683
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Primary income per common share:
  Income before extraordinary item..................................   $       .97    $      1.07    $      1.10
    Extraordinary item -- loss on debt discharge....................          (.12)            --             --
                                                                      -------------  -------------  -------------
    Net income......................................................   $       .85    $      1.07    $      1.10
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Weighted average common shares and share equivalents................        20,533         20,683         19,752
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Fully-diluted income per common share:
    Net income......................................................                                 $      1.05
                                                                                                    -------------
                                                                                                    -------------
    Weighted average common shares and share equivalents............                                      20,683
                                                                                                    -------------
                                                                                                    -------------

          See accompanying notes to consolidated financial statements.

               KINDERCARE LEARNING CENTERS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                               ASSETS
                                                                              JUNE 2,
                                                                               1995      MAY 31, 1996
                                                                            -----------  ------------
Current assets:
  Cash and cash equivalents...............................................   $  14,233    $   15,597
  Receivables:
    Tuition (net of allowance for doubtful accounts of $873 and $1,884 at
      June 2, 1995 and May 31, 1996, respectively)........................       9,913        14,566
    Other.................................................................       1,156           563
  Prepaid expenses and supplies...........................................       8,282         9,116
  Deferred income taxes...................................................       2,099         4,664
                                                                            -----------  ------------
      Total current assets................................................      35,683        44,506
                                                                            -----------  ------------
Property and equipment, at cost:
  Land....................................................................     135,965       142,856
  Buildings and leasehold improvements....................................     269,938       305,292
  Equipment...............................................................      78,414        96,216
  Construction in progress................................................      13,373        16,825
                                                                            -----------  ------------
                                                                               497,690       561,189
    Less accumulated depreciation and amortization........................      55,244        92,664
                                                                            -----------  ------------
    Net property and equipment............................................     442,446       468,525
                                                                            -----------  ------------
Investments...............................................................       1,981            --
Deferred income taxes.....................................................       9,502         4,422
Other assets..............................................................      11,662         8,023
                                                                            -----------  ------------
                                                                             $ 501,274    $  525,476
                                                                            -----------  ------------
                                                                            -----------  ------------
                                LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................................   $  12,639    $   14,330
  Bank overdrafts.........................................................       7,017         9,768
  Current portion of long-term debt.......................................         889           853
  Accrued expenses and other liabilities..................................      45,926        51,163
                                                                            -----------  ------------
      Total current liabilities...........................................      66,471        76,114
Long-term debt............................................................     159,505       145,764
Self insurance liabilities................................................      17,927        17,652
Other noncurrent liabilities..............................................      13,132        20,488
                                                                            -----------  ------------
      Total liabilities...................................................     257,035       260,018
                                                                            -----------  ------------
Shareholders' equity:
  Preferred stock, $.01 par value; authorized 10,000,000 shares; none
    outstanding...........................................................          --            --
  Common stock, $.01 par value; authorized 40,000,000 shares; issued
    20,119,818 and 19,981,807 shares at June 2, 1995 and May 31, 1996, respectively; outstanding 20,119,818 and 19,946,807 shares at June 2,
    1995 and May 31, 1996, respectively...................................         201           199
Additional paid-in capital................................................     203,890       204,003
Retained earnings.........................................................      40,116        61,799
Cumulative translation adjustment.........................................          32           (20)
                                                                            -----------  ------------
                                                                               244,239       265,981
Less treasury stock, at cost (35,000 common shares at May 31, 1996).......          --          (523)
                                                                            -----------  ------------
      Total shareholders' equity..........................................     244,239       265,458
                                                                            -----------  ------------
                                                                             $ 501,274    $  525,476
                                                                            -----------  ------------
                                                                            -----------  ------------

          See accompanying notes to consolidated financial statements.

               KINDERCARE LEARNING CENTERS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                             (DOLLARS IN THOUSANDS)

                                                                          ADDITIONAL                  CUMULATIVE
                                               COMMON         COMMON        PAID-IN     RETAINED      TRANSLATION     TREASURY
                                               SHARES          STOCK        CAPITAL     EARNINGS      ADJUSTMENT        STOCK
                                            -------------  -------------  -----------  -----------  ---------------  -----------
Balance at May 28, 1993...................     20,000,190          200       178,670          617                            --
  Net income..............................             --           --            --       17,433                            --
  Tax benefits of the valuation allowance
    for deferred tax assets...............             --           --         9,884           --                            --
  Exercise of stock options and
    warrants..............................          9,327           --           101                                         --
                                                                                                              --
                                            -------------          ---    -----------  -----------                          ---
Balance at June 3, 1994...................     20,009,517          200       188,655       18,050                            --
  Net income..............................             --           --            --       22,066             --             --
  Tax benefits of the valuation allowance
    for deferred tax assets...............             --           --        13,932           --             --             --
  Cumulative translation adjustment.......             --           --            --           --             32             --
  Exercise of stock options and
    warrants..............................        110,301            1         1,303           --             --             --
                                                                                                              --
                                            -------------          ---    -----------  -----------                          ---
  Balance at June 2, 1995.................     20,119,818          201       203,890       40,116             32             --
  Net income..............................             --           --            --       21,683             --             --
  Tax benefits of the valuation allowance
    for deferred tax assets...............             --           --         4,121           --             --             --
  Cumulative translation adjustment.......             --           --            --           --            (52)            --
  Tax benefit of option exercises.........             --           --           993           --             --             --
  Repurchase and retirement of stock and
    warrants..............................       (969,883)         (10)      (13,477)          --             --           (523)
  Exercise of stock options and
    warrants..............................        831,872            8         8,476           --             --
                                                                                                              --
                                            -------------          ---    -----------  -----------                          ---
  Balance at May 31, 1996.................     19,981,807          199       204,003       61,799            (20)          (523)
                                                                                                              --
                                                                                                              --
                                            -------------          ---    -----------  -----------                          ---
                                            -------------          ---    -----------  -----------                          ---


                                              TOTAL
                                            ---------
Balance at May 28, 1993...................    179,487
  Net income..............................     17,433
  Tax benefits of the valuation allowance
    for deferred tax assets...............      9,884
  Exercise of stock options and
    warrants..............................        101

                                            ---------
Balance at June 3, 1994...................    206,905
  Net income..............................     22,066
  Tax benefits of the valuation allowance
    for deferred tax assets...............     13,932
  Cumulative translation adjustment.......         32
  Exercise of stock options and
    warrants..............................      1,304

                                            ---------
  Balance at June 2, 1995.................    244,239
  Net income..............................     21,683
  Tax benefits of the valuation allowance
    for deferred tax assets...............      4,121
  Cumulative translation adjustment.......        (52)
  Tax benefit of option exercises.........        993
  Repurchase and retirement of stock and
    warrants..............................    (14,010)
  Exercise of stock options and
    warrants..............................      8,484

                                            ---------
  Balance at May 31, 1996.................    265,458

                                            ---------
                                            ---------

          See accompanying notes to consolidated financial statements.

               KINDERCARE LEARNING CENTERS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                            FISCAL YEAR  FISCAL YEAR  FISCAL YEAR
                                                                               ENDED        ENDED        ENDED
                                                                              JUNE 3,      JUNE 2,      MAY 31,
                                                                               1994         1995         1996
                                                                            -----------  -----------  -----------
Cash flows from operations:
  Net income (loss).......................................................   $  17,433    $  22,066    $  21,683
  Operating activities not requiring (providing) cash:
    Depreciation..........................................................      25,148       28,071       33,972
    Write-down of Kid's Choice-TM- property and equipment.................          --           --        5,312
    Amortization of intangibles and other assets..........................          95        1,681        1,533
    Amortization of debt premium/discount.................................        (165)          --           --
    Gain on sales and disposals of property and equipment, net............          --           --       (1,684)
    Gain on sale of Sylvan Learning Corporation...........................      (1,900)          --           --
    Deferred tax expense..................................................      10,342        9,862       12,285
    Equity in earnings of leveraged preferred stock partnerships and other
      investments.........................................................         (49)         (24)          --
    Extraordinary item-loss on debt discharge.............................       2,397           --           --
    Changes in operating assets and liabilities:
      Receivables.........................................................        (519)       4,440       (2,473)
      Prepaid expenses and supplies.......................................         680        2,900       (1,354)
      Other assets........................................................       6,900         (978)         116
      Accounts payable, accrued expenses and other liabilities............      12,598        7,813        7,735
    Other, net............................................................       1,391       (2,868)      (1,228)
                                                                            -----------  -----------  -----------
Net cash provided by operating activities.................................      74,351       72,963       75,897
                                                                            -----------  -----------  -----------
Cash flow from investing activities:
    Purchases of property and equipment...................................     (35,710)     (74,376)     (67,304)
    Proceeds from sales of property and equipment.........................       4,253       12,454        3,883
    Proceeds from sales or redemption of investments......................       1,759        2,211        3,396
    Proceeds from collection of notes receivable..........................                                 2,042
    Proceeds from the sale of Sylvan Learning Corporation.................       3,150           --           --
    Other, net............................................................        (156)          82           --
                                                                            -----------  -----------  -----------
Net cash used by investing activities.....................................     (26,704)     (59,629)     (57,983)
                                                                            -----------  -----------  -----------
Cash flows from financing activities:
    Purchase of treasury stock and warrants...............................          --           --      (14,010)
    Payments on long-term borrowings......................................    (179,097)     (18,298)     (13,777)
    Exercise of stock options and warrants................................         101        1,303        8,484
    Bank overdrafts.......................................................     (11,224)       5,931        2,753
    Proceeds from long-term borrowings....................................     130,504           --           --
                                                                            -----------  -----------  -----------
Net cash used by financing activities.....................................     (59,716)     (11,064)     (16,550)
                                                                            -----------  -----------  -----------
Increase (decrease) in cash and cash equivalents..........................     (12,069)       2,270        1,364
Cash and cash equivalents at the beginning of the period..................      24,032       11,963       14,233
                                                                            -----------  -----------  -----------
Cash and cash equivalents at the end of the period........................   $  11,963    $  14,233    $  15,597
                                                                            -----------  -----------  -----------
                                                                            -----------  -----------  -----------
Supplemental cash flow information:
  Interest paid (net of amounts capitalized)..............................   $  19,835    $  14,850    $   8,944
                                                                            -----------  -----------  -----------
                                                                            -----------  -----------  -----------
  Income taxes paid.......................................................   $   8,352    $   2,551    $   3,795
                                                                            -----------  -----------  -----------
                                                                            -----------  -----------  -----------

          See accompanying notes to consolidated financial statements.

               KINDERCARE LEARNING CENTERS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    KinderCare Learning Centers, Inc. ("KinderCare" or the "Company") is the largest preschool and child care company in the United States. At the end of fiscal 1996, KinderCare operated 1,147 centers in 38 states in the United States and one center in the United Kingdom. The consolidated financial statements include the financial statements of the "Company" and its wholly owned subsidiaries: Mini-Skools Limited ("Mini-Skools"); KinderCare Development Corporation; KinderCare Real Estate; KinderCare Learning Centres, Limited; and KinderCare Properties, Limited. All significant intercompany balances and transactions have been eliminated in consolidation.

FISCAL YEAR

    The Company's fiscal year ends on the Friday closest to May 31. The first quarter is 16 weeks long and the second, third, and fourth quarters are each twelve weeks long. The fiscal year ended June 3, 1994 ("fiscal 1994") was a 53-week fiscal year. The fiscal years ended June 2, 1995 ("fiscal 1995") and May 31, 1996 ("fiscal 1996") were 52-week fiscal years.

REVENUE RECOGNITION

    The Company recognizes revenue for child care services as earned.

RECENTLY ISSUED ACCOUNTING STANDARDS

    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of"(SFAS No. 121). SFAS No. 121 requires that, when certain conditions are present, the carrying value of long-lived assets be reviewed for impairment and be reported at the lower of carrying amount or fair value less costs to dispose. SFAS No. 121 also establishes the procedures for review of recoverability, and measurement of impairment if necessary, of long-lived assets used by an entity. The Company adopted SFAS No. 121 during the first quarter of fiscal 1996, evaluated the recoverability of long-lived assets, and, recorded a one-time, non-recurring expense of $5.3 million for the impairment of certain long-lived assets utilized in operating its Kid's Choice-TM- child care format (primarily leasehold improvements, which were valued based on anticipated discounted cash flows).

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of cash held in banks and liquid investments with original maturities not exceeding 90 days.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation on buildings and equipment is provided on the straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the estimated useful life of the improvements or the lease term, including expected lease renewal options where the Company has the unqualified right to exercise the option.

               KINDERCARE LEARNING CENTERS, INC. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The Company's property and equipment is depreciated using the following estimated useful lives:

                                                                                     LIFE
                                                                                --------------
Buildings.....................................................................  10-40 years
Building renovations..........................................................  5-10 years
Leasehold improvements........................................................  5-10 years
Computer equipment............................................................  3 years
All other equipment...........................................................  5-10 years

INVESTMENTS

    Investments are accounted for under the specific identification method.

    For years prior to fiscal 1996, the Company accounted for its investments in leveraged preferred stock partnerships under the equity method. All of the Company's holdings in leveraged preferred stock partnerships were liquidated in fiscal 1996.

PRE-OPENING COSTS

    Costs incurred prior to a center's opening are deferred and amortized over one year. Pre-opening costs include training salaries, grand opening and promotion expenses, and the initial purchase of forms and supplies needed to operate the center.

SELF INSURANCE PROGRAMS

    The Company is self-insured for certain levels of general liability, workers' compensation, property and employee medical coverage. Estimated costs of these self-insurance programs are accrued at the undiscounted value of projected settlements for known and anticipated claims.

INCOME TAXES

    Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

    Certain prior period amounts have been reclassified to conform to the current year's presentation.

               KINDERCARE LEARNING CENTERS, INC. AND SUBSIDIARIES

2. LITIGATION SETTLEMENTS AND RESTRUCTURING COSTS (INCOME), NET

    On July 3, 1995, the Company received a cash distribution of $11.3 million from The Enstar Group, Inc., the Company's former parent, in connection with a settlement of the Company's claim against Enstar in the U.S. Bankruptcy Court in Montgomery.

    On June 15, 1995, the Board of Directors appointed Dr. Sandra Scarr, Chairman of the Board, to be Chief Executive Officer ("CEO"), replacing the former CEO whose resignation was effective on the same date. Subsequent to the appointment, the Company made substantial changes to its field operations management and support functions. As a result of these changes, the Company provided $4.0 million for restructuring costs, primarily severance, during the quarter ending September 22, 1995 ("first quarter 1996").

    On April 16, 1996, the Company implemented further organization changes in both field and facilities management, redefining the roles and responsibilities of Center Directors and the other field management positions. These changes are resulting in increased management span of control, increased empowerment at the center director level, and increased operating efficiencies. One-time costs of $2.5 million were charged against earnings during the fourth quarter of fiscal 1996, primarily to cover severance arrangements.

    In connection with the above, less than 100 positions were eliminated. The Company is continuing to evaluate certain other support functions and systems in an effort to improve future operating effectiveness and efficiencies as well as to improve the quality of services.

    Management has limited Kid's Choice-TM- development to contracts in process until the concept is more fully developed, and recorded an impairment loss of $6.3 million in first quarter 1996, consisting of a writedown of $5.3 million for the recoverability of certain long lived assets, primarily leasehold improvements, and $1.0 million for anticipated lease termination costs.

    Information relating to the reserves recorded for the changes in management organization and anticipated Kid's Choice-TM- lease termination costs are as follows (dollars in thousands):

Restructuring charges and lease termination costs recorded in fiscal 1996..........  $   7,531
Cash payments primarily severance and lease termination costs......................     (4,440)
                                                                                     ---------
Remaining liabilities at May 31, 1996..............................................  $   3,091
                                                                                     ---------
                                                                                     ---------

    In the third quarter of 1995, the Company received approximately $0.9 million in connection with litigation settlements with Enstar and KinderCare's former Chairman of the Board.

3. PREPAID EXPENSES AND SUPPLIES

    Prepaid expenses and supplies are summarized as follows (dollars in thousands):

                                                                  JUNE 2, 1995   MAY 31, 1996
                                                                  -------------  -------------
Prepaid rent....................................................    $   3,847      $   3,676
Inventories.....................................................        2,350          2,491
Other...........................................................        2,085          2,949
                                                                  -------------  -------------
                                                                    $   8,282      $   9,116
                                                                  -------------  -------------
                                                                  -------------  -------------

               KINDERCARE LEARNING CENTERS, INC. AND SUBSIDIARIES

4. INVESTMENTS

    Net investment income is summarized as follows (dollars in thousands):

                                                                      JUNE 3, 1994   JUNE 2, 1995    MAY 31, 1996
                                                                      -------------  -------------  ---------------
Interest income.....................................................    $   1,241      $     612       $     199
Gain on sale of leveraged preferred stock partnerships..............                                         215
Gain on sale of Securities..........................................           --          2,000              --
Gain on sale of Sylvan..............................................        1,900             --              --
Equity in earnings of leveraged preferred stock partnerships........           48             23              --
Other...............................................................          (13)            --            (164)
                                                                      -------------  -------------        ------
                                                                        $   3,176      $   2,635       $     250
                                                                      -------------  -------------        ------
                                                                      -------------  -------------        ------

    During fiscal 1996, the Company sold all of its holdings in leveraged preferred stock partnerships at a gain of $0.2 million.

    During fiscal 1995, the Company sold investment securities with a carrying value of $0.2 million resulting in a gain of $2.0 million.

    On January 29, 1993, the Company sold 100% of the outstanding common stock of Sylvan, a wholly-owned subsidiary, for $8.0 million. The Company received $4.5 million in cash and a promissory note in the amount of $3.5 million. A gain of approximately $3.0 million was recognized at the time of the sale. The remaining gain of approximately $2.3 million was deferred to be recognized under the installment method. On July 15, 1993, the Company accepted prepayment of the $3.5 million note at a discounted amount of $3.2 million. In connection with the early retirement, the Company recognized a $1.9 million gain in fiscal 1994.

5. ACCRUED EXPENSES AND OTHER LIABILITIES

    Accrued expenses and other liabilities are summarized as follows (dollars in thousands):

                                                                  JUNE 2, 1995   MAY 31, 1996
                                                                  -------------  -------------
Accrued compensation and related taxes..........................   $    18,219    $    17,282
Self insurance..................................................         6,457          6,707
Deferred revenue................................................         5,132          6,451
Accrued property taxes..........................................         5,712          5,633
Accrued interest................................................           165          5,585
Accrued restructuring and lease termination costs...............            --          3,091
Accrued income taxes............................................         6,967          2,402
Other...........................................................         3,274          4,012
                                                                  -------------  -------------
                                                                   $    45,926    $    51,163
                                                                  -------------  -------------
                                                                  -------------  -------------

               KINDERCARE LEARNING CENTERS, INC. AND SUBSIDIARIES

6. LONG-TERM DEBT

    Long-term debt is as follows (dollars in thousands):

                                                                                      JUNE 2, 1995   MAY 31, 1996
                                                                                      -------------  -------------
Secured:
  Borrowings under Revolving Credit Facility at LIBOR plus 1.25%....................   $    13,000    $        --
  Industrial refunding revenue bonds at variable rates of interest from 3.85% to
    5.57% at May 31, 1996, and 3.95% to 6.25% at June 2, 1995 supported by letters
    of credit, maturing 1999 to 2009................................................        33,025         33,025
  Industrial revenue bonds secured by real property with maturities to 2005 at rates
    of 4.20% to 12.75%..............................................................         5,939          5,738
  Obligations secured by mortgages on real and personal property payable in monthly
    installments through 2004 at rates of 8.75% to 12.25%...........................         8,430          7,854
Unsecured:
  Senior Notes due 2001 at 10 3/8%..................................................       100,000        100,000
                                                                                      -------------  -------------
                                                                                           160,394        146,617
Less current portion of long-term debt..............................................           889            853
                                                                                      -------------  -------------
                                                                                       $   159,505    $   145,764
                                                                                      -------------  -------------
                                                                                      -------------  -------------

REVOLVING CREDIT FACILITY

    The Company has an agreement with a number of participating banks providing for: (i) a $115.0 million secured three-year Revolving Credit Facility which may be used for general corporate purposes, including construction of new facilities and permitted acquisitions, and (ii) a letter of credit facility of approximately $35.0 million used to replace letters of credit securing obligations of the Company to various issuers of industrial revenue bonds. (See "Industrial Revenue Bonds" below.) Additionally, up to $25.0 million of the Revolving Credit Facility is available for the issuance of letters of credit required in the ordinary course of business.

    Obligations outstanding under the Revolving Credit Facility mature on May 15, 1998, with up to two annual extensions remaining. Outstanding advances bear interest at a rate equal to, at the option of the Company, either the base rate or LIBOR, plus the applicable margins, each as defined in the agreement. The base rate is the higher of the federal funds rate plus 0.5% or the agent bank's prime rate. The applicable margin is 1.25% and may be increased or decreased by 0.25% based upon the Company's debt/cash flow ratio. The Company must pay an annual commitment fee equal to 0.5% (and may be increased or decreased by 0.125%) of the unused portion of the Revolving Credit Facility. The Company, at its option, may prepay the outstanding indebtedness under the New Credit Facility at any time, in whole or in part, without penalty.

    The Revolving Credit Facility is secured by a first priority lien on substantially all of the assets of the Company and Mini-Skools, except for certain leasehold interests and approximately 163 centers (22 of which have been previously closed) and 12 other real estate sites owned by the Company. In addition, the Company has pledged the stock of all its subsidiaries as security.

    At May 31, 1996, the Company had approximately $13.7 million committed on outstanding letters of credit and $101.3 million of available credit under the Revolving Credit Facility.

               KINDERCARE LEARNING CENTERS, INC. AND SUBSIDIARIES

6. LONG-TERM DEBT (CONTINUED)
    The Revolving Credit Facility contains several covenants which are customary in similar agreements, including, but not limited to, restrictions on incurrence of additional indebtedness, creation of liens, asset or subsidiary sales, transactions with affiliates, investments and guarantees.

INDUSTRIAL REVENUE BONDS

    SERIES A THROUGH E INDUSTRIAL REVENUE BONDS--The Company is obligated to various issuers of industrial revenue bonds (the "Refunded IRBs") in an amount totaling approximately $33.0 million outstanding as of May 31, 1996 and June 2, 1995. The Refunded IRBs were issued to provide funds for refunding an equal principal amount of industrial revenue bonds which were used to finance the cost of acquiring, constructing and equipping certain child care facilities and the Company's Montgomery, Alabama corporate headquarters. Each of these Refunded IRBs is secured by a letter of credit obtained under the Letter of Credit Facility.

    OTHER IRBS--The Company also is obligated to various issuers of other industrial revenue bonds (the "IRBs") in the aggregate principal amount of approximately $5.7 million and $5.9 million as of May 31, 1996 and June 2, 1995, respectively. The principal amount of such IRBs was used to finance the cost of acquiring, constructing and equipping certain child care facilities and the IRBs are secured by these facilities.

SENIOR NOTES

    On June 2, 1994, the Company issued $100 million in unsecured senior notes due June 1, 2001. The Notes were issued under an indenture (the "Indenture") between the Company and AmSouth Bank N.A. as trustee.

    The Notes bear interest at a fixed rate of 10 3/8% per annum, payable semi-annually on December 1 and June 1 of each year, and are effectively subordinated to the secured indebtedness of the Company, including indebtedness under the Revolving Credit Facility.

    The Notes are callable by the Company at 105 3/16% of par from June 1, 1998 through June 1, 1999. On June 1, 1999, the redemption price is reduced to 102% of par, and on June 1, 2000, until maturity, the Notes may be redeemed at par. Upon a change of control, as defined in the Indenture, each holder of the Notes may require the Company to repurchase all or a portion of such holder's Notes at a purchase price in cash equal to 101% of par, together with accrued and unpaid interest to the date of repurchase.

    The Indenture contains a number of covenants similar to those in the Revolving Credit Facility. Certain limitations exist with respect to payment of dividends, incurrence of additional indebtedness, creation of liens, asset or subsidiary sales, transactions with affiliates, investments and guarantees, all of which are defined in the Indenture.

               KINDERCARE LEARNING CENTERS, INC. AND SUBSIDIARIES

6. LONG-TERM DEBT (CONTINUED)
PRINCIPAL PAYMENTS

    The aggregate minimum annual maturities of long-term debt for the five fiscal years subsequent to May 31, 1996 are as follows (dollars in thousands):

FISCAL YEAR                                                                          AMOUNT
---------------------------------------------------------------------------------  -----------
1997.............................................................................  $       853
1998.............................................................................        1,200
1999.............................................................................        1,274
2000.............................................................................       12,203
2001.............................................................................      114,075
Thereafter.......................................................................       17,012
                                                                                   -----------
    Total........................................................................  $   146,617
                                                                                   -----------
                                                                                   -----------

7. INCOME TAXES

    The provision (benefit) for income taxes attributable to income before income taxes and extraordinary item is as follows (dollars in thousands):

FOR THE FISCAL YEARS ENDED                                            JUNE 3, 1994   JUNE 2, 1995   MAY 31, 1996
--------------------------------------------------------------------  -------------  -------------  -------------
Current:
  Federal...........................................................   $     1,217    $     2,909    $       832
  State.............................................................           604            662           (132)
  Foreign...........................................................           674            604            564
                                                                      -------------  -------------  -------------
                                                                             2,495          4,175          1,264
                                                                      -------------  -------------  -------------
Deferred:
  Federal...........................................................         8,370          8,293         10,292
  State.............................................................         1,972          1,859          2,137
  Foreign...........................................................            --           (290)          (144)
                                                                      -------------  -------------  -------------
                                                                            10,342          9,862         12,285
                                                                      -------------  -------------  -------------
                                                                       $    12,837    $    14,037    $    13,549
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

    A reconciliation between the statutory federal income tax rate and the effective income tax rates on continuing operations is as follows:

FOR THE FISCAL YEARS ENDED                                             JUNE 3, 1994     JUNE 2, 1995     MAY 31, 1996
--------------------------------------------------------------------  ---------------  ---------------  ---------------
                                                                             %                %                %
Expected tax rate on income before income taxes and extraordinary
  item at federal rate..............................................          35.0             35.0             35.0
State income taxes, net of federal tax benefit......................           5.1              4.5              3.7
Other, net..........................................................          (0.8)            (0.6)            (0.2)
                                                                               ---              ---              ---
                                                                              39.3             38.9             38.5
                                                                               ---              ---              ---
                                                                               ---              ---              ---

               KINDERCARE LEARNING CENTERS, INC. AND SUBSIDIARIES

7. INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 2, 1995 and May 31, 1996 are summarized as follows (dollars in thousands):

                                                                  JUNE 2, 1995   MAY 31, 1996
                                                                  -------------  -------------
Deferred tax assets:
  Self-insurance reserves.......................................   $     8,871     $   9,099
  Net operating loss carryforwards..............................        13,354         7,895
  Capital loss carryforwards....................................        12,732         4,818
  Tax credits...................................................         3,200         3,172
  Property and equipment, basis differences.....................         8,498         2,458
  Other.........................................................         3,597         6,098
                                                                  -------------  -------------
    Total gross deferred tax assets.............................        50,252        33,540
    Less valuation allowance....................................       (27,929)      (10,310)
                                                                  -------------  -------------
    Net deferred tax assets.....................................        22,323        23,230
                                                                  -------------  -------------
Deferred tax liabilities:
  Property and equipment, basis differences of foreign
    subsidiary..................................................        (9,232)       (9,088)
  Stock basis of foreign subsidiary.............................            --        (3,622)
  Other.........................................................        (1,490)       (1,434)
                                                                  -------------  -------------
    Total gross deferred tax liabilities........................       (10,722)      (14,144)
                                                                  -------------  -------------
    Financial statement net deferred tax asset (liability)......   $    11,601     $   9,086
                                                                  -------------  -------------
                                                                  -------------  -------------

    The valuation allowance decreased by $17.6 million during the year ended May 31, 1996. Deferred tax assets have been recognized to the extent of existing deferred tax liabilities and income taxes paid that are subject to recovery through carryback. Future recognized tax benefits relating to the valuation allowance for deferred tax assets at May 31, 1996 will be recorded as direct additions to additional paid-in capital.

    At May 31, 1996, the Company had $20.0 million of net operating losses available for carryforward which expire in 2008. Utilization of the net operating losses is subject to an annual limitation of $19.1 million. The Company also has capital losses of $8.7 million, which are available to offset future capital gains, and expire in varying amounts through 2000. Additionally, the Company has tax credits available for carryforward for federal income tax purposes of $3.2 million which are available to offset future federal income taxes through 2010.

8. EMPLOYEE BENEFIT PLANS

STOCK OPTION PLANS

    On February 9, 1993, the Company adopted the KinderCare Learning Centers, Inc. 1993 Stock Option and Incentive Plan (the "1993 Stock Option Plan"). This plan authorizes a committee of the Board of Directors of the Company to grant or award to eligible employees of the Company and its subsidiaries and affiliates, stock options and restricted stock and related warrants of the Company beginning on March 31, 1993 and expiring on the tenth anniversary of such date. In connection with the 1993 Stock Option Plan, the Company reserved approximately
1.9 million shares of Common Stock for issuance to

               KINDERCARE LEARNING CENTERS, INC. AND SUBSIDIARIES

8. EMPLOYEE BENEFIT PLANS (CONTINUED)
employees of the Company upon exercise of options available for grant by the Board of Directors of the Company.

    A summary of option transactions under the 1993 Stock Option Plan is as follows (dollars in thousands):

                                                                     OPTION PRICE       NUMBER OF   TOTAL OPTION
                                                                       PER SHARE         SHARES        PRICE
                                                                  -------------------  -----------  ------------
Granted in connection with the Plan.............................  $    7.50 to $10.00    1,311,500   $   12,740
Canceled........................................................                10.00       (5,960)         (60)
                                                                                       -----------  ------------
Outstanding May 28, 1993........................................                         1,305,540       12,680
Granted.........................................................  $             10.76       51,600          555
Exercised.......................................................                10.00       (6,512)         (65)
Canceled........................................................                10.00      (55,620)        (556)
                                                                                       -----------  ------------
Outstanding June 3, 1994........................................                         1,295,008       12,614
                                                                                       -----------  ------------
Granted.........................................................  $   12.50 to $13.75      196,500        2,487
Exercised.......................................................       10.00 to 12.50     (108,110)      (1,083)
Canceled........................................................       10.00 to 12.50      (75,760)        (801)
                                                                                       -----------  ------------
Outstanding June 2, 1995........................................                         1,307,638       13,217
                                                                                       -----------  ------------
Granted.........................................................  $   12.88 to $13.63      256,700        3,345
Exercised.......................................................        7.50 to 12.88     (746,560)      (7,164)
Canceled........................................................       10.00 to 12.88      (73,640)        (856)
                                                                                       -----------  ------------
Outstanding May 31, 1996........................................                           744,138   $    8,542
                                                                                       -----------  ------------
                                                                                       -----------  ------------

    At May 31, 1996, options for a total of 358,978 shares of stock were exercisable with a total option price of approximately $3.9 million.

SAVINGS AND INVESTMENT PLAN

    The Board of Directors of the Company adopted the KinderCare Learning Centers, Inc. Savings and Investment Plan (the "Savings Plan") effective January 1, 1990. All full-time employees of the Company and its subsidiaries are eligible to participate in the Savings Plan upon completion of one year of service and the attainment of age 18. Participants may contribute, in increments of 1%, up to 10% (6% before July 1, 1994) of their compensation to the Savings Plan. In accordance with the provisions of the Savings Plan, the Board of Directors has elected, since April 1, 1991, not to match employee contributions.

9. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

    Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires the Company to disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Company's financial instruments as of May 31, 1996 and June 2, 1995.

CASH AND CASH EQUIVALENTS, SHORT TERM INVESTMENTS, TRADE RECEIVABLES AND TRADE PAYABLES

    Fair value approximates cost as reflected in the consolidated balance sheets at May 31, 1996 and June 2, 1995 because of the short term maturity of these instruments.

               KINDERCARE LEARNING CENTERS, INC. AND SUBSIDIARIES

9. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED) LONG-TERM DEBT

    The carrying value and the fair value for the Company's 10 3/8 Senior Notes are $100.0 million and $105.0 million at May 31, 1996, respectively, based on current market activity, while the carrying value of $100.0 million at June 2, 1995 approximated fair value due to the recent refinancing. The carrying values for the Company's remaining long-term debt of $46.6 million and $60.4 million at May 31, 1996, and June 2, 1995, respectively, approximates market value based on current rates that management believes could be obtained for similar debt.

10. QUARTERLY RESULTS (UNAUDITED)

    A summary of results of operations for the years ended May 31, 1996 and June 2, 1995 are as follows (dollars in thousands, except per share data):

                                                                  FIRST       SECOND        THIRD       FOURTH
                                                               QUARTER(a)   QUARTER(b)   QUARTER(b)   QUARTER(b)
                                                               -----------  -----------  -----------  -----------
Year ended May 31, 1996:
  Operating Revenues.........................................  $   161,313  $   124,079  $   123,641  $   132,231
  Operating income...........................................       11,141       11,222       13,514       15,832
  Net income.................................................        3,565        4,551        5,868        7,699
  Net income per share (primary).............................  $       .17  $       .23  $       .30  $       .39
  Net income per share (fully-diluted).......................          N/C          N/C          N/C  $       .37

Year ended June 2, 1995:
  Operating Revenues.........................................  $   151,502  $   116,765  $   115,696  $   122,542
  Operating income...........................................       10,352       11,394       12,120       16,920
  Net income.................................................        3,091        4,511        5,604        8,860
  Net income per share.......................................  $       .15  $       .22  $       .28  $       .43

------------------------

N/C -- Not calculated

(a) Sixteen week quarters

(b) Twelve week quarters

    The computation of fully-diluted earnings per share is based on the higher of the average or year-end market price of the Company's common stock. Fully-diluted earnings per share need not be presented for 1995 since further dilution from primary earnings per share was less than 3 percent.

11. COMPUTATION OF EARNINGS PER SHARE

    Earnings per share amounts are computed based on the weighted average number of shares actually outstanding for the fiscal years ended May 31, 1996 and June 2, 1995, plus the shares that would be outstanding assuming the exercise of dilutive stock options and the Warrants, all of which are considered common stock equivalents. The number of shares that would be issued from the exercise of the stock options and the Warrants has been reduced by the number of shares that could have been purchased from the proceeds at the average market price of the Company's stock, up to 20% of the

               KINDERCARE LEARNING CENTERS, INC. AND SUBSIDIARIES

11. COMPUTATION OF EARNINGS PER SHARE (CONTINUED) outstanding shares. A reconciliation of the actual weighted average shares to the shares used in the computation of earnings per share for the periods indicated is as follows (in thousands):

                                                                      JUNE 3, 1994   JUNE 2, 1995   MAY 31, 1996
                                                                      -------------  -------------  -------------
Primary
  Weighted average common shares outstanding........................       20,004         20,093         19,752
  Dilutive effect of common stock equivalents.......................          529            590             --
                                                                      -------------  -------------  -------------
  Weighted average common and common equivalent shares
    outstanding.....................................................       20,533         20,683         19,752
                                                                      -------------  -------------  -------------
Fully Diluted
  Dilutive effect of common stock equivalents.......................          N/A            N/A            931
                                                                      -------------  -------------  -------------
  Adjusted outstanding..............................................          N/A            N/A         20,683
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

------------------------

N/A -- Not applicable

    Fully diluted earnings were not required to be reported for the years ended June 2, 1995 and June 3, 1994 since dilution was less than 3 percent.

12. COMMITMENTS AND CONTINGENCIES

    The Company conducts a portion of its operations from leased or subleased day care centers. Additionally, the Company leases its fleet vehicles under a 12 month non-cancelable master lease. The lease may be renewed on a month-to-month basis after 12 months. The vehicle leases require that the Company guarantee specified residual values upon cancellation. All of the leases are classified as operating leases. In most cases, management expects that in the normal course of business substantially all of the leases will be renewed or replaced by other leases.

    Subsequent to January 1, 1993, the Company re-negotiated certain day care center leases to amend the terms to allow the Company the right to terminate the lease at any time with minimal notice. In connection with the termination option, the Company, in certain instances, prepaid up to 12 months rent. Such amounts, totaling approximately $3.2 million, will be amortized over the termination transition period or over the appropriate remaining months of the lease period. As of May 31, 1996, the remaining unamortized balance of the prepaid amount was $2.6 million. In addition, several leases were re-negotiated to decrease the monthly fixed rental payments.

    Following is a schedule of future minimum lease payments under operating leases, that have initial or remaining non-cancelable lease terms in excess of one year as of May 31, 1996 (dollars in thousands):

FISCAL YEAR:

1997..............................................     $  15,695
1998..............................................        15,034
1999..............................................        13,512
2000..............................................        11,744
2001..............................................         9,559
Subsequent years..................................        37,239

               KINDERCARE LEARNING CENTERS, INC. AND SUBSIDIARIES

12. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The Company was a co-defendant to a stockholder suit filed in the Circuit Court of Montgomery County, Montgomery, Alabama styled Peter N. Zachary, et al.
v. Richard Grassgreen, Perry Mendel, and KinderCare Learning Centers, Inc. in the Circuit Court for Montgomery, Alabama, Case No. CV-91-2801-G. The suit was for $20 million in compensatory damages and $20 million in punitive damages in each of seven counts. The Company was named as a defendant in five of those seven counts. In December 1995, the other defendants settled with the shareholders. The plaintiffs have dismissed all charges against the Company.

    On July 7, 1992, KinderCare filed a Proof of Claim in the United States District Court for the Southern District of New York in a pending action brought by Presidential Life Insurance Company against Michael R. Milken, et al. styled Presidential Life Insurance Co., v. Michael R. Milken, et al., Class Action in District Court, Southern District of New York, 92 Civ. 1151 (MP). The claim alleges that, but for the defendants' wrongful conduct as described in the claim, the Company would not have made the junk bond purchases outlined in the claim. The total amount of damages claimed by the Company is approximately $37.1 million. The claim has been evaluated at $15.6 million by the Presidential Life Executive Committee and reviewed and submitted to the Court for approval by the SEC representative. This amount is subject to final approval by the Court and to available distribution. The Company estimates it will receive approximately 5% of this amount based on available distribution funds; however, there are no assurances that the Company will receive this or any other amount pursuant to the claim.

    The Company is presently, and is from time to time, subject to additional claims and suits arising in the ordinary course of business, including suits alleging child abuse. In certain of such actions, plaintiffs request damages that are covered by insurance. The Company believes that none of the additional actions of which it is currently aware will materially affect its financial position or future operating results, although no assurance can be given with respect to the ultimate outcome of any such actions.

13. STOCK REPURCHASE PROGRAMS AND SUBSEQUENT EVENTS

    On February 15, 1995 the Board of Directors of KinderCare authorized the repurchase of up to $10 million of the Company's Common Stock. This repurchase was completed and all shares retired during the second quarter ending December 15, 1995. On May 2, 1996, the Board of Directors authorized another repurchase of $10 million and increased it to $23.0 million on June 3, 1996. As of May 31, 1996, under the second stock buyback program, 259,000 shares and 120,000 warrants had been repurchased for $4.2 million. As of July 27, 1996, under the second stock buyback program, 1,111,500 shares and 435,000 warrants had been repurchased for $18.3 million.

    On June 3, 1996, the Board of Directors of KinderCare authorized the purchase of up to $30 million par of the Company's 10 3/8% Senior Notes due 2001. As of July 26, 1996, the Company had purchased $30 million par of the Notes at an aggregate price of $31.5 million. This transaction results in recording an extraordinary loss of $1.2 million, net of $0.8 million in tax benefits, in the first quarter of fiscal 1997.

               KINDERCARE LEARNING CENTERS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                                         TWELVE WEEKS ENDED           TWENTY-EIGHT WEEKS ENDED
                                                   ------------------------------  ------------------------------
                                                    DECEMBER 15,    DECEMBER 13,    DECEMBER 15,    DECEMBER 13,
                                                        1995            1996            1995            1996
                                                   --------------  --------------  --------------  --------------
Operating revenues...............................   $    124,079    $    128,324    $    285,392    $    299,751
                                                   --------------  --------------  --------------  --------------
Operating expenses:
  Salaries, wages and benefits...................         65,003          68,875         150,814         162,215
  Depreciation...................................          7,864           7,351          18,053          19,208
  Rent...........................................          6,032           5,857          14,367          14,507
  Provision for allowance for doubtful
    accounts.....................................          1,030             811           1,792           1,851
  Other..........................................         32,928          32,591          79,022          79,380
  Litigation settlements and restructuring costs
    (income), net................................             --          (1,527)         (1,019)         (1,527)
                                                   --------------  --------------  --------------  --------------
      Total operating expenses...................        112,857         113,958         263,029         275,634
                                                   --------------  --------------  --------------  --------------
Operating income.................................         11,222          14,366          22,363          24,117
Net investment income............................             50              15             161              86
Interest expense.................................          3,811           3,201           9,219           8,141
                                                   --------------  --------------  --------------  --------------
Income before income taxes and extraordinary
  item...........................................          7,461          11,180          13,305          16,062
Income tax expense...............................          2,910           4,360           5,189           6,264
                                                   --------------  --------------  --------------  --------------
Income before extraordinary item.................          4,551           6,820           8,116           9,798
Extraordinary item--loss on early extinguishment
  of debt, net of income tax benefit.............             --           5,251              --           6,480
                                                   --------------  --------------  --------------  --------------
Net income                                          $      4,551    $      1,569    $      8,116    $      3,318
                                                   --------------  --------------  --------------  --------------
                                                   --------------  --------------  --------------  --------------
Income per share:
  Income before extraordinary item...............   $       0.23    $       0.33    $       0.40    $       0.48
  Extraordinary item--loss on early
    extinguishment of debt.......................             --           (0.25)             --           (0.32)
                                                   --------------  --------------  --------------  --------------
Net Income.......................................   $       0.23    $       0.08    $       0.40    $       0.16
                                                   --------------  --------------  --------------  --------------
                                                   --------------  --------------  --------------  --------------
Weighted average common shares and share
  equivalents....................................         19,939          20,599          20,285          20,334
                                                   --------------  --------------  --------------  --------------
                                                   --------------  --------------  --------------  --------------

     See accompanying notes to unaudited consolidated financial statements.

               KINDERCARE LEARNING CENTERS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                                                                         MAY 31,     DECEMBER 13,
                                                                                          1996           1996
                                                                                       -----------  --------------
                                       ASSETS
Current assets:
  Cash and cash equivalents..........................................................  $    15,597   $     10,426
  Receivables:
    Tuition (net of allowance for doubtful accounts of $2,234 and $1,884 at December
      13, 1996 and May 31, 1996, respectively).......................................       14,566         14,728
    Other............................................................................          563            439
  Prepaid expenses and supplies......................................................        9,116         10,240
  Deferred income taxes..............................................................        4,664          4,664
                                                                                       -----------  --------------
      Total current assets...........................................................       44,506         40,497
                                                                                       -----------  --------------
  Property and equipment, at cost....................................................      561,189        580,349
    Less accumulated depreciation and amortization...................................       92,664        103,803
                                                                                       -----------  --------------
      Net property and equipment.....................................................      468,525        476,546
                                                                                       -----------  --------------
Deferred income taxes................................................................        4,422          4,454
Other assets.........................................................................        8,023          7,941
                                                                                       -----------  --------------
                                                                                       $   525,476   $    529,438
                                                                                       -----------  --------------
                                                                                       -----------  --------------

                        LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................................................  $    14,330   $      9,221
  Bank overdrafts....................................................................        9,768         11,328
  Current portion of long-term debt..................................................          853          1,095
  Accrued expenses and other liabilities.............................................       51,163         40,482
                                                                                       -----------  --------------
      Total current liabilities......................................................       76,114         62,126
Long-term debt.......................................................................      145,764        167,668
Self-insurance liabilities...........................................................       17,652         20,210
Other noncurrent liabilities.........................................................       20,488         23,983
                                                                                       -----------  --------------
      Total liabilities..............................................................      260,018        273,987
                                                                                       -----------  --------------
Shareholders' equity:
  Preferred stock, $.01 par value; authorized 10,000,000 shares; none outstanding....           --             --
  Common stock, $.01 par value; authorized 40,000,000 shares; issued 19,414,367 and
    19,981,807 shares at December 13, 1996 and May 31, 1996, respectively;
    outstanding 19,414,367 and 19,946,807 at December 13, 1996 and May 31, 1996,
    respectively.....................................................................          199            191
Additional paid-in capital...........................................................      204,003        190,119
Retained earnings....................................................................       61,799         65,117
Cumulative translation adjustment....................................................          (20)            24
Less treasury stock, at cost (35,000 shares at May 31, 1996).........................         (523)            --
                                                                                       -----------  --------------
      Total shareholders' equity.....................................................      265,458        255,451
                                                                                       -----------  --------------
                                                                                       $   525,476   $    529,438
                                                                                       -----------  --------------
                                                                                       -----------  --------------

     See accompanying notes to unaudited consolidated financial statements.

               KINDERCARE LEARNING CENTERS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                  (UNAUDITED)

                                                                                       TWENTY-EIGHT WEEKS ENDED
                                                                                    ------------------------------
                                                                                     DECEMBER 15,    DECEMBER 13,
                                                                                         1995            1996
                                                                                    --------------  --------------
Cash flows from operations:
  Net income......................................................................   $      8,116    $      3,318
  Operating activities not requiring (providing) cash:
    Depreciation..................................................................         18,053          19,208
    Amortization of intangibles and other assets..................................            734             783
    Writedown of Kid's Choice-TM- property and equipment..........................          5,312              --
    Gain on sales and disposals of property and equipment.........................         (1,178)            (34)
  Extraordinary item--loss on early extinguishment of debt........................             --           6,480
  Changes in operating assets and liabilities:
    Receivables...................................................................         (2,446)             97
    Prepaid expenses and supplies.................................................         (2,388)         (1,124)
    Other assets..................................................................           (166)         (2,393)
    Accounts payable, accrued expenses and other liabilities......................          1,393          (9,676)
  Other, net......................................................................           (603)            (48)
                                                                                    --------------  --------------
Net cash provided by operating activities.........................................   $     26,827    $     16,611
                                                                                    --------------  --------------
Cash flows from investing activities:
  Purchases of property and equipment.............................................   $    (38,933)   $    (27,849)
  Proceeds from sales of property and equipment...................................          3,366             518
  Proceeds from collection of notes receivable....................................          2,029              12
  Proceeds from sale of investment................................................          3,396              --
  Other, net......................................................................             --             (22)
                                                                                    --------------  --------------
Net cash used by investing activities.............................................        (30,142)        (27,341)
                                                                                    --------------  --------------
Cash flows from financing activities:
  Borrowings on revolving credit facility.........................................             --         122,500
  Payments on long-term borrowings................................................           (538)       (105,133)
  Purchase and retirement of treasury stock.......................................        (10,000)        (14,251)
  Bank overdrafts.................................................................          8,970           1,560
  Exercise of stock options and warrants..........................................          1,207             883
                                                                                    --------------  --------------
Net cash provided (used) by financing activities..................................           (361)          5,559
                                                                                    --------------  --------------
Decrease in cash and cash equivalents.............................................         (3,676)         (5,171)
Cash and cash equivalents at the beginning of the period..........................         14,237          15,597
                                                                                    --------------  --------------
Cash and cash equivalents at the end of the period................................   $     10,561    $     10,426
                                                                                    --------------  --------------
                                                                                    --------------  --------------
Supplemental cash flow information:
  Interest paid...................................................................   $      7,601    $     11,774
                                                                                    --------------  --------------
                                                                                    --------------  --------------
  Income taxes paid...............................................................   $      2,134    $        920
                                                                                    --------------  --------------
                                                                                    --------------  --------------

     See accompanying notes to unaudited consolidated financial statements.

               KINDERCARE LEARNING CENTERS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

(1) GENERAL

    The consolidated financial statements of KinderCare Learning Centers, Inc. (the "Company") are unaudited and, in the opinion of management, include all adjustments necessary to fairly state the Company's financial condition and results of operations for the interim period. The results of operations for the twenty-eight weeks ended December 13, 1996 are not necessarily indicative of the results to be expected for the full year. These statements should be read in conjunction with the financial statements and notes thereto included in the Company's Form 10-K for the year ended May 31, 1996, and in conjunction with the Company's Form S-4 Registration Statement under the Securities Act of 1933 as filed with the Securities and Exchange Commission on January 7, 1997.

(2) FISCAL YEAR

    The Company's fiscal year ends on the Friday closest to May 31. The first quarter is 16 weeks long and the second, third, and fourth quarters are each twelve weeks long. The 1997 and 1996 fiscal years are each 52 weeks long.

(3) AGREEMENT AND PLAN OF MERGER

    On October 3, 1996, the Company entered into an Agreement and Plan of Merger ("Agreement") whereby, on the effective date, ownership of approximately 85% of the Company will be acquired by an entity organized at the direction of Kohlberg Kravis Roberts & Co., L.P. ("KKR"). On December 27, 1996, the Agreement was amended to revise the consideration to be paid in connection with the Merger ("Amended Agreement"). Subject to certain provisions of the Amended Agreement, each issued and outstanding share of Common Stock will be converted, at the election of the holder, into either the right to receive $19.00 in cash or the right to retain one share of Common Stock, subject to proration. Under the terms of the Amended Agreement, approximately $122.5 million of existing debt will be retired and approximately $367.2 million will be paid by the Company to redeem Common Stock, warrants, and options. The acquisition will be financed by the issuance of approximately $376.0 million in new debt and approximately $148.8 million of equity will be invested by a KKR affiliate. The total value of the transaction, including equity, debt and fees, is approximately $524.7 million. Among other conditions, the transaction is contingent upon approval of a majority of the outstanding shares of Common Stock of the Company and the obtaining of the required financing. Holders of approximately 51.4% of the shares of Common Stock outstanding as of January 8, 1997 have agreed to vote in favor of the transaction. In connection with the merger, the Company also has secured commitments for a $490.0 million senior secured facility to complete the Merger and to fund future growth and acquisitions. Effective with and subject to the closing of the Merger, Dr. Sandra Scarr, Chairman of the Board and Chief Executive Officer ("CEO"), will retire from her positions with the Company, while agreeing to remain on the Board of Directors. David J. Johnson, most recently Chairman and Chief Executive Officer of Red Lion Hotels, Inc. (formerly a KKR affiliate) or its predecessor, will succeed Dr. Scarr as CEO.

(4) EXTRAORDINARY LOSS

    During the first quarter of fiscal 1997, the Company purchased $30.0 million principal aggregate amount of its 10 3/8% Senior Notes due 2001 at an aggregate price of $31.5 million. This transaction resulted in an extraordinary loss of $1.2 million, net of income taxes, in the first quarter of fiscal 1997.

               KINDERCARE LEARNING CENTERS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

    On October 16, 1996, the Company announced the commencement of a tender offer and consent solicitation for its outstanding 10 3/8% Senior Notes due 2001 seeking the elimination of substantially all of the restrictive covenants. On November 14, 1996, 99.7% of the outstanding Notes were purchased at an aggregate price of $76.8 million. This second transaction resulted in an extraordinary loss of $5.3 million, net of income taxes, recorded in second quarter 1997. The Company increased its existing revolving credit facility by $50.0 million to $200.0 million to finance the tender offer.

(5) STOCK REPURCHASE PROGRAM

    In 1996, the Company repurchased 745,883 shares of its Common Stock for $10.0 million, at an average cost of $13.41 per common share. During first quarter 1997, the Board of Directors authorized the repurchase of $23.0 million of the Company's Common Stock. As of the end of first quarter 1997, 1,111,500 shares and 435,000 warrants had been repurchased for $18.3 million. All shares repurchased have been retired. No shares or warrants have been purchased since July 22, 1996.

(6) COMPUTATION OF INCOME PER SHARE

    Income per share amounts are computed based on the weighted average number of shares actually outstanding for the respective periods, plus the shares that would be outstanding assuming the exercise of dilutive stock options and warrants, all of which are considered common stock equivalents. The number of shares that would be issued from the exercise of the stock options and the warrants has been reduced by the number of shares that could have been purchased from the proceeds at the average market price (period end market price, if higher, for fully diluted computations) of the Company's stock. A reconciliation of the actual weighted average shares to the number of shares used in the computation of earnings per share for the periods indicated is as follows (in thousands):

                                                         TWELVE WEEKS ENDED           TWENTY-EIGHT WEEKS ENDED
                                                   ------------------------------  ------------------------------
                                                    DECEMBER 15,    DECEMBER 13,    DECEMBER 15,    DECEMBER 13,
                                                        1995            1996            1995            1996
                                                   --------------  --------------  --------------  --------------
Weighted average common shares outstanding.......        19,504          19,245          19,781          19,255
  Dilutive effect of common stock equivalents....           435           1,354             504           1,079
                                                        -------         -------         -------         -------
Primary shares outstanding.......................        19,939          20,599          20,285          20,334
  Fully dilutive effect of common stock
    equivalents..................................        --                  79          --                 447
                                                        -------         -------         -------         -------
Fully diluted shares outstanding.................        19,939          20,678          20,285          20,781
                                                        -------         -------         -------         -------
                                                        -------         -------         -------         -------

(7) RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform to the current presentation.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                  -------------------------------------------
TABLE OF CONTENTS

Available Information.................          2
Prospectus Summary....................          3
Risk Factors..........................         17
The Merger............................         23
Use of Proceeds.......................         24
Capitalization........................         25
Pro Forma Consolidated Financial
  Statements..........................         26
Selected Historical Consolidated
  Financial and Other Data............         32
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................         36
Business..............................         47
Management............................         60
Ownership of Common Stock.............         66
Related Party Transactions............         67
Description of Credit Facilities......         68
The Exchange Offer....................         70
Description of the Exchange Notes.....         81
Exchange Offer; Registration Rights...        114
Certain U.S. Federal Income Tax
  Consequences........................        116
Plan of Distribution..................        117
Legal Matters.........................        118
Independent Auditors..................        118
Incorporation of Certain Information
  by Reference........................        118
Index to Financial Statements.........        F-1

                  -------------------------------------------

PRELIMINARY PROSPECTUS
$300,000,000
KINDERCARE LEARNING
CENTERS, INC.

                                     [LOGO]

OFFER TO EXCHANGE $300,000,000 OF ITS 9 1/2% SERIES B SENIOR SUBORDINATED NOTES DUE 2009, WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT, FOR $300,000,000
         OF ITS OUTSTANDING 9 1/2% SENIOR SUBORDINATED NOTES DUE 2009.

            , 1997

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law (the "DGCL") provides for, among other things:

        a. permissive indemnification for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to litigation other than stockholder derivative actions if certain conditions are met;

        b. permissive indemnification for expenses (including attorneys' fees) actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to stockholder derivative actions if certain conditions are met;

        c. mandatory indemnification for expenses (including attorneys' fees) actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are successful on the merits or otherwise in defense of litigation covered by a. and b. above; and

        d. that the indemnification provided for by Section 145 is not deemed exclusive of any other rights which may be provided under any by-law, agreement, stockholder or disinterested director vote, or otherwise.

    In addition to the indemnification provisions of the DGCL described above, the Registrant's restated certificate of incorporation (the "Restated Certificate of Incorporation") authorizes indemnification of the Registrant's officers and directors, subject to a case-by-case determination that they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company, and in the case of any criminal proceeding, they had no reasonable cause to believe their conduct was unlawful. In the event that a Change in Control (as defined in the Restated Certificate of Incorporation) shall have occurred, the proposed indemnitee director or officer may require that the determination of whether he met the standard of conduct be made by special legal counsel selected by him. In addition, whereas the DGCL would require court-ordered indemnification, if any, in cases in which a person has been adjudged to be liable to the Registrant, the Restated Certificate of Incorporation also permits indemnification in such cases if and to the extent that the Reviewing Party determines that such indemnity is fair and reasonable under the circumstances.

    The Restated Certificate of Incorporation requires the advancement of expenses to an officer or director (without a determination as to his conduct) in advance of the final disposition of a proceeding if such person furnishes a written affirmation of his good faith belief that he has met the applicable standard of conduct and furnishes a written undertaking to repay any advances if it is ultimately determined that he is not entitled to indemnification. In connection with proceedings by or in the right of the Registrant, the Restated Certificate of Incorporation provides that indemnification shall include not only reasonable expenses, but also penalties, fines and amounts paid in settlement. Unless ordered by a court, such indemnification shall not include judgments. Under the Restated Certificate of Incorporation, no officer or director is entitled to indemnification or advancement of expenses with respect to a proceeding brought by him against the Registrant other than a Proceeding seeking or defending such officer's or director's right to indemnification or advancement of expenses. Finally, the Restated Certificate of Incorporation provides that the Company may, subject to authorization on a case by case basis, indemnify and advance expenses to employees or agents to the same extent as a director or to a lesser extent (or greater, as permitted by law) as determined by the Board of Directors.

    The Restated Certificate of Incorporation purports to confer upon officers and directors contractual rights to indemnification and advancement of expenses as provided therein. In addition, as permitted by the DGCL, the Registrant has entered into Indemnity Agreements with its directors and selected officers that provide contract rights substantially identical to the rights to indemnification and advancement of expenses set forth in the Restated Certificate of Incorporation, as described above.

    The Restated Certificate of Incorporation limits the personal liability of directors to the Registrant or its stockholders for monetary damages for breach of the duty as a director, other than liability as a director (i) for breach of duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (certain illegal distributions), or (iv) for any transaction for which the director derived an improper personal benefit.

    The Registrant maintains officers' and directors' insurance covering certain liabilities that may be incurred by officers and directors in the performance of their duties.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    See the Exhibit Index included immediately preceding the exhibits to this Registration Statement.

ITEM 22. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed to be underwriters, in addition to the information called for by the other Items of the applicable form.

    The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding undertaking or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on March 11, 1997.

                                KINDERCARE LEARNING CENTERS, INC.

                                BY:  /S/ DAVID J. JOHNSON
                                     -----------------------------------------
                                     CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF
                                     THE BOARD OF DIRECTORS

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed on the 11th day of March, 1997 by the following persons in the capacities indicated:

          SIGNATURE                        TITLE
------------------------------  ---------------------------

                                Chief Executive Officer,
     /s/ DAVID J. JOHNSON         and Chairman of the Board
------------------------------    of Directors (Principal
       David J. Johnson           Executive Officer)

                                Executive Vice President/
    /s/ PHILIP L. MASLOWE         Chief Financial Officer
------------------------------    (Principal Financial and
      Philip L. Maslowe           Accounting Officer)

              *                 Director
------------------------------
       Henry R. Kravis

              *                 Director
------------------------------
      George R. Roberts

              *                 Director
------------------------------
      Clifton S. Robbins

              *                 Director
------------------------------
        Nils P. Brous

              *                 Director
------------------------------
    Sandra W. Scarr, Ph.D.

              *                 Director
------------------------------
        Stephen Kaplan

*BY:    /s/ PHILIP L. MASLOWE
      .........................
         Philip L. Maslowe,
          ATTORNEY-IN-FACT

                               POWER OF ATTORNEY

    We, the undersigned directors and officers of KinderCare Learning Centers, Inc., do hereby constitute and appoint David J. Johnson and Philip L. Maslowe, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 11th day of March 1997 by the following persons in the capacities indicated:

          SIGNATURE                        TITLE
------------------------------  ---------------------------

                                Chief Executive Officer,
     /s/ DAVID J. JOHNSON         and Chairman of the Board
------------------------------    of Directors (Principal
       David J. Johnson           Executive Officer)

                                Executive Vice
    /s/ PHILIP L. MASLOWE         President/Chief Financial
------------------------------    Officer (Principal
      Philip L. Maslowe           Financial and Accounting
                                  Officer)

     /s/ HENRY R. KRAVIS        Director
------------------------------
       Henry R. Kravis

    /s/ GEORGE R. ROBERTS       Director
------------------------------
      George R. Roberts

    /s/ CLIFTON S. ROBBINS      Director
------------------------------
      Clifton S. Robbins

      /s/ NILS P. BROUS         Director
------------------------------
        Nils P. Brous

  /s/ SANDRA W. SCARR, PH.D.    Director
------------------------------
    Sandra W. Scarr, Ph.D.

      /s/ STEPHEN KAPLAN        Director
------------------------------
        Stephen Kaplan

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                                             DESCRIPTION OF EXHIBIT
---------  -------------------------------------------------------------------------------------------------------


     ***2.1 (a) Agreement and Plan of Merger dated as of October 3, 1996, between KinderCare Learning Centers, Inc.
               ("KinderCare") and KCLC Acquisition Corp. ("KCLC Acquisition") (incorporated by reference to
               Exhibit 2.1(a) to KinderCare's Form S-4, filed January 7, 1997, File no. 333-19345).

           (b) Merger Agreement Amendment dated as of December 27, 1996 between KinderCare and KCLC Acquisition
               (incorporated by reference to Exhibit 2.1(b) to KinderCare's Form S-4, filed January 7, 1997, File
               no. 333-19345).

   ***2.2  (a) Voting Agreement, dated as of October 3, 1996, among KCLC Acquisition and the stockholders parties thereto (incorporated by reference to Exhibit 2.2(a) to KinderCare's Form S-4, filed January 7,
               1997, File no. 333-19345).

           (b) Voting Agreement Amendment, dated as of December 27, 1997 among KCLC Acquisition and the stockholders parties thereto (incorporated by reference to Exhibit 2.2(b) to KinderCare's Form S-4, filed January 7, 1997, File no. 333-19345).

     *2.3  Stockholders' Agreement between KinderCare Learning Centers, Inc. and the stockholders parties thereto.

     *3.1  Certificate of Merger of KCLC Acquisition Corp. into KinderCare Learning Centers, Inc.

     *3.2  By-Laws of KinderCare Learning Centers, Inc.

     *4.1  Indenture dated as of February 13, 1997 between KinderCare Learning Centers, Inc. and Marine Midland
           Bank, as Trustee.

     *4.2  Form of 9 1/2% Senior Subordinated Note due 2009.

    **4.3  Form of 9 1/2% Series B Senior Subordinated Note due 2009.

     *4.4  Registration Rights Agreement dated February 13, 1997 among KinderCare Learning Centers, Inc., Chase
           Securities Inc., BT Securities Corporation, Salomon Brothers Inc and Smith Barney Inc.

    **5    Opinion of Simpson Thacher & Bartlett.

    *10.1  Credit Agreement, dated as of February 13, 1997, among KinderCare Learning Centers, Inc., the several lenders from time to time parties thereto, and The Chase Manhattan Bank, as administrative agent.

    *10.2  Registration Rights Agreement, dated as of February 13, 1997, among KCLC Acquisition Corp., KLC
           Associates L.P. and KKR Partners II, L.P.

    *10.3  Purchase Agreement, dated as of February 13, 1997, among KinderCare Learning Centers, Inc. Chase
           Securities Inc., BT Securities Corporation, Salomon Brothers Inc and Smith Barney Inc.

   **12    Computation of Ratio of Earnings to Fixed Charges

   **23.1  Consent of Simpson Thacher & Bartlett (included as part of its opinion filed as Exhibit 5 hereto).

    *23.2  Consent of KPMG Peat Marwick LLP, independent certified public accountants.

    *24    Powers of Attorney (included on page II-5).

 EXHIBIT
   NO.                                             DESCRIPTION OF EXHIBIT
---------  -------------------------------------------------------------------------------------------------------
    *25    Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Marine Midland Bank, as
           Trustee.

   **99.1  Form of Letter of Transmittal.

   **99.2  Form of Notice of Guaranteed Delivery.

------------------------

  * Filed herewith.

 ** To be filed by amendment.

*** Incorporated by reference.